SCHEDULE 14A INFORMATION
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Macy's, Inc.
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MACY'S, INC.
7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001

April 2, 2014

To the Shareholders:
It is my privilege to invite you to attend Macy's 2014 annual meeting of shareholders. We are holding the annual meeting on Friday, May 16, 2014, at 11:00 a.m., Eastern Time, at Macy's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. We are enclosing the official notice of meeting, proxy statement and form of proxy with this letter. The matters listed in the notice of meeting are described in the attached proxy statement.
Your vote is important and we want your shares to be represented at the meeting. Regardless of whether you plan to attend the annual meeting, we hope you will vote as soon as possible. Accordingly, we encourage you to read the proxy statement and cast your vote promptly by following the instructions on the enclosed proxy card.
We appreciate your continued confidence in and support of Macy's, Inc.

Sincerely,

TERRY J. LUNDGREN
Chairman of the Board and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE PROMPTLY BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

MACY'S, INC.
7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
and
Important Notice Regarding the Availability of Proxy Materials
For the Shareholder Meeting to be Held on May 16, 2014

To the Shareholders:
Macy's hereby gives notice that the annual meeting of its shareholders will be held at 11:00 a.m., Eastern Time, on Friday, May 16, 2014, at Macy's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. At the annual meeting, shareholders will be asked to:

1.	Elect ten members of Macy's board of directors;

2.	Ratify the appointment of KPMG LLP as Macy's independent registered public accounting firm for the fiscal year ending January 31, 2015;

3.	Cast an advisory vote to approve the compensation of our named executive officers;

4.	Vote to approve Macy's Amended and Restated 2009 Omnibus Incentive Compensation Plan; and

5.	Conduct such other business as may properly come before the annual meeting or any postponements or adjournments thereof.
We recommend that you vote "For" the election of each director nominee and "For" items 2, 3 and 4. Each of these matters is more fully described in the attached proxy statement. The proxy statement and our annual report on Form 10-K are also available for your review at: www.proxyvote.com and www.macysinc.com.
The Board of Directors has fixed March 21, 2014 as the record date for the determination of shareholders entitled to vote at the annual meeting or any postponements or adjournments of the annual meeting.

DENNIS J. BRODERICK Secretary
April 2, 2014

YOU MAY VOTE IN PERSON AT THE ANNUAL MEETING OR BY PROXY. MACY'S RECOMMENDS THAT YOU VOTE BY PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. PLEASE VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. YOU MAY VOTE BY MAIL, BY TELEPHONE OR OVER THE INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE COMPLETE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN STREET NAME BY A BROKER, BANK OR OTHER NOMINEE, AND YOU DECIDE TO ATTEND AND VOTE YOUR SHARES AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A SIGNED AND PROPERLY EXECUTED PROXY FROM YOUR BANK, BROKER OR OTHER NOMINEE TO VOTE YOUR SHARES HELD IN STREET NAME AT THE ANNUAL MEETING.

MACY'S, INC.
7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001
PROXY STATEMENT
Macy's board of directors (the "Board") is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of Macy's shareholders. The annual meeting will be held at 11:00 a.m., Eastern Time, on Friday, May 16, 2014, at our offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The proxies received will be used at the annual meeting and at any postponements or adjournments of the annual meeting for the purposes set forth in the accompanying notice of meeting. We will begin mailing the proxy statement, the notice of meeting and accompanying proxy on April 14, 2014.
TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	2
GENERAL	6
STOCK OWNERSHIP	9
ITEM 1. ELECTION OF DIRECTORS	11
FUTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS	13
ITEM 2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
ITEM 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	28
ITEM 4. APPROVAL OF MACY'S AMENDED AND RESTATED 2009 OMNIBUS INCENTIVE COMPENSATION PLAN	29
COMPENSATION DISCUSSION & ANALYSIS	41
COMPENSATION COMMITTEE REPORT	60
COMPENSATION OF THE NAMED EXECUTIVES FOR 2013	61
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	77
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	77
POLICY ON RELATED PERSON TRANSACTIONS	78
REPORT OF THE AUDIT COMMITTEE	78
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS	79
OTHER MATTERS	79
APPENDIX A. POLICY AND PROCEDURES FOR PRE-APPROVAL OF NON-AUDIT SERVICES BY OUTSIDE AUDITORS	A-1
APPENDIX B. AMENDED AND RESTATED 2009 OMNIBUS INCENTIVE COMPENSATION PLAN	B-1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Time and date:	11:00 a.m., Eastern Time, on May 16, 2014

Place:	Macy's, Inc., 7 West Seventh Street, Cincinnati, OH 45202

Record date:	March 21, 2014

How to vote:	In general, you may vote either in person at the annual meeting or by telephone, the Internet, or mail.

Common shares outstanding as of record date:	369,022,152 shares

Items to be Voted On

Proposal		Board Voting Recommendation

Item 1.	Election of 10 directors	FOR EACH NOMINEE

Item 2.	Ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2014	FOR

Item 3.	Advisory vote to approve our named executive officer compensation	FOR

Item 4.	Approval of our Amended and Restated 2009 Omnibus Incentive Compensation Plan	FOR

Board Nominees

Name	Director Since	Independent	Occupation	Committee Memberships
				Audit	Compensation and Management Development	Finance	Nominating and Corporate Governance
Stephen F. Bollenbach	2007	x	Non-Executive Chairman of the Board of Directors of KB Home	x		x
Deirdre P. Connelly	2008	x	President, North American Pharmaceuticals of GlaxoSmithKline		x		x
Meyer Feldberg	1992	x	Dean Emeritus and Professor of Leadership and Ethics at Columbia Business School		Chair		x
Sara Levinson	1997	x	Co-Founder and Director of Kandu		x		x
Terry J. Lundgren	1997		Chairman and CEO of Macy's, Inc.
Joseph Neubauer	1992	x	Chairman of ARAMARK Holdings Corporation	Chair	x	x
Joyce M. Roché	2006	x	Retired President and CEO of Girls Incorporated	x			Chair
Paul C. Varga	2012	x	Chairman and CEO of Brown-Forman Corporation		x		x
Craig E. Weatherup	1996	x	Retired CEO of The Pepsi-Cola Company		x		x
Marna C. Whittington	1993	x	Retired CEO of Allianz Global Investors Capital	x		Chair

All director nominees attended over 75% of the meetings of the Board and committees of which he or she was a member during fiscal 2013, except for Mr. Weatherup. His attendance was less than 75% due to unforeseen conflicts, including a funeral.
Auditors
We are asking shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year. Set forth below is a summary of the fees paid to KPMG in fiscal 2013 and 2012.

Year	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)	Total ($)

2013	5,345,000	1,209,300	75,000	90,950	6,720,250
2012	4,730,000	1,125,400	49,819	0	5,905,219

Executive Compensation Advisory Vote
We are asking shareholders to approve on an advisory basis our named executive officer compensation. The Board of Directors recommends a FOR vote because it believes that our executive compensation program is competitive, strongly focused on pay-for-performance principles and appropriately balanced between risk and rewards.

Fiscal 2013 Business Highlights
Highlights of our fiscal 2013 performance include:

•	Total sales for fiscal 2013 were $27.9 billion, up 0.9% from fiscal 2012 total sales of $27.7 billion. Fiscal 2013 includes 52 weeks and fiscal 2012 included 53 weeks.

•
On a comparable basis, sales in fiscal 2013 were up 1.9%, the fourth consecutive year of comparable sales growth. We calculate comparable sales as sales from stores in operation throughout fiscal 2012 and fiscal 2013, all internet sales and adjust for the 53rd week in fiscal 2012.

•
Comparable sales, together with sales of departments licensed to third parties, for fiscal 2013 were up 2.8% compared to fiscal 2012. See page 16 of the Company's Form 10-K for fiscal 2013 for a reconciliation of this non-GAAP financial measure to the most comparable GAAP financial measure and other important information. We believe that this supplemental information is a key metric in measuring our ability to generate sales growth on a comparable basis whether a selling department is operated by the Company or a third party.

•
Fiscal 2013 earnings per diluted share were $4.00 per share, excluding impairments, store closing and other costs, up 16% from fiscal 2012 on a comparable basis. Fiscal 2012 earnings per diluted share were $3.46 per share, excluding impairments, store closing costs and the premium on early debt retirement. See pages 16 to 19 of the Company's Form 10-K for fiscal 2013 for a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures and other important information.

•
EBIT (or operating income) for fiscal 2013 totaled $2.766 billion, or 9.9% of sales, excluding impairments, store closing and other costs, an increase of 3.8% and 30 basis points as a percent of sales over fiscal 2012 on a comparable basis. For fiscal 2012, EBIT totaled $2.666 billion, or 9.6% of sales, excluding impairments and store closing costs. Fiscal 2013 includes 52 weeks and fiscal 2012 included 53 weeks. See pages 16 to 19 of the Company's Form 10-K for fiscal 2013 for a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures and other important information.

•
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, excluding impairments, store closing and other costs) margin reached 13.6% in fiscal 2013, reflecting a steady improvement toward our goal of 14%, compared to an Adjusted EBITDA margin of 13.4% in fiscal 2012. See pages 16 to 19 of the Company's Form 10-K for fiscal 2013 for a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures and other important information.

•
Return on Invested Capital (ROIC) - a key measure of operating productivity - rose in fiscal 2013, the fifth consecutive year of improvement. ROIC reached 21.5% in fiscal 2013, compared to 21.2% in fiscal 2012. See pages 16 to 19 of the Company's Form 10-K for fiscal 2013 for a reconciliation of this non-GAAP financial measure to the most comparable GAAP financial measure and other important information.

•	Our common stock price at the end of fiscal 2013 was $53.20 per share, a 34.6% increase from the closing price of $39.51 per share at the end of fiscal 2012.

•
Our one-year, three-year and five-year total shareholder return, or TSR, was 37.4%, 143.9% and 541.3%, respectively, which ranked in the 100th percentile, above the 98th percentile and above the 78th percentile, respectively, compared to the TSR of our fiscal 2013 executive compensation peer group for the same periods.

•	We returned approximately $1.9 billion to shareholders through dividends and share repurchases and increased our cash dividend by 25% in fiscal 2013, to an annualized $1.00 per share.

Fiscal 2013 Executive Pay Highlights
The fiscal 2013 pay packages for our named executive officers consisted of salary, short- and long-term incentive opportunities and other benefits discussed in the Compensation Discussion & Analysis (CD&A) section of this proxy statement (pages 41 to 59). You can read about our Compensation and Management Development (CMD) Committee's methodology for setting pay opportunities and approving actual payouts, and learn more about our compensation plans and programs, in the CD&A. In summary, please note that in determining the amount of compensation paid to our named executive officers, the CMD Committee focuses on aligning pay and performance. As such, you will read in the CD&A that:

•
as in past years, a substantial majority of the named executive officers' compensation was in the form of long-term incentive awards, including stock options and performance-based restricted stock units;

•	the performance-based restricted stock units are subject to performance metrics to ensure a strong connection between compensation and the Company's performance over a three-year performance period:

•	the number of shares that vest at the end of the three-year performance period depends upon how well we have performed in relation to the performance metrics;

•
with respect to performance-based restricted stock units granted in 2011, our strong financial performance over the three-year (2011-2013) performance period with respect to cumulative EBITDA (earnings before interest, taxes, depreciation and amortization), average EBITDA margin and average ROIC performance metrics resulted in 148.5% of the targeted number of performance units being earned; and

•
with respect to performance-based restricted stock units granted in fiscal 2013, the CMD Committee used cumulative EBITDA, average EBITDA margin, average ROIC and relative TSR (total shareholder return) performance metrics for the three-year (2013-2015) performance period; and

•
annual bonus payouts were subject to achievement of targeted levels of financial results with respect to three key performance metrics included in our annual business plan (sales, earnings before interest and taxes (EBIT) and cash flow);

•
the CMD Committee awarded annual bonus payments with respect to fiscal 2013 performance to the named executive officers of 68% of their targeted bonus opportunity based on achievement of pre-determined goals.

Overall, the fiscal 2013 compensation of our named executive officers (as set forth below and in the Summary Compensation Table on page 61) reflects both our strong performance for the fiscal year and our compensation philosophy of aligning pay and performance.

Named Executive Officer	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Terry J. Lundgren	1,600,000	4,762,258	3,100,000	1,850,200	620,250	98,263	12,030,971
Karen M. Hoguet	870,833	814,173	529,995	446,900	128,865	1,250	2,792,016
Timothy M. Adams	842,500	814,173	529,995	431,500	166,117	1,250	2,785,535
Jeffrey Gennette	870,833	814,173	529,995	446,900	389,935	1,250	3,053,086
Peter R. Sachse	870,833	814,173	529,995	446,900	248,728	1,250	2,911,879

GENERAL
The record date for the annual meeting is March 21, 2014. If you were a holder of record of shares of Macy's common stock at the close of business on the record date you are entitled to vote those shares at the annual meeting. You are entitled to one vote for each share of Macy's common stock you owned on the record date on each of the matters listed in the notice of meeting. As of the record date, 369,022,152 shares of Macy's common stock were outstanding. This number excludes shares held in the treasury of Macy's.
Confidential Voting Policy
The Board has adopted a policy under which all voting materials that identify the votes of specific shareholders will be kept confidential and will not be disclosed to our officers, directors or employees or to third parties except as described below. Voting materials may be disclosed in any of the following circumstances:

•	if required by applicable law;

•	to persons engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain shareholder confidentiality as provided in the policy;

•	in those instances in which shareholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to Macy's management;

•	in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board;

•
in respect of a shareholder proposal that the Nominating and Corporate Governance Committee of the Board, referred to as the NCG Committee, after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of Macy's and its shareholders; and

•	in the event that representatives of Macy's determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of voting materials.
The policy described above will apply to the annual meeting.
Quorum
A quorum of shareholders is necessary to hold a valid annual meeting. The holders of a majority of our common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting for the transaction of business at the meeting. We will treat all shares of Macy's common stock represented at the meeting, including abstentions and "broker non-votes," as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of Macy's common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
Vote Required for Each Proposal
The vote required for each matter is:

•
Item 1. Director nominees must be elected by the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved. Any incumbent nominee for director who receives a greater number of votes cast "against" than votes cast "for" shall continue to serve on the Board pursuant to Delaware law, but, pursuant to our director resignation policy, shall tender his or her resignation for consideration by the NCG Committee. The NCG Committee will promptly consider such resignation and recommend to the Board the action to be taken with respect to the tendered resignation. The Board will publicly disclose its decision within 90 days after the certification of the election results. Any director who tenders his or her resignation pursuant to this policy would not participate in the NCG Committee's recommendation or the Board's consideration regarding whether or not to accept the tendered resignation.

•
Item 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

•
Item 3. The advisory (non-binding) proposal to approve the compensation of our named executive officers, as disclosed in this proxy statement, requires the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

•
Item 4. The proposal to approve the Amended and Restated 2009 Omnibus Incentive Compensation Plan requires the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved.

Broker Non-Votes
"Broker non-votes" are shares held by a broker, bank or other nominee that are represented at the meeting, but with respect to which the beneficial owner of such shares has not instructed the broker, bank or nominee on how to vote on a particular proposal, and with respect to which the broker, bank or nominee does not have discretionary voting power on such proposal.
Voting Instructions
All shares of our common stock represented at the annual meeting by proxies properly submitted prior to or at the annual meeting will be voted at the annual meeting in accordance with the instructions on the proxies, unless such proxies previously have been revoked. If no instructions are indicated, such shares will be voted in accordance with the recommendation of the Board, as follows:

•	FOR each of the director nominees (Item 1);

•	FOR the ratification of the appointment of our independent registered public accounting firm (Item 2);

•	FOR the advisory vote to approve the compensation of our named executive officers (Item 3); and

•	FOR the approval of our Amended and Restated 2009 Omnibus Incentive Compensation Plan (Item 4).

Methods of Voting Your Proxy
You may vote in person at the annual meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You have three options for voting by proxy:

•
Internet:    You can vote over the Internet at the Web address shown on your proxy card up until 11:59 p.m., Eastern Time, on May 15, 2014. Internet voting is available 24 hours a day, seven days a week. When you vote over the Internet, you should not return your proxy card.

•
Telephone:    You can vote by telephone by calling the toll-free number on your proxy card up until 11:59 p.m., Eastern Time, on May 15, 2014. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. When you vote by telephone, you should not return your proxy card.

•
Mail:    You can vote by mail by simply signing, dating and mailing your proxy card in the postage-paid envelope included with this proxy statement. Your proxy card must be received prior to 11:59 p.m., Eastern Time, on May 15, 2014.

Voting Shares Held in Street Name.    A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. The Internet and telephone proxy procedures are designed to authenticate your identity, to allow you to give your proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed over the Internet or by telephone through such a program must be received by 11:59 p.m., Eastern Time, on Thursday, May 15, 2014. Requesting a proxy prior to the deadline described above will automatically cancel any voting directions you have previously given over the Internet or by telephone with respect to your shares.
Directing the voting of your shares will not affect your right to vote in person if you decide to attend the annual meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker or other nominee to vote your shares held in street name at the annual meeting. Without your instructions, your broker or brokerage firm is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2), but is not permitted to use discretion and vote your uninstructed shares on non-routine matters (such as Items 1, 3 and 4). Therefore, the Company encourages you to give voting instructions to your broker or brokerage firm on all matters being considered at the meeting.
Voting Shares Held in 401(k) Plan.    If you participate in our 401(k) Retirement Investment Plan, you will receive a voting instruction card for the Macy's common stock allocated to your account in the plan. You may instruct the plan trustee on how to vote your proportional interest in any Macy's shares held by the plan by signing, dating and mailing the enclosed voting instruction card, or by submitting your voting instructions by telephone or over the Internet. The plan trustee will vote your proportional interest in accordance with your instructions and the terms of the plan. If you fail to vote, the trustee for the plan, subject to its fiduciary obligations under ERISA, will vote your proportional interest in the same proportion as it votes the proportional interests for which it receives instructions from other plan participants. Under the terms of the plan, the trustee must receive voting instructions from plan participants by 11:59 p.m., Eastern Time, on Wednesday, May 14, 2014.

Revoking Your Proxy
You may revoke your proxy at any time by:

•	submitting evidence of your revocation to the Company's Corporate Secretary;

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 15, 2014;

•	signing another proxy card bearing a later date and mailing it so that it is received prior to 11:59 p.m., Eastern Time, on May 15, 2014; or

•	voting in person at the annual meeting, although attendance at the annual meeting will not, in itself, revoke a proxy.

STOCK OWNERSHIP
Certain Beneficial Owners. The following table sets forth information as to the beneficial ownership of each person known to Macy's to own more than 5% of Macy's outstanding common stock as of March 21, 2014 based on ownership reports filed by such persons with the SEC prior to that date.

Name and Address	Date of Most Recent Schedule 13G Filing	Number of Shares	Percent of Class
BlackRock, Inc. ("BlackRock") (1) 40 East 52nd Street New York, NY 10022	January 17, 2014	20,399,851	5.5%
The Vanguard Group ("Vanguard") (2) 100 Vanguard Blvd. Malvern, PA 19355	February 6, 2014	24,409,445	6.6%
_____________

(1)
Based on a Schedule 13G/A dated January 17, 2014 and filed with the SEC by BlackRock on January 30, 2014. The Schedule 13G/A reports that, as of December 31, 2013, BlackRock had sole voting power over 16,844,133 shares and sole dispositive power over 20,399,851 shares of Macy's common stock.

(2)
Based on a Schedule 13G dated February 6, 2014 and filed with the SEC by Vanguard on February 12, 2014. The Schedule 13G reports that, as of December 31, 2013, Vanguard had sole voting power over 607,522 shares, sole dispositive power over 23,839,272 shares and shared dispositive power over 570,173 shares of Macy's common stock.

Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of Macy's common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC), as of March 21, 2014 by each director who is not an employee of Macy's, referred to as a Non-Employee Director, by each executive named in the 2013 Summary Compensation Table, referred to as a Named Executive, and by our directors and executive officers as a group. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

Name	Number of Shares		Percent of Class
	(1)	(2)
Stephen F. Bollenbach	58,625	53,555	less than 1%
Deirdre P. Connelly	26,810	20,626	less than 1%
Meyer Feldberg	64,489	60,626	less than 1%
Sara Levinson	27,453	27,453	less than 1%
Joseph Neubauer	258,951	106,911	less than 1%
Joyce M. Roché	68,039	66,047	less than 1%
Paul C. Varga	984	134	less than 1%
Craig E. Weatherup	97,717	91,717	less than 1%
Marna C. Whittington	95,269	60,435	less than 1%
Terry J. Lundgren	3,353,106	2,937,419	less than 1%
Karen M. Hoguet	577,774	386,490	less than 1%
Timothy M. Adams	234,376	190,983	less than 1%
Jeffrey Gennette	105,879	80,209	less than 1%
Peter R. Sachse	280,655	163,297	less than 1%
All directors and executive officers as a group (21 persons)	6,107,886	4,953,571	1.66%
_____________

(1)
Aggregate number of shares of Macy's common stock currently held or which may be acquired within 60 days after March 21, 2014 (i) through the exercise of options granted under our 2009 Omnibus Incentive Compensation Plan, referred to as the 2009 Omnibus Plan, our 1995 Executive Equity Incentive Plan, referred to as the 1995 Equity Plan, or our 1994 Stock Incentive Plan, referred to as the 1994 Stock Plan and (ii) with respect to the Non-Employee Directors, through distributions in settlement of deferred stock credits that would be triggered if the director's service on the Board were to end during the 60-day period.

(2)
Number of shares of Macy's common stock which may be acquired within 60 days after March 21, 2014 (i) through the exercise of options granted under the 2009 Omnibus Plan, the 1995 Equity Plan and the 1994 Stock Plan and (ii) with respect to Non-Employee Directors, through distributions in settlement of deferred stock credits that would be triggered if the director's service on the Board were to end during the 60-day period.

Securities Authorized for Issuance Under Equity Compensation Plans. The following table presents certain aggregate information, as of February 1, 2014, with respect to the 2009 Omnibus Plan, the 1995 Equity Plan and the 1994 Stock Plan (included on the line captioned "Equity compensation plans approved by security holders").

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(thousands)		(thousands)
Equity compensation plans approved by security holders	23,314	32.02	27,500
Equity compensation plans not approved by security holders	0	0	0
Total	23,314	32.02	27,500
The foregoing table does not reflect stock credits issued under our Executive Deferred Compensation Plan or the Director Deferred Compensation Plan. The Executive Deferred Compensation Plan has not been approved by our shareholders. Pursuant to the Executive Deferred Compensation Plan, eligible executives may elect to receive a portion of their cash compensation in the form of stock credits. Pursuant to the Director Deferred Compensation Plan, Non-Employee Directors may elect to receive a portion of their cash compensation in the form of stock credits.
Under the plans described in the immediately preceding paragraph, entitlements due to participants are expressed as dollar amounts and then converted to stock credits in amounts equal to the number of shares of Macy's common stock that could be purchased by the applicable plan at current market prices with the cash that otherwise would have been payable to the participant. Each stock credit, other than a stock credit payable in cash, entitles the holder to receive one share of Macy's common stock upon the termination of the holder's employment or service with Macy's. Payments include dividend equivalents on the stock credits equal to any dividends paid to shareholders on shares of Macy's common stock.

ITEM 1.   ELECTION OF DIRECTORS
In accordance with the recommendation of the NCG Committee, the Board has nominated Stephen F. Bollenbach, Deirdre P. Connelly, Meyer Feldberg, Sara Levinson, Terry J. Lundgren, Joseph Neubauer, Joyce M. Roché, Paul C. Varga, Craig E. Weatherup and Marna C. Whittington, each of whom is currently a member of the Board, for election as directors. If elected, each of these nominees will serve for a one-year term that will expire at our annual meeting of shareholders in 2015 or until his or her successor is duly elected and qualified.
Information regarding the nominees is set forth below. Ages are as of March 21, 2014. All directors bring to the Board a wealth of executive leadership experience derived from their service in executive or professional positions with large, complex organizations. The criteria considered and process undertaken by the NCG Committee in recommending qualified director candidates is described below under "Further Information Concerning the Board of Directors - Director Nomination and Qualifications."
Each nominee has consented to being nominated and has agreed to serve if elected. If any nominee becomes unavailable to serve as a director before the annual meeting, the Board may designate a substitute nominee and the persons named as proxies may, in their discretion, vote your shares for the substitute nominee designated by the Board. Alternatively, the Board may reduce the number of directors to be elected at the annual meeting.
The Board recommends that you vote FOR the election of the nominees named above, and your proxy will be so voted unless you specify otherwise.
Nominees for Election as Directors:
STEPHEN F. BOLLENBACH
Mr. Bollenbach, age 71, has been a director since June 2007. Mr. Bollenbach has been the Non-Executive Chairman of the Board of Directors of KB Home, a homebuilding company, since April 2007. He served as co-Chairman and Chief Executive Officer of Hilton Hotels Corporation from May 2004 until his retirement in October 2007. From February 1996 to May 2004, he served as Chief Executive Officer and President of Hilton Hotels Corporation. Prior to his affiliation with Hilton Hotels, Mr. Bollenbach held Chief Financial Officer positions at The Walt Disney Corporation, Marriott Corporation and The Trump Organization. Mr. Bollenbach is a former director of American International Group, Inc. (until 2009). He is currently also a member of the boards of directors of KB Home, Mondelez International, Inc. and Time Warner Inc.
DEIRDRE P. CONNELLY
Ms. Connelly, age 53, has been a director since January 2008. Ms. Connelly has been President, North American Pharmaceuticals of GlaxoSmithKline, a global pharmaceutical company, since February 2009. From June 2005 through January 2009, Ms. Connelly served as President - U.S. Operations of Eli Lilly and Company. From October 2004 to June 2005, Ms. Connelly served as Senior Vice President - Human Resources of Eli Lilly and Company. From May 2004 to October 2004, she served as Vice President - Human Resources of Eli Lilly and Company. From 2003 to May 2004, Ms. Connelly served as Executive Director, Human Resources - U.S. Operations of Eli Lilly and Company. From 2001 to 2003, she served as Leader, Women's Health Business - U.S. Operations of Eli Lilly and Company.
MEYER FELDBERG
Professor Feldberg, age 72, has been a director since May 1992. Professor Feldberg has been Dean Emeritus and Professor of Leadership and Ethics at Columbia Business School at Columbia University since June 2004. Prior to that time, he served as the Dean of the Columbia Business School at Columbia University from 1989 to June 2004. He is currently on leave of absence from Columbia University and is serving as a Senior Advisor at Morgan Stanley. In 2007, New York Mayor Michael Bloomberg appointed Professor Feldberg as the President of NYC Global Partners, an office in the Mayor's office that manages the relationships between New York City and other global cities around the world. His career has also included teaching and leadership positions in the business schools of the University of Cape Town, Northwestern and Tulane. In addition, he served as President of the Illinois Institute of Technology from 1986 to 1989. Professor Feldberg is a former director of Primedia, Inc. (until 2011) and was the Lead Director of Sappi Limited (until 2012). He is currently also a member of the boards of directors of Revlon, Inc. and UBS Global Asset Management.

SARA LEVINSON
Ms. Levinson, age 63, has been a director since May 1997. Ms. Levinson has been the Co-Founder and a director of Kandu, a start-up company at the intersection of kids and technology, since April 2013. She was the Non-Executive Chairman of ClubMom, Inc., an online social networking community for mothers, from October 2002 until February 2008, and was Chairman and Chief Executive Officer of ClubMom from May 2000 through September 2002. She was President of the Women's Group of publisher Rodale, Inc. from October 2002 until June 2005. From September 1994 through April 2000, she was President of NFL Properties, Inc., where she oversaw a $2 billion consumer products and e-commerce division, corporate sponsorship, marketing, special events, club services and publishing. Prior to NFL Properties, Ms. Levinson served at MTV Networks as President, MTV, where she oversaw marketing, research, new business development, strategic operations and international operations. Ms. Levinson is currently also a member of the board of directors of Harley Davidson, Inc.
TERRY J. LUNDGREN
Mr. Lundgren, age 61, has been a director since May 1997. Mr. Lundgren has been Chairman of Macy's, Inc. since January 15, 2004 and Chief Executive Officer of Macy's, Inc. since February 26, 2003. He also was President of Macy's, Inc. from February 26, 2003 through March 31, 2014. He served as the President/Chief Operating Officer and Chief Merchandising Officer of Macy's, Inc. from April 15, 2002 until February 26, 2003. From May 16, 1997 until April 15, 2002, he was President and Chief Merchandising Officer of Macy's, Inc. Mr. Lundgren is currently also a member of the boards of directors of Kraft Foods Group, Inc., The Procter & Gamble Company and the Federal Reserve Bank of New York.
JOSEPH NEUBAUER
Mr. Neubauer, age 72, has been a director since September 1992. Mr. Neubauer has been Chairman of ARAMARK Holdings Corporation since May 2012. He served as Chairman and Chief Executive Officer of ARAMARK Holdings from January 2007 to May 2012. ARAMARK Holdings is a leading provider of a broad range of professional services, including food, hospitality, facility and uniform services, in North America, South America, Europe and the Far East. From September 2004 to January 2007, Mr. Neubauer served as Chairman and Chief Executive Officer of ARAMARK Corporation. From January 2004 to September 2004, he served as Executive Chairman of ARAMARK Corporation. Prior to that, he was Chief Executive Officer of ARAMARK Corporation from 1983 until December 2003, and Chairman from 1984 until December 2003. Prior to serving as Chief Executive Officer of ARAMARK Corporation, Mr. Neubauer served as its Chief Financial Officer. Mr. Neubauer is a former director of Wachovia Corporation (until 2008). He is currently also a member of the boards of directors of ARAMARK Holdings Corporation and Verizon Communications, Inc.
JOYCE M. ROCHÉ
Ms. Roché, age 67, has been a director since February 2006. Ms. Roché was the President and Chief Executive Officer of Girls Incorporated, a national non-profit research, education and advocacy organization from September 2000 through May 2010. Prior to assuming her position at Girls Incorporated, Ms. Roché was an independent marketing consultant from 1998 to August 2000. She served as President and Chief Operating Officer of Carson, Inc. from 1996 to 1998, and also held senior marketing positions with Carson, Inc., Revlon, Inc. and Avon, Inc. Ms. Roché is a former director of Anheuser-Busch Companies, Inc. (until 2008). She is currently also a member of the boards of directors of AT&T, Inc., Dr. Pepper Snapple Group and Tupperware Corporation.
PAUL C. VARGA
Mr. Varga, age 50, has been a director since March 2012. Mr. Varga has been Chairman of Brown-Forman Corporation, a spirits and wine company, since August 2007 and Chief Executive Officer since 2005. He served as President and Chief Executive Officer of Brown-Forman Beverages (a division of Brown-Forman Corporation) from 2003 to 2005 and as Global Chief Marketing Officer for Brown-Forman Spirits from 2000 to 2003. He is currently also a member of the board of directors of Brown-Forman Corporation.

CRAIG E. WEATHERUP
Mr. Weatherup, age 68, has been a director since August 1996. Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as Chief Executive Officer of its world-wide Pepsi-Cola business and President of PepsiCo, Inc. Mr. Weatherup also led the initial public offering of The Pepsi Bottling Group, Inc., where he served as Chairman and Chief Executive Officer from March 1999 to January 2003. Mr. Weatherup is currently also a member of the board of directors of Starbucks Corporation.
MARNA C. WHITTINGTON
Dr. Whittington, age 66, has been a director since June 1993. Dr. Whittington was Chief Executive Officer of Allianz Global Investors Capital, a successor firm of Nicholas Applegate Capital Management, from 2002 until her retirement in January 2012. Allianz Global Investors Capital is a diversified global investment firm. She was Chief Operating Officer of Allianz Global Investors, the parent company of Allianz Global Investors Capital, from 2001 to 2011. Prior to joining Nicholas-Applegate in 2001, she was Managing Director and Chief Operating Officer of Morgan Stanley Asset Management. Dr. Whittington started in the investment management industry in 1992, joining Philadelphia-based Miller Anderson & Sherrerd. Previously, she was Executive Vice President and CFO of the University of Pennsylvania, from 1984 to 1992. Earlier, she had been first, Budget Director, and later, Secretary of Finance, for the State of Delaware. Dr. Whittington is a former director of Rohm & Haas Company (until 2009). She is currently also a member of the boards of directors of Oaktree Capital Group, LLC and Phillips 66.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
Attendance at Meetings
The Board held seven meetings during the fiscal year ended February 1, 2014, referred to as fiscal 2013. During fiscal 2013, all directors attended over 75%, in the aggregate, of the total number of meetings of the Board and Board Committees on which such director served, except for Mr. Weatherup. His attendance was less than 75% due to unforeseen conflicts, including a funeral.
Director Attendance at Annual Meetings
As a matter of policy, we expect our directors to make reasonable efforts to attend the annual meetings of shareholders. All of the Company's directors attended our most recent annual meeting of shareholders, except for two directors who had other commitments on that date.
Communications with the Board
You may communicate with the full Board, the Audit Committee, the Non-Employee Directors, or any individual director by communicating through our Internet website at www.macysinc.com/for-investors/corporate-governance or by mailing such communications to Macy's, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202, Attn: General Counsel. Such communications should indicate to whom they are addressed. We will refer any communications we receive that relate to accounting, internal accounting controls or auditing matters to members of the Audit Committee unless the communication is otherwise addressed. You may communicate anonymously and/or confidentially if you desire. Our Office of the General Counsel will collect all communications and forward them to the appropriate director(s).
Director Independence
Our Corporate Governance Principles require that a majority of the Board consist of directors who the Board has determined do not have any material relationship with Macy's and are independent. The Board has adopted Standards for Director Independence to assist the Board in determining if a director is independent. These standards, disclosed on our website at www.macysinc.com/for-investors/corporate-governance, are as follows:

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The director may not be (and may not have been within the preceding 60 months) an employee and no member of the director's immediate family may be (and may not have been within the preceding 36 months) an executive officer of Macy's or any of its subsidiaries. For purposes of these Standards for Director Independence, "immediate family" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

•	The director is not a party to any contract pursuant to which such director provides personal services (other than as a director) to Macy's or any of its subsidiaries.

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Neither the director nor any member of his or her immediate family receives, or has received during any 12-month period within the preceding 36 months, direct compensation of more than $120,000 per year from Macy's or any of its subsidiaries (other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service or, in the case of an immediate family member, compensation for service as a non-executive employee).

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Neither the director nor any member of his or her immediate family is (and has not been within the preceding 60 months) affiliated with or employed in a professional capacity, including as an executive officer, partner or principal, by any corporation or other entity that is or was a paid adviser, consultant or provider of professional services to, or a substantial supplier of, Macy's or any of its subsidiaries.

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The director is not a current employee and no member of his or her immediate family is a current executive officer of a company that makes payments to, or receives payments from, Macy's for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

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The director is not employed by an organization that received, within the preceding 60 months, eleemosynary grants or endowments from Macy's or any of its subsidiaries in excess of $250,000 in any fiscal year of Macy's.

•	The director is not a parent, child, sibling, aunt, uncle, niece, nephew or first cousin of any other director of Macy's.

•	The director is not a party to any agreement binding him or her to vote, as a shareholder of Macy's, in accordance with the recommendations of the Board.

•	The director is not a director of any corporation or other entity (other than Macy's) of which Macy's Chairman or Chief Executive Officer is also a director.

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Neither the director nor a member of the director's immediate family is employed as an executive officer (and has not been so employed for the preceding 36 months) by another company where any of Macy's present executive officers at the same time serves or served on that company's compensation committee.

The Board has determined that each of the following Non-Employee Directors qualifies as independent under New York Stock Exchange ("NYSE") rules and satisfies our Standards for Director Independence: Stephen Bollenbach, Deirdre Connelly, Meyer Feldberg, Sara Levinson, Joseph Neubauer, Joyce Roché, Paul Varga, Craig Weatherup and Marna Whittington. To assist the Board in making that determination, the NCG Committee reviewed, among other things, each director's employment status and other board commitments and, where applicable, each director's (and his or her immediate family members') affiliation with consultants, service providers or suppliers of the Company. In each case, the NCG Committee determined that either the director was not providing goods or services to the Company or that the amounts involved fell below the monetary thresholds set forth in the Standards for Director Independence.
Board Leadership Structure
Our Corporate Governance Principles provide that the Board is free to elect its Chairman and the Chief Executive Officer (CEO) in the manner the Board considers in the best interests of the Company at any given point in time and that these positions may be filled by one individual or by two different individuals. Our Chairman and CEO functions have historically been performed by a single individual. The Board believes that this leadership model has worked well in the past and, when combined with the current composition of the CEO and the Board and the other elements of our corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent and effective oversight of our business and affairs.
Mr. Lundgren is an experienced and well respected retail executive who also has many years of board experience. As CEO he bears the primary responsibility of developing corporate strategy and managing our day-to-day business operations. As a board member he understands the responsibilities and duties of a director and is well positioned to chair regular Board meetings, provide direction to management regarding the needs, interests and opinions of the Board and help ensure that key business issues and shareholder matters are brought to the attention of the Board. Having Mr. Lundgren serve as both CEO and Chairman promotes unified leadership and direction for both the Board and management.
We have strong corporate governance structures and processes that are intended to ensure that our independent directors will continue to effectively oversee management and key issues such as strategy, risk and integrity. Each of the committees of the Board is comprised solely of independent directors. Consequently, independent directors oversee such critical matters as the integrity of our financial statements, the compensation of management executives, including the CEO, financial commitments for capital projects, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Each Board committee routinely has independent sessions among its members without management to discuss issues and matters of concern to the committee.
The Board and each Board committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate. The Non-Employee Directors, all of whom are independent, meet in executive session without management either before or after all regularly scheduled Board meetings to discuss various issues and matters of concern to the Board, including the effectiveness of management, our performance and our strategic plans. We do not have a lead director. Our presiding director presides at the executive sessions of the Board. At every Board meeting the presiding director or any other director may request that the Board go into executive session with only independent directors present.
The presiding director has the following responsibilities:

•	presides over executive sessions of the Non-Employee Directors;

•	works with management to set the agenda for each executive session, considering any matters proposed by other Non-Employee Directors to be discussed at an executive session; and

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meets separately with the Chairman and CEO within a reasonable period of time after an executive session to review the matters discussed during the executive session that require the Chairman and CEO's action or attention.

Presiding Director Selection Process. Beginning with fiscal 2013, the presiding director is selected from among the Non-Employee Directors. The chair of the NCG Committee and management discuss candidates for the presiding director position, taking into account the same types of criteria that is considered when discussing candidates for the chair of Board committees (including, among other things, tenure, previous service as a Board committee chair, diverse experience, participation in and contributions to activities of the Board and time commitment). The chair of the NCG Committee then recommends a nominee for consideration by the NCG Committee and the Board.
For fiscal 2013, the chair of the NCG Committee recommended, and the NCG Committee and Board approved, the appointment of Marna Whittington, chair of the Finance Committee, as presiding director for a term extending to May 2015. Thereafter, the chair of the NCG Committee shall recommend for consideration by the NCG Committee a nominee for presiding director every two years at the regularly scheduled meeting of the NCG Committee in May (or as otherwise required to address any vacancy in such position), commencing with the meeting in May 2015. If the NCG Committee approves the nominee, it will recommend that the Board elect the nominee as presiding director at its next regularly scheduled meeting.
Risk Oversight
We have an enterprise risk management program pursuant to which enterprise risks are identified and prioritized. At committee and Board meetings throughout the year, management discusses the risk exposures identified as being most significant to the Company and the related actions that management may take to monitor such exposures. The Audit Committee, in particular, discusses with management the risk assessments and risk management policies relating to a variety of risks, including certain financial, operational, IT and compliance risks. The chairman of the Audit Committee updates the full Board on these discussions.
Compensation Risk Assessment. The CMD Committee considers risks associated with our compensation programs. In addition, as part of its ongoing advisory role to the CMD Committee, the CMD Committee's independent executive compensation consultant, Frederic W. Cook & Co., referred to as Cook & Co., continually evaluates the potential for unintended risk associated with the design of the executive compensation programs.

At the direction of the CMD Committee, Cook & Co. completed a comprehensive review of our compensation programs in fiscal 2010, as well as updated assessments in fiscal 2011 and 2012 to determine whether potential risk existed and whether there were design factors that mitigated potential risk areas. Following these reviews, Cook & Co. concluded that our compensation programs are well-designed and do not encourage behaviors that could create material risk for the Company. Cook & Co. also noted that there are a number of features in the programs that mitigate risk and protect against perverse behavior and the potential for unintended consequences.
During 2013, the CMD Committee asked Cook & Co. to again update its review of our compensation programs to identify any material changes to enterprise risk and/or the design of the compensation programs. Based on its review of the compensation programs and interviews with senior executives, Cook & Co. determined that since its fiscal 2012 review there have been no material changes to the Company's enterprise risk or to our compensation program design. Cook & Co. concluded that our compensation programs continue to be well-designed and do not encourage behaviors that could create material risk for the Company. In reaching this conclusion, Cook & Co. noted the following features of our compensation programs:

•	Pay philosophy, peer group and market positioning are appropriate in light of our business model and size relative to our peer group of companies.

•	The programs have an appropriate degree of balance with respect to the mix of cash and equity compensation and measure performance against both annual and multi-year standards.

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Performance goals are set at levels that are sufficiently high to encourage strong performances and support the resulting compensation expense, but within reasonably attainable parameters to discourage pursuit of excessively risky business strategies.

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The performance metrics focus participants on growth, profitability and asset efficiency, as well as absolute and relative stock price appreciation, thereby holding management accountable to achievement of key operational and strategic priorities that support our short- and long-term strategic objectives.

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The CMD Committee has the ability to reduce amounts earned under the annual bonus program to reflect a subjective evaluation of the quality of earnings, individual performance and other factors that should influence earned compensation.

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Meaningful risk mitigators are in place, including substantial stock ownership guidelines, the three-year relative TSR performance goal in the performance share program, compensation clawback provisions, anti-hedging/pledging policies, independent CMD Committee oversight, and engagement of an independent consultant that does no other work for the Company or management.

Committees of the Board
The following standing committees of the Board were in existence throughout fiscal 2013: the Audit Committee, the CMD Committee, the Finance Committee and the NCG Committee. The table below provides the current members of each Board committee and meeting information for fiscal 2013:

Name	Audit	CMD	Finance	NCG

Stephen F. Bollenbach	X		X
Deirdre P. Connelly		X		X
Meyer Feldberg		Chair		X
Sara Levinson		X		X
Terry J. Lundgren
Joseph Neubauer	Chair	X	X
Joyce M. Roché	X			Chair
Paul C. Varga		X		X
Craig E. Weatherup		X		X
Marna C. Whittington	X		Chair
2013 Meetings	5	6	6	5

Audit Committee.    The Audit Committee was established in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the NYSE. Its charter is disclosed on our website at www.macysinc.com/for-investors/corporate-governance. As required by the Audit Committee charter, all current members of the Audit Committee are independent under our Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules. The Board has determined that all members are financially literate for purposes of NYSE listing standards, and that Mr. Neubauer qualifies as an "audit committee financial expert" because of his business experience, understanding of generally accepted accounting principles and financial statements, and educational background.
The responsibilities of the Audit Committee include:

•	reviewing the professional services provided by our independent registered public accounting firm and the independence of such firm prior to initial engagement of the firm and annually thereafter;

•	reviewing the scope of the audit by our independent registered public accounting firm;

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reviewing any proposed non-audit services by our independent registered public accounting firm to determine if the provision of such services is compatible with the maintenance of their independence, and approval of same;

•	reviewing our annual financial statements, systems of internal accounting controls, material legal developments relating thereto, and legal compliance policies and procedures;

•	discussing policies with respect to our risk assessment and risk management;

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reviewing matters with respect to our legal, accounting, auditing and financial reporting practices and procedures as it may find appropriate or as brought to its attention, including our compliance with applicable laws and regulations;

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monitoring the functions of our Compliance and Ethics organization, including review and discussing with management and the Board the organization's reports describing its on-going projects, the status of its communications and training programs, the status of pending compliance issues and other matters;

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reviewing with members of our internal audit staff the internal audit department's staffing, responsibilities and performance, including its audit plans, audit results and actions taken with respect to those results; and

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establishing procedures for the Audit Committee to receive, review and respond to complaints regarding accounting, internal accounting controls, and auditing matters, as well as confidential, anonymous submissions by employees of concerns related to questionable accounting or auditing matters.

See "Report of the Audit Committee" for further information regarding certain reviews and discussions undertaken by the Audit Committee.
Compensation and Management Development Committee.    The charter for the CMD Committee is disclosed on our website at www.macysinc.com/for-investors/corporate-governance. As required by the CMD Committee charter, all current members of the CMD Committee are independent under our Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules, are "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, and are "outside directors" under Section 162(m) of the Internal Revenue Code.
The responsibilities of the CMD Committee include:

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reviewing the salaries of our chief executive officer and other executive officers and, either as a committee or together with the other independent directors (as directed by the Board), setting compensation levels for these executives;

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administering our bonus, incentive and stock option plans, including (i) establishing any annual or long-term performance goals and objectives and maximum annual or long-term incentive awards for the chief executive officer and the other executives, (ii) determining whether and the extent to which annual and/or long-term performance goals and objectives have been achieved, and (iii) determining related annual and/or long-term incentive awards for the chief executive officer and the other executives;

•	reviewing and approving the benefits of the chief executive officer and our other executive officers;

•	reviewing and approving any proposed employment agreement with, and any proposed severance, termination or retention plans, agreements or payments applicable to, any of our executive officers;

•	advising and consulting with management regarding our pension, benefit and compensation plans, policies and practices;

•	establishing chief executive officer and key executive succession plans, including plans in the event of an emergency, resignation or retirement; and

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reviewing and monitoring executive development strategies and practices for senior level positions and executives in order to assure the development of a pool of management and executive personnel for adequate and orderly management succession.

Finance Committee.    The charter for the Finance Committee is disclosed on our website at www.macysinc.com/for-investors/corporate-governance. The Finance Committee charter requires that a majority of the members of the Finance Committee be independent under our Standards for Director Independence, and all current members of the Finance Committee are independent under those standards.
The responsibilities of the Finance Committee include:

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reviewing capital projects and other financial commitments and approving such projects and commitments above $25 million and below $50 million, reviewing and making recommendations to the Board with respect to approval of all such projects and commitments of $50 million and above, and reviewing and tracking the actual progress of approved capital projects against planned projections;

•	reporting to the Board on potential transactions affecting our capital structure, such as financings, refinancings and the issuance, redemption or repurchase of our debt or equity securities;

•	reporting to the Board on potential changes in our financial policy or structure which could have a material financial impact on the Company;

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reviewing the financial considerations relating to acquisitions of businesses and operations involving projected costs above $25 million and below $50 million and approving all such transactions, and recommending to the Board on all such transactions involving projected costs of $50 million and above;

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reviewing the financial considerations relating to dispositions of businesses and operations involving projected proceeds above $50 million, and endorsing and recommending to the Board all such transactions; and

•	reviewing the management and performance of the assets of our retirement plans.
Nominating and Corporate Governance Committee.    The charter for the NCG Committee is disclosed on our website at www.macysinc.com/for-investors/corporate-governance. As required by the NCG Committee charter, all current members of the NCG Committee are independent under our Standards for Director Independence and NYSE independence standards, as well as applicable SEC rules.
The responsibilities of the NCG Committee include:

•	identifying and screening candidates for future Board membership;

•	proposing candidates to the Board to fill vacancies as they occur, and proposing nominees to the Board for election by the shareholders at annual meetings;

•	reviewing our Corporate Governance Principles and recommending to the Board any modifications that the NCG Committee deems appropriate;

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overseeing the evaluation of and reporting to the Board on the performance and effectiveness of the Board and its committees and other issues of corporate governance, and recommending to the Board any changes concerning the composition, size, structure and activities of the Board and the committees of the Board as the NCG Committee deems appropriate based on its evaluations;

•	reviewing and reporting to the Board with respect to director compensation and benefits and make recommendations to the Board as the NCG Committee deems appropriate; and

•	considering possible conflicts of interest of Board members and management and making recommendations to prevent, minimize, or eliminate such conflicts of interest.
The NCG Committee reviews our director compensation program periodically. To help it perform its responsibilities, the NCG Committee makes use of company resources, including members of senior management in our human resources and legal departments. In addition, the NCG Committee engages the services of an independent outside compensation consultant to assist the NCG Committee in assessing the competitiveness and overall appropriateness of our director compensation program.
Director Nomination and Qualifications
Our By-Laws provide that director nominations may be made by or at the direction of the Board. The NCG Committee is charged with identifying individuals qualified to become Board members and recommending such individuals to the Board for its consideration. The NCG Committee is authorized, among other means of identifying potential candidates, to employ third-party search firms. In evaluating potential candidates, the NCG Committee considers, among other things, the following:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	knowledge of the retail industry or other industries relevant to our business;

•	relevant experience and background that would benefit the Company;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and demographics.
The NCG Committee also takes into consideration whether particular individuals satisfy the independence criteria set forth in the NYSE listing standards and our Standards for Director Independence, together with any special criteria applicable to service on various standing committees of the Board. The NCG Committee does not have a formal policy with respect to diversity; however, the Board and the NCG Committee believe that it is desirable that Board members represent diversity of gender, race and national origin as well as diversity of viewpoints, background, experience and demographics.
The NCG Committee generally identifies nominees by first determining whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, differing viewpoints and other qualities necessary to the Board's ability to oversee and direct the business and affairs of the Company. The Board generally nominates for re-election current members of the Board who are willing to continue in service, collectively satisfy the criteria listed above and are available to devote sufficient time and attention to the affairs of the Company. When the NCG Committee seeks new candidates for director, it seeks individuals with qualifications that will complement the experience, skills and perspectives of the other members of the Board. The full Board (a) considers candidates that the NCG Committee recommends, (b) considers the optimum size of the Board, (c) determines how to address any vacancies on the Board, and (d) determines the composition of all Board committees.
Below we identify and describe the key experience, qualifications and skills the NCG Committee and Board consider in concluding a director is qualified to serve as a director of the Company. The experience, qualifications, attributes and skills that the Board considered in the re-nomination of our directors are reflected in their individual biographies beginning on page 11 and the skills matrix below. The matrix is a summary; it does not include all of the skills, experiences and qualifications that each director nominee offers, and the fact that a particular experience, skill or qualification is not listed does not mean that a director does not possess it.

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Leadership Experience: Directors with experience in significant senior leadership positions with large organizations over an extended period provide the Company with special insights. Strong leaders bring vision, strategic agility, diverse and global perspectives and broad business insight to the Company. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of succession planning, talent management and how employee and executive compensation is set. They possess skills for managing change and growth and demonstrate a practical understanding of organizations, operations, processes, strategy, risk management and methods to drive growth.

The relevant leadership experience we seek includes a past or current leadership role in a major public company or recognized privately held entity, especially CEO, president or other senior-level positions; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to the Company; a past elected or appointed senior government position; or a past or current senior managerial or advisory position with a highly visible nonprofit organization.

•
Finance Experience: An understanding of finance and related reporting processes is important for directors. We measure our operating and strategic performance by reference to financial goals, including for purposes of executive compensation. In addition, accurate financial reporting is critical to our success. Directors who are financially literate are better able to analyze our financial statements, capital structure and complex financial transactions and ensure the effective oversight of the Company's financial measures and internal control processes.

•
Industry Knowledge and Global Business Experience: We seek to have directors with experience as executives, directors or in other leadership positions in areas relevant to the retail industry on a global scale. We value directors with a global business perspective and those with experience in our high priority areas, including consumer products, customer service, licensing, human resource management and merchandising (including e-commerce and other channels of commerce).

•
Sales and Marketing Experience: Directors with experience in dealing with consumers, particularly in the areas of marketing, marketing-related technology, advertising or otherwise selling products or services to consumers, provide valuable insights to the Company. They understand consumer needs and are experienced in identifying and developing marketing campaigns that might resonate with consumers, the use of technology and emerging and non-traditional marketing media (such as social networking, viral marketing and e-commerce), and identifying potential changes in consumer trends and buying habits.

•
Technology Experience: Directors with an understanding of technology as it relates to the retail industry and/or marketing help the Company focus its efforts in developing and investing in new technologies.

•
Public Company Board Experience: Directors who have experience on other public company boards develop an understanding of corporate governance trends affecting public companies and the extensive and complex oversight responsibilities associated with the role of a public company director. They also bring to the Company an understanding of different business processes, challenges and strategies.

Skills Matrix

Area of Experience	Bollenbach	Connelly	Feldberg	Levinson	Lundgren	Neubauer	Roché	Varga	Weatherup	Whittington
Leadership Experience
• CEO/President/senior executive of public company	x	x		x	x	x	x	x	x	x
• Dean of prestigious business school or other senior faculty position			x
• Senior advisor to leading financial services firm			x							x
• Senior government position or appointment			x
• Senior-level executive position with nonprofit organization			x				x
• Senior-level executive positions with companies that have grown their businesses through mergers and acquisitions	x	x		x	x	x		x	x

Finance Experience
• Financially literate	x	x	x	x	x	x	x	x	x	x
• Specific experience in investment or banking matters or as a current or former CFO	x		x			x		x		x
• Has served as an audit committee financial expert	x					x			x	x

Industry Knowledge and Global Business Experience
• Senior executive or director of substantial business enterprise engaged in merchandising, licensing, consumer products and/or consumer and customer service	x	x	x	x	x	x	x	x	x	x
• Experience in human resource management		x			x

Sales and Marketing Experience
• Experience in sales and/or marketing, including use of social networking, e-commerce and other alternative channels		x		x	x	x	x	x	x

Technology Experience
• Understanding of technology as it relates to retail and/or marketing				x	x

Public Company Board Experience
• Experience on boards other than Macy's	x		x	x	x	x	x	x	x	x

Collectively, the composition of our Board reflects a wide range of viewpoints, background, experience and demographics, and includes individuals from a variety of professional disciplines in the business and academic sectors, with leadership experience at a variety of well-regarded commercial enterprises, universities and non-profit organizations. With the exception of Mr. Lundgren, each of the current directors satisfies the independence criteria in the NYSE listing standards and our Standards for Director Independence, and each member of the Audit Committee satisfies the financial literacy criteria applicable to service on the Audit Committee.

Director Nominations by Shareholders
The NCG Committee will consider candidates for nomination recommended by shareholders of Macy's and will evaluate such candidates using the same criteria discussed above that it uses to evaluate director candidates identified by the NCG Committee. Shareholders who wish to recommend a candidate for a director nomination should write to the Nominating and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Macy's, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. The recommendation should include the full name and address of the proposed candidate, a description of the proposed candidate's qualifications and other relevant biographical information.
Our By-Laws provide that director nominations may be made by the Company's shareholders. The By-Laws require that shareholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Macy's not less than 60 days prior to the meeting of shareholders. However, in the event that the date of the meeting is not publicly announced by us by inclusion in a report filed with the SEC or furnished to shareholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the shareholder to be timely must be delivered to the Secretary of Macy's not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things:

•	that the notice by the shareholder set forth certain information concerning such shareholder and the shareholder's nominees, including their names and addresses;

•	a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the class and number of shares of Macy's stock owned or beneficially owned by such shareholder;

•	a description of all arrangements or understandings between the shareholder and each nominee;

•	such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder; and

•	the consent of each nominee to serve as a director of Macy's if so elected.
The chairman of the Board may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to shareholders desiring to bring any other business before an annual meeting of the shareholders. See "Submission of Future Shareholder Proposals."
Retirement Policy
Our Corporate Governance Principles provide for a mandatory retirement age for directors of 74. Accordingly, our directors are required to resign from the Board as of the annual meeting following their 74th birthday.
Resignation Policy
The Board does not believe that a Non-Employee Director who retires or experiences an employment position change since becoming a member of the Board should necessarily leave the Board. The Board requires, however, that promptly following such an event the director notify the NCG Committee in writing and tender his or her resignation to the NCG Committee for consideration. Upon receipt of the notification of a change in status, the NCG Committee reviews the continued appropriateness of the affected director remaining on the Board under the circumstances and recommends to the full Board whether or not to accept the resignation based on its assessment of what is best for the Company and its shareholders.
Corporate Governance Principles and Code of Business Conduct and Ethics
Our Corporate Governance Principles, Non-Employee Director Code of Business Conduct and Ethics, and Code of Conduct are disclosed on our website at www.macysinc.com/for-investors/corporate-governance. Shareholders may obtain copies of these documents and the charters for the Board committees, without charge, by sending a written request to the following address: Secretary, Macy's, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202.

Fiscal 2013 Director Compensation Program
Non-Employee Directors were entitled to receive the following compensation in fiscal 2013:

Type of Compensation	Amount of Compensation

Board Retainer	$65,000 annually
Committee (non-chair) Member Retainer	$10,000 annually
Committee Chair Retainer	$20,000 annually
Equity Grant	annual award of restricted stock units with a value of $135,000
Matching Philanthropic Gift	up to $22,500 annually (up to $15,000, effective January 1, 2014)
A Non-Employee Director may elect to defer all or a portion of his or her cash compensation into either stock credits or cash credits under the Director Deferred Compensation Plan. Those amounts are not paid to him or her until service on the Board ends. Stock credits are calculated monthly and shares of Macy's common stock associated with such stock credits are transferred quarterly to a rabbi trust for the benefit of the participating Non-Employee Director. Dividend equivalents on the amounts deferred as stock credits are "reinvested" in additional stock credits. Compensation deferred as cash credits earn interest each year at a rate equal to the yield (percent per annum) on 30-Year Treasury Bonds as of December 31 of the prior plan year.
On the date of the 2013 annual meeting, Non-Employee Directors received a grant of restricted stock units with a market value of $135,000. The restricted stock units vest at the earlier of (i) the 1st anniversary of the grant or (ii) the next annual shareholders' meeting. Upon vesting, receipt of the restricted stock units is automatically deferred under the Director Deferred Compensation Plan. Dividend equivalents on these restricted stock units will be "reinvested" in additional stock units. The restricted stock units will be paid out in shares of Macy's common stock six months after the director's service on the Board ends.
Non-Employee Directors and retired Non-Employee Directors may participate in the Company's philanthropic matching gift program on the same terms as all company employees. Through December 31, 2013, the Macy's Foundation matched up to a total of $22,500 of gifts made by the director to qualifying charities in any calendar year. Effective January 1, 2014, the annual maximum match was reduced to $15,000, and such matching contributions after that date will be made by Macy's, Inc. and not the Macy's Foundation.
Each Non-Employee Director and his or her spouse and eligible dependents receive the same merchandise discount on merchandise purchased at our stores that is available to all regular employees. This benefit remains available to them following retirement from the Board.
Director Retirement Plan
Our retirement plan for Non-Employee Directors was terminated on a prospective basis effective May 16, 1997 (the "Plan Termination Date"). As a result of such termination, persons who first become Non-Employee Directors after the Plan Termination Date will not be entitled to receive any benefit from the plan. Persons who were Non-Employee Directors as of the Plan Termination Date will be entitled to receive retirement benefits accrued as of the Plan Termination Date. Subject to an overall limit in an amount equal to the aggregate retirement benefit accrued as of the Plan Termination Date (i.e., the product of the amount of the annual Board retainer earned immediately prior to retirement and the years of Board service prior to the Plan Termination Date), eligible retirees who retire from service as Non-Employee Directors will be entitled to receive an annual payment equal to the amount of the annual Board retainer earned immediately prior to retirement, payable in monthly installments, commencing at retirement and continuing for the lesser of such person's remaining life or a number of years equal to such person's years of Board service prior to the Plan Termination Date. There are no survivor benefits under the terms of the retirement plan.

Four of the current Non-Employee Directors participate in the plan. If they had retired on December 31, 2013, each would have been entitled to a $65,000 annual payment for the following maximum number of years:

Name	Years

Feldberg	5
Neubauer	5
Weatherup	1
Whittington	4
Fiscal 2014 Director Compensation Program Changes
During fiscal 2013, the NCG Committee engaged Cook & Co. to review the design and competitiveness of our compensation program for Non-Employee Directors. Cook & Co. looked at current overall trends in director compensation and analyzed the competitiveness of the current compensation program for Non-Employee Directors using the following 12-company peer group, which is identical to the peer group that the CMD Committee will use in fiscal 2014 in connection with its review of the compensation of the Named Executives: Bed, Bath & Beyond, Dillard's, Gap, J.C. Penney, Kohl's, L Brands, Nordstrom, Ross Stores, Sears Holdings, Target, TJX Companies and Walmart.
Cook & Co. determined that the structure of the Non-Employee Director compensation program continues to be aligned with contemporary investor preferences and peer group policy and, therefore, did not recommend changes to the design of the program. It also determined that the value of our Non-Employee Director total compensation (both cash and equity compensation) approximates the peer group median on a per director basis and in the aggregate. To keep pace with expected market movement in compensation levels for 2014, Cook & Co. recommended that the aggregate total direct compensation be increased by $10,000, evenly split between cash and equity.
Upon the recommendation of the NCG Committee, the Board approved an increase of the annual Board retainer from $65,000 to $70,000 and of the annual restricted stock unit award from $135,000 to $140,000, effective as of the beginning of the 2014 fiscal year.
Fiscal 2013 Non-Employee Director Summary Compensation Table
The following table reflects the compensation earned by each Non-Employee Director for fiscal 2013 under the fiscal 2013 director compensation program described above. Mr. Lundgren does not receive separate compensation for his service as a Director; his compensation is reflected in the 2013 Summary Compensation Table in the section titled "Compensation of the Named Executives for 2013."
2013 NON-EMPLOYEE DIRECTOR SUMMARY COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Stephen F. Bollenbach	85,417	135,000	0	699	221,116
Deirdre P. Connelly	85,417	135,000	0	2,582	222,999
Meyer Feldberg	95,417	135,000	2,517	31,840	264,774
Sara Levinson	85,417	135,000	0	9,896	230,313
Joseph Neubauer	105,417	135,000	2,911	28,895	272,223
Joyce M. Roché	95,417	135,000	0	23,869	254,286
Paul C. Varga	82,917	135,000	0	24,627	242,544
Craig E. Weatherup	85,417	135,000	825	30,588	251,830
Marna C. Whittington	95,417	135,000	0	41,505	271,922
_____________

(1)	All cash compensation is reflected in the "Fees Earned or Paid in Cash" column, whether it is paid currently in cash or deferred under the Director Deferred Compensation Plan.

(2)
The Non-Employee Directors received 2,774 restricted stock units on May 17, 2013, valued at $48.67 per share, which was the closing price of our common stock on the grant date. The following table shows the number of stock options, stock credits and restricted stock units held by each of the Non-Employee Directors as of the end of fiscal 2013:

	Stock Options
Name	Exercisable (#)	Unexercisable (#)	Stock Credits (#)	Restricted Stock Units (#)

Bollenbach	25,000	0	40,871	2,774
Connelly	20,000	0	12,942	2,774
Feldberg	60,000	0	12,942	2,774
Levinson	15,500	0	39,769	2,774
Neubauer	10,000	0	109,227	2,774
Roché	40,000	0	38,363	2,774
Varga	0	0	3,823	2,774
Weatherup	50,000	0	74,033	2,774
Whittington	50,000	0	42,751	2,774

(3)
The present value of benefits under the retirement plan for Non-Employee Directors for each individual was determined as a deferred temporary life annuity based on years of Board service prior to May 16, 1997. The present value basis includes a discount rate of 4.5% and generational mortality rates under the RP2000CH table projected using scale AA. Scale AA defines how future mortality improvements are incorporated into the projected mortality table and is based on a blend of Federal Civil Service and Social Security experience from 1977 through 1993. The increase in the actuarial present value of the pension benefit is mainly attributable to the fact that the annual retainer increased from $60,000 to $65,000 for fiscal 2013, and was offset by an increase in the mandatory retirement age from 72 to 74. The calculations assume that the annual retainer remains at $65,000 (the retainer at the end of fiscal 2013) and a retirement at age 74, the mandatory retirement age for Directors as of the end of fiscal 2013.

(4)	"All Other Compensation" consists of the items shown below. Merchandise discounts are credited to the Directors' Macy's charge accounts.

Name	Merchandise Discount ($)	Matching Philanthropic Gift ($)	Total ($)

Bollenbach	699	0	699
Connelly	2,082	500	2,582
Feldberg	9,340	22,500	31,840
Levinson	2,446	7,450	9,896
Neubauer	6,395	22,500	28,895
Roché	2,751	21,118	23,869
Varga	2,127	22,500	24,627
Weatherup	8,088	22,500	30,588
Whittington	19,005	22,500	41,505

Director Stock Ownership Guidelines
In fiscal year 2005, the NCG Committee recommended, and the Board adopted, stock ownership guidelines for Non-Employee Directors. Under these guidelines, Non-Employee Directors are required to accumulate shares of Macy's common stock equal in value to at least five times the annual Board retainer and maintain or exceed that ownership level for their remaining tenure on the Board. As of fiscal 2014, the annual Board retainer is $70,000, so the guideline currently is $350,000 worth of our common stock. Shares counted toward this requirement include:

•	any shares beneficially owned by the director or members of the director's immediate family;

•	restricted stock or restricted stock units before the restrictions have lapsed; and

•	stock credits or other stock units credited to a director's account.
Macy's common stock subject to unvested or unexercised stock options granted to Non-Employee Directors does not count toward the ownership requirement. Non-Employee Directors must comply with these guidelines within five years from the date the director's Board service commenced. Each Non-Employee Director has satisfied the ownership requirement. In addition to these stock ownership guidelines, the restricted stock units granted to the Non-Employee Director each year must be held by them until six months after termination of Board service. This mandatory holding requirement for restricted stock units is required regardless of the amount of stock owned by each Non-Employee Director.

ITEM 2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the books, records and accounts of Macy's for the fiscal year ending January 31, 2015. KPMG LLP and its predecessors have served as our independent registered public accounting firm since 1988, and the Audit Committee considers them well qualified. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available at the annual meeting to respond to appropriate questions. The Audit Committee has asked the Board to submit to shareholders a proposal asking shareholders to ratify the appointment of KPMG LLP. If the appointment of KPMG LLP is not ratified by shareholders, the Audit Committee will take such action, if any, with respect to the appointment of the independent registered public accounting firm as the Audit Committee deems appropriate.
Fees Paid to Independent Registered Public Accounting Firm
The table below summarizes the fees paid to KPMG LLP during fiscal 2013 and fiscal 2012:

Year	Audit Fees ($)	Audit- Related Fees ($)	Tax Fees ($)	All Other Fees ($)	Total ($)

2013	5,345,000	1,209,300	75,000	90,950	6,720,250
2012	4,730,000	1,125,400	49,819	0	5,905,219
Audit fees represent fees for professional services rendered for the audit of our annual financial statements, the audit of our internal controls over financial reporting and the reviews of the interim financial statements included in our Forms 10-Q.
Audit-related fees represent professional services principally related to the audits of financial statements of employee benefit plans, audits of financial statements of certain subsidiaries and certain agreed upon procedures reports.
Tax fees represent professional services related to tax compliance and consulting services.
All Other Fees represent fees for professional services rendered in connection with an advisory engagement.
The Audit Committee has adopted policies and procedures for the pre-approval of all permitted non-audit services provided by our independent registered public accounting firm. A description of such policies and procedures is attached as Appendix A to this proxy statement and incorporated herein by reference.
The Board recommends that you vote FOR ratification of the appointment of KPMG LLP, and your proxy will be so voted unless you specify otherwise.

ITEM 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers (the "Named Executives"), as disclosed pursuant to Securities and Exchange Commission rules, including in the Compensation Discussion & Analysis, the executive compensation tables and related material included in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives shareholders the opportunity to express their views on our executive compensation programs and policies. The vote is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. In 2013, our say-on-pay proposal received a FOR vote of 98.1%.
The text of the resolution setting forth the proposal is as follows:
RESOLVED, that the shareholders of Macy's, Inc. approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the proxy statement for the Company's 2014 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis section and the 2013 Summary Compensation Table and related compensation tables and narrative discussion within the "Compensation of the Named Executives for 2013" section of this proxy statement.
We urge you to read the Compensation Discussion & Analysis, which begins on page 41 and discusses how our compensation policies and procedures implement our pay-for-performance compensation philosophy.
We have designed our executive compensation structure to attract, motivate, and retain executives with the skills required to formulate and implement our strategic business objectives and deliver on our commitment to build long-term shareholder value. We believe that our executive compensation program is competitive, strongly focused on pay-for-performance principles and appropriately balanced between risk and rewards. In particular, our executive compensation program:

•	aligns executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual bonus and long-term incentives;

•
includes a mix of direct compensation elements that emphasizes performance results, with 87% of the targeted compensation for the Chief Executive Officer and 70% on average of the targeted compensation for the other Named Executives being tied to changes in shareholder value and how well the Company performs against its business plans and objectives;

•
delivers annual bonus payouts to executives only when they achieve targeted levels of financial results with respect to three key performance metrics included in our annual business plan - sales, earnings before interest and taxes (EBIT) and cash flow;

•
encourages long-term decision-making by aligning the interests of executives with those of shareholders through long-term equity incentives that are subject to multi-year vesting and/or performance requirements that include financial, operational and strategic objectives as well as changes in absolute and relative shareholder value over time; and

•
includes features that mitigate risks to the Company, including limits on incentive awards, use of multiple performance measures in our incentive plans, substantial stock ownership guidelines, compensation clawback provisions, anti-hedging/pledging policies, independent CMD Committee oversight and engagement of an independent consultant that does no other work for the Company or management.

The vote regarding the compensation of the Named Executives described in this Item 3 is advisory and is therefore not binding on the Company, the CMD Committee or the Board of Directors. Although the vote is non-binding, the Board of Directors and the CMD Committee value the opinions that shareholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as they deem appropriate.
If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote "FOR" the approval of the compensation of the Named Executives as disclosed in this proxy statement and described in this Item 3.
The Board of Directors unanimously recommends that you vote "FOR" the approval of the compensation of the Named Executives as disclosed in this proxy statement.

ITEM 4. APPROVAL OF
THE MACY'S, INC. AMENDED AND RESTATED
2009 OMNIBUS INCENTIVE COMPENSATION PLAN
At our annual meeting in 2009, our shareholders approved our 2009 Omnibus Incentive Compensation Plan (the "Original Plan"), under which employees, officers, directors and consultants and other advisors may be granted incentive and/or equity-based awards. In March 2014, the CMD Committee and the Board approved, subject to shareholder approval, the Amended and Restated 2009 Omnibus Incentive Compensation Plan (the "Amended Plan"). If the Amended Plan is approved by shareholders, it will become effective on the day of the 2014 annual meeting. Outstanding awards under the Original Plan will continue in effect in accordance with their terms.
The Amended Plan amends the Original Plan to update the available business criteria on which future performance goals may be based and to incorporate certain other changes recommended by the CMD Committee's compensation consultant.
We are seeking shareholder approval of the Amended Plan, including approval of the material terms for performance awards under the Amended Plan, to give us the flexibility to grant tax-efficient equity and cash incentive awards, as described in more detail below.
We are not seeking to increase the number of shares available for issuance.
The actual text of the Amended Plan is attached to this proxy statement as Appendix B. The following description of the Amended Plan is only a summary of its principal terms and provisions, is not intended to be exhaustive, and is qualified in its entirety by reference to the Amended Plan itself as set forth in Appendix B. The affirmative vote of a majority of the shares represented at the annual meeting and actually voting on the matter is required to approve the Amended Plan.
Summary of Material Changes
The Amended Plan includes the following material changes to the terms of the Original Plan:

•
updates the performance criteria and methodology used to develop performance goals for awarding performance-based awards to covered employees that are intended to be exempt from the limitations of Section 162(m) of the Internal Revenue Code (the "Code");

•	includes a dollar limitation of $350,000 on awards that may be made to a Non-Employee Director during any fiscal year;

•
provides for an extension of the period of time to exercise a non-qualified option right or a stock appreciation right ("SAR") if the last day to exercise such award occurs during a blackout or lockup period or when otherwise prohibited by law to 30 days following the end of such impediment;

•	provides for a Plan term that expires on the tenth anniversary of shareholder approval (May 16, 2024); and

•
adds a definition of "Change in Control" that is consistent with the change in control definition in the Company's Change-in-Control Plan and permits the CMD Committee to include provisions in award agreements to address the treatment of an award in the event of a Change in Control of Macy's.

In addition, we changed references to "Performance Measures" and "Performance Formula" in the Original Plan to "Performance Criteria" and "Performance Goal" to be consistent with the terminology used in our annual bonus plan and moved the provisions relating to the requirements for "qualified performance-based compensation" under Section 162(m) of the Code to a separate section. Other than the changes highlighted above, there are no material changes from the Original Plan.

Approval for Purposes of Section 162(m)
The Amended Plan has been structured in such a manner that awards made may be able to satisfy the requirements of "qualified performance-based compensation" within the meaning of Section 162(m) of the Code ("Qualified Performance-Based Awards"). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one fiscal year to our CEO or any of our next three most highly compensated executive officers (other than the CFO), such compensation must qualify as "performance-based compensation". Stock options and SARs granted under the Amended Plan will generally qualify as performance-based compensation. Other awards that we grant may qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of one or more performance goals selected by the CMD Committee.
Section 162(m) requires that the material terms of performance-based awards be disclosed to and approved by shareholders every five years. For purposes of Section 162(m), these material terms include the individuals eligible to receive compensation, a description of the performance criteria on which the performance goals are based, and the maximum amount of compensation that can be paid to an employee under the performance goal. For the Amended Plan, these terms are described below under "Eligibility", "Award Limits" and "Performance Criteria for Performance Goals". Shareholder approval of this proposal is intended to satisfy the shareholder approval requirements described above under Section 162(m) of the Code.
Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval there can be no guarantee that awards granted under the Amended Plan will be treated as qualified performance-based compensation under Section 162(m). Furthermore, the CMD Committee and the Board continue to have authority to grant or approve awards or compensation that are not exempt from the limits on deductibility under Section 162(m).
Our shareholders last approved the material terms of performance goals at the annual meeting in 2009. We are seeking shareholder approval of this proposal to have the flexibility to grant Qualified Performance-Based Awards under the Amended Plan that may be fully deductible for federal income tax purposes. If our shareholders approve the Amended Plan, including the material terms for performance-based awards set forth in the Amended Plan, and assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to certain awards issued under the Amended Plan to our covered employees. If our shareholders do not approve the proposal, we generally will be able to grant awards under the Original Plan until its May 15, 2019 expiration date, but our ability to make certain performance awards to certain executives may be limited under Section 162(m).
Summary of Amended Plan Terms
Purpose
As one of the key elements of its strategic plan, Macy's links the compensation of directors, key employees and certain other individuals to the achievement of Macy's business plans. The Amended Plan is intended to:

•	help Macy's attract and retain directors, officers, other key executives and employees and consultants and advisors; and

•	provide such persons incentives for performance.
Eligibility
The following persons are eligible to receive awards under the Amended Plan:

•	officers, executives, and other employees of Macy's and its subsidiaries (or persons who have agreed to commence serving in any such capacity);

•	Macy's non-employee directors; and

•	certain consultants and advisors providing services to Macy's or its subsidiaries.

The CMD Committee determines which eligible persons will receive awards and the size, terms, conditions and restrictions of such awards. The number of persons eligible to participate in the Amended Plan is estimated to be approximately 167,000 people, but Macy's historically has not granted awards to more than approximately 1,600 people in any single fiscal year.
Administration
The Amended Plan is to be administered by the CMD Committee. If, however, any matters are required to be administered by the Board under Macy's organizational and governance documents, including the CMD Committee's charter, the Board will administer such matters (to that extent, references to the CMD Committee include references to the Board). The CMD Committee may delegate to one or more of its members or to one or more officers of Macy's, or to one or more agents or advisors, certain administrative duties or powers, and the CMD Committee or any person to whom such powers have been delegated may employ one or more persons to render advice regarding the responsibility that the CMD Committee or such person may have under the Amended Plan. The CMD Committee may grant awards to eligible persons and, in addition, may delegate to one or more officers certain authority with respect to the granting of awards other than awards to Section 16 officers or directors or individuals who beneficially own more than 10% of any class of Macy's securities. In general, the CMD Committee is authorized to interpret the Amended Plan and related agreements and documents and to take various other actions with respect thereto.
Available Awards
The Amended Plan authorizes Macy's to provide the following types of equity-based compensation:

•	option rights, including incentive stock options ("ISOs"),

•	SARs,

•	restricted stock,

•	restricted stock units ("RSUs"),

•	performance shares, and

•	other stock-based awards.
Macy's is also authorized under the Amended Plan to provide cash-based incentive compensation in the form of performance-based cash awards, which Macy's refers to as Incentive Awards. Each type of award is described below under "Types of Awards Authorized Under the Amended Plan." Each of the awards will be evidenced by an evidence of award containing such terms and provisions, consistent with the Amended Plan, as the CMD Committee may approve.
Shares Available Under the Amended Plan
As noted above, we are not seeking to increase the number of shares available for issuance.
The closing price for Macy's common stock on March 28, 2014 on the NYSE was $58.92 per share. As of February 2, 2014, there were approximately 27,481,509 shares of Macy's common stock, par value $0.01 per share, available for future grant under the Amended Plan. Pursuant to the fungible ratio provided under the Original Plan, this number will be:

•	decreased by one share for each share subject to an option right or SAR, and by 1.75 shares for each share subject to another award; and

•
increased by one share for each share subject to an option right or SAR, and by 1.75 shares for each share subject to another award, that is forfeited, expires or is settled for cash (in whole or in part).

These shares may be of original issuance, treasury shares or other shares, or a combination of the foregoing.
The following shares of Macy's common stock will not increase the number of shares available for grant under the Amended Plan:

•	Macy's common stock tendered or withheld in payment of the exercise price of an option right or to satisfy any tax withholding obligation for awards;

•	Macy's common stock subject to a SAR that is not issued when the SAR is exercised and settled in Macy's common stock; and

•
Macy's common stock purchased on the open market or otherwise with the proceeds from the exercise of option rights granted under the Amended Plan, the Original Plan, the 1995 Equity Plan or the 1994 Stock Plan.

Shares of Macy's common stock issued or transferred as substitution awards in connection with Macy's merger with or acquisition of a company will not decrease the number of shares available for grant under the Amended Plan, but shares of Macy's common stock subject to substitution awards will not be available for further awards under the Amended Plan if the substitution awards are forfeited, expire or are settled in cash. Macy's may use shares under a pre-existing, shareholder-approved plan of a company acquired by Macy's for awards under the Amended Plan, which shares will not decrease the number of shares available for grant under the Amended Plan, but such shares may only be used under certain circumstances for grants of awards made prior to the expiration of the pre-existing plan and to persons who were not employees or directors of Macy's or its subsidiaries prior to such acquisition.
Award Limits
The Amended Plan imposes limitations, including on the number of shares of common stock that Macy's may issue or transfer, in connection with certain awards (with such limits being subject to certain adjustments as provided for in the Amended Plan):

•	ISOs. The aggregate number of shares of Macy's common stock actually issued or transferred upon the exercise of ISOs will not exceed 30,000,000 shares.

•	Option Rights and SARs. No participant will be granted option rights or SARs, in the aggregate, for more than 2,000,000 shares of Macy's common stock during any fiscal year of Macy's.

•
Restricted Stock, RSUs and Performance Shares. No participant will be granted Qualified Performance-Based Awards of restricted stock, RSUs, performance shares or other share-based awards, in the aggregate, for more than 1,000,000 shares of Macy's common stock during any fiscal year of Macy's.

•
Incentive Awards. No participant will be granted a Qualified Performance-Based Award that is an Incentive Award for any performance period (as described below) for more than, in the aggregate, $6 million.

•
Director Limits. The aggregate grant date fair value of all awards granted to any non-employee director in any fiscal year shall not exceed $350,000, excluding awards made at a director's election in lieu of annual and committee cash retainers.

No Repricing
Except in connection with an adjustment involving a corporate transaction or event as provided for in the Amended Plan, the CMD Committee may not authorize the amendment of any outstanding option right or SAR to reduce the exercise or base price, and no outstanding option right or SAR may be cancelled in exchange for other awards, or cancelled in exchange for option rights or SARs having a lower exercise or base price, or cancelled in exchange for cash, without the approval of Macy's shareholders.
Types of Awards Authorized Under the Amended Plan
Option Rights. Option rights may be granted that entitle the optionee to purchase shares of Macy's common stock at a price not less than market value per share as of the date of grant. Option rights may be granted as ISOs, nonqualified stock options, or combinations of the two. The maximum term for option rights is 10 years; provided, however, that in the case of a nonqualified stock option, if the last day on which an option right may be exercised falls within a blackout or lockup period or other date on which the exercise would be prohibited by law, the time during which such option right may be exercised shall be extended until the 30th day following the conclusion of the blackout, lockup period or legal prohibition, as applicable, if permitted under Section 409A of the Code.
Each grant of option rights will specify whether the exercise price is payable:

•	in cash or by check or wire transfer at the time of exercise;

•	by the transfer to Macy's of shares of Macy's common stock owned by the optionee;

•	by a combination of such payment methods;

•	through broker facilitated cashless exercise procedures acceptable to the CMD Committee; or

•	by such other methods as may be approved by the CMD Committee.
To the extent permitted by law, any grant of an option right may provide for deferred payment of the exercise price from the proceeds of sale through a bank or broker of some or all of the shares of Macy's common stock to which the exercise relates.
Each grant will specify the period of continuous service with Macy's or any of its subsidiaries that is necessary before the option rights will become exercisable, and may provide for the earlier vesting of such option rights in the event of retirement, death, disability, a change in control, hardship or special circumstances affecting the optionee. Successive grants may be made to the same optionee whether or not option rights previously granted remain unexercised.
No grant of option rights may provide for dividends, dividend equivalents or other similar distributions to be paid on such option rights.
SARs. A SAR is a right, exercisable by surrender of the SAR and the related option right (if granted in tandem with an option right) or by surrender of the SAR only (if granted as a free-standing SAR), to receive from Macy's an amount equal to the product of the number of shares of Macy's common stock subject thereto and up to 100% of the spread between the base price (or exercise price, if a tandem SAR) and the per share value of Macy's common stock on the date of exercise. Except with respect to substitute awards, the base price of a free-standing SAR may not be less than market value per share at the date of grant. Any grant may specify that the amount payable on exercise of a SAR may be paid by Macy's in cash, in shares of Macy's common stock, or in any combination thereof, in the discretion of the CMD Committee, and such amount may be capped by the CMD Committee at the time of grant. Tandem SARs may be exercised only when the related option right is also exercisable and when the spread is positive.
No SAR may be exercisable more than 10 years from the date of grant; provided, however, that if the last day on which an SAR may be exercised falls within a blackout or lockup period or other date on which the exercise would be prohibited by law, the time during which such SAR may be exercised shall be extended until the 30th day following the conclusion of the blackout, lockup period or legal prohibition, as applicable, if permitted under Section 409A of the Code. Successive grants may be made to the same grantee of free-standing SARs whether or not free-standing SARs previously granted remain unexercised. Each grant may provide for the earlier exercise of such SAR in the event of retirement, death, disability, a change in control, hardship or special circumstances affecting the awardee.
No grant of SARs may provide for dividends, dividend equivalents or other similar distributions to be paid on such SARs.
Restricted Stock. A grant of restricted stock involves the immediate transfer by Macy's to a participant of ownership of a specified number of restricted shares of common stock in consideration of the performance of services. The transfer may be made without additional consideration or in consideration of a payment by the participant. The participant is entitled immediately to voting, dividend and other ownership rights in such shares; provided, however, that at least a portion of the restricted stock covered by such issuance or transfer must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of Code for a period to be determined by the CMD Committee at the date of grant or to the achievement of specified performance goals. If, for awards other than grants to non-employee directors, the restricted stock vests upon the passage of time rather than the achievement of performance goals, the period of time may not be shorter than three years (with the possibility of ratable vesting during such three-year period), except that grants to newly hired participants to replace forfeited awards granted by their former employers or grants as payment for earned performance awards may vest after one year. If the restricted stock vests upon the achievement of performance goals, the restrictions may not terminate sooner than one year after the date of grant. To enforce these forfeiture provisions, the transferability of restricted stock will be prohibited or restricted in a manner and to the extent prescribed in the applicable evidence of award for the period during which the forfeiture provisions are to continue. The CMD Committee may provide for early termination of the applicable restrictions in the event of retirement, death, disability, a change in control, hardship or special circumstances affecting the grantee. Restricted stock may be granted in certificated or uncertificated form.
Dividends on restricted stock may be deferred and reinvested until the award is earned, provided that all dividends on restricted stock subject to the achievement of performance goals must be deferred and either held in escrow or reinvested until the performance goals are achieved.

RSUs. A RSU represents the right of the grantee of the RSU to receive from Macy's a payment upon or after vesting of the RSUs equal to the per share value of Macy's common stock as of the date of grant, vesting date, or other date subsequent to the grant date as determined by the CMD Committee at the date of grant of the RSU. At the discretion of the CMD Committee, RSUs may be settled in cash, shares of Macy's common stock or any combination of the two, and the amount due upon settlement may be capped by the CMD Committee at the time of grant. For awards other than grants to non-employee directors, the RSUs will be subject to forfeiture for a period of (1) at least one year following the date of grant in the case of RSUs that vest upon the achievement of performance goals or (2) at least three years following the date of grant in the case of any grant of RSUs that vest upon the passage of time rather than the achievement of performance goals (with the possibility of ratable vesting during such three-year period), except that grants to newly hired participants to replace forfeited awards granted by their former employers or grants as payment for earned performance awards may vest after one year. To enforce these forfeiture provisions, the transferability of RSUs will be prohibited in a manner and to the extent prescribed in the applicable evidence of award for the period during which the forfeiture provisions are to continue. RSUs may entitle the participant to receive credits for dividend equivalents, but not voting or other rights as a shareholder. Awards of RSUs may be made without additional consideration. The CMD Committee may provide for early termination of the restriction period in the event of retirement, death, disability, a change in control, hardship or special circumstances affecting the grantee.
Dividend equivalents on RSUs subject to the achievement of performance goals must be deferred and either held in escrow or reinvested until the performance goals are achieved.
Incentive Awards and Performance Shares. An Incentive Award is a cash award based on performance goals where the performance period (as described below) is more than one year, and a performance share is the equivalent of one share of Macy's common stock. The performance period for performance shares may not be shorter than one year, unless otherwise determined by the CMD Committee. Each grant of Incentive Awards or performance shares will specify one or more performance criteria and performance goals that must be satisfied within a specified period (which Macy's refers to as the performance period) in order for the Incentive Awards or performance shares to be earned. The CMD Committee may in certain circumstances provide for early termination or modification of the performance period in the event of retirement, death, disability, a change in control, hardship or special circumstances affecting the grantee.
Each grant of Incentive Awards or performance shares may specify a formula for determining the number of Incentive Awards or performance shares that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified performance goals. To the extent earned, the Incentive Awards or performance shares will be paid to the participant at the time and in the manner determined by the CMD Committee. Any grant may specify that the amount payable with respect thereto may be paid by Macy's in cash, shares of Macy's common stock or any combination of the two at the discretion of the CMD Committee, and such amount may be capped by the CMD Committee at the time of grant.
At the CMD Committee's discretion, any award of performance shares may provide for the participant to receive dividend equivalents, but such dividend equivalents on performance shares must be deferred and either held in escrow or reinvested until the performance goals are achieved.
Other Awards. The CMD Committee may, subject to limitations under applicable law, grant to any participant other stock-based awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Macy's common stock or factors that may influence the value of Macy's common stock. These factors may include, without limitation, convertible or exchangeable debt securities or other securities, purchase rights for shares of Macy's common stock, awards with value and payment contingent upon Macy's performance or the performance of Macy's subsidiaries, other affiliates or business units, or other factors determined by the CMD Committee. Other stock-based awards may also be valued by reference to the book value of Macy's common stock, or the value of the securities of, or performance of, specified subsidiaries, affiliates or other business units of Macy's. The CMD Committee will determine the terms and conditions of these awards. Shares of Macy's common stock delivered pursuant to these types of awards will be purchased for such consideration and paid for at such time, by such methods and in such forms as the CMD Committee determines. Cash awards, as an element of or supplement to any other award granted under the Amended Plan, may also be granted. The CMD Committee may also grant shares of Macy's common stock as a bonus, or may grant other awards in lieu of Macy's obligations or the obligations of a subsidiary to pay cash or deliver other property under the Amended Plan or under other plans or compensatory arrangements, subject to such terms as are determined by the CMD Committee in a manner that complies with Section 409A of the Code. Other stock-based awards are not required to be subject to any minimum vesting period.

At the CMD Committee's discretion, a stock-based other award may provide for the participant to receive dividend equivalents. Dividend equivalents on stock-based other awards subject to the achievement of performance goals must be deferred and either held in escrow or reinvested until the performance goals are achieved.
Performance Criteria for Performance Goals
Performance criteria are measurable performance objectives established by the CMD Committee for participants who have received awards under the Amended Plan. Performance criteria may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or of one or more subsidiary, division, segment, department, region, function or other organizational unit within Macy's or its subsidiaries. The performance criteria may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, to an index or to one or more of the performance objectives themselves.
The performance goal, or minimum required level of performance, for determining whether or to the extent a Qualified Performance-Based Award is earned will be based on one or more of the performance criteria set forth below. Performance goals may be expressed with respect to Macy's performance or the performance of one or more subsidiaries, divisions, segments, departments, regions, functions or other organizational units within Macy's or its subsidiaries. The performance goal may be expressed in terms of dollars or rates, dollars or growth, absolute levels or percentages or ratios expressing relationships between two or more of the performance criteria, period-to-period changes, relative to business plans or budgets, or relative to one of more other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, or one or more indices.
One or more, or a combination, of the following performance criteria may be used by the CMD Committee in establishing performance goals for Qualified Performance-Based Awards:

•	sales;

•	comparable sales;

•	sales per square foot;

•	owned sales plus licensed sales or comparable owned sales plus licensed sales;

•	pre-tax income;

•	gross margin;

•	operating or other expenses;

•	earnings before interest and taxes (EBIT);

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	EBITDA margin;

•	net income;

•	earnings per share (either basic or diluted);

•	cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof);

•
return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity, including return on net assets, return on sales, return on equity and return on invested capital);

•	stock price (appreciation, fair market value);

•	operating income;

•	revenue;

•	total shareowner return;

•	customer satisfaction;

•	gross margin return on investment;

•	gross margin return on inventory;

•	inventory turn;

•	market share;

•	leverage ratio;

•	coverage ratio;

•	employee engagement;

•	employee turnover;

•	strategic business objectives; and

•	strategic plan implementation.

In general, if the CMD Committee determines that a change in Macy's business, operations, corporate structure or capital structure, or the manner in which Macy's conducts business, or other events or circumstances render the performance criteria and/or performance goals unsuitable, the CMD Committee may in its discretion modify the performance criteria and/or performance goals, in whole or in part, as the CMD Committee deems appropriate and equitable (including to exclude the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as applicable).
Change in Control
The Amended Plan generally provides the CMD Committee with flexibility to determine the effects of a change in control on outstanding awards, including that "underwater" option rights and SARs may be cancelled without payment or that certain performance awards will be deemed to have been earned in full or in part or converted into other restricted awards. Unless otherwise expressly provided in an evidence of award, if a successor company assumes or substitutes outstanding awards as of a change in control, then the awards will continue to remain outstanding in the ordinary course, subject to accelerated vesting or settlement if a participant's employment terminates within 24 months following the change in control, or such other period as may be specified in the evidence of award, which may include a termination during a period of time prior to the change in control. If a successor does not so assume or substitute awards in a change in control, the vesting and/or exercisability of awards will generally be accelerated as of immediately prior to the change in control.
Unless an evidence of award provides otherwise, a "change in control" generally occurs in any of the following events:

•	a person has become the beneficial owner of securities representing 30% or more of our combined voting power (subject to exceptions described in the Amended Plan); or

•
individuals who, on the effective date of the Amended Plan, constitute our directors or whose election as a director after such effective date was approved by at least two-thirds of the directors as of the effective date (or their successors or colleagues that have been so approved) cease for any reason to constitute at least a majority of the Board (subject to exceptions described in the Amended Plan); or

•
consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets and, as a result of or immediately following such merger, consolidation, reorganization, sale or transfer, less than a majority of the voting power of the resulting entity immediately after the transaction is held in the aggregate by the holders of the voting stock of Macy's immediately prior to the transaction (subject to exceptions described in the Amended Plan); or

•	shareholders approve a complete liquidation or dissolution of the Company.
For the avoidance of doubt, except with respect to the last bullet above, any definition of "change in control" in an evidence of award shall provide that a change in control does not occur until consummation or effectiveness of a change in control of Macy's and shall not provide that a change in control occurs upon the announcement, commencement, shareholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of Macy's.
Transferability
Except as otherwise determined by the CMD Committee, no award granted, issued or transferred under the Amended Plan is transferable by a participant except:

•	by will or the laws of descent and distribution;

•	pursuant to a qualified domestic relations order; or

•	to a fully revocable trust of which the participant is treated as the owner for federal income tax purposes;
and in no event may any such award granted under the Amended Plan be transferred for value.

Notwithstanding the foregoing, pursuant to terms and conditions established by the CMD Committee, awards will be transferable by a participant who at the time of such transfer is eligible to earn "Long-Term Incentive (LTI) Awards" under Macy's 1992 Incentive Bonus Plan, as amended (or any successor plan thereto) or the Senior Executive Incentive Compensation Plan (or any successor plan thereto), or to earn other long-term awards under another plan or program that limits eligibility to the same group as those who would otherwise have been eligible for such LTI Awards, or is a non-employee director, without payment of consideration by the transferee, to any one or more members of the participant's immediate family (or to one or more trusts established solely for the benefit of one or more members of the participant's immediate family or to one or more partnerships in which the only partners are members of the participant's immediate family).
The CMD Committee may specify at the date of grant that part or all of the shares of Macy's common stock that are (1) to be issued or transferred by Macy's upon exercise of option rights or SARs or upon settlement of RSUs, performance shares or other stock-based awards or (2) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in the Amended Plan with respect to restricted stock, will be subject to further restrictions on transfer.
Adjustments
The number and kind of shares covered by outstanding awards under the Amended Plan, the Incentive Awards, and, in the case of stock options and SARs, the exercise or base prices applicable thereto, must be adjusted as the CMD Committee, in its sole discretion exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of participants or optionees in the event of stock dividends, stock splits, combinations of shares, recapitalizations, other changes in Macy's capital structure, mergers, consolidations, spin-offs, split-offs, spin-outs, split-ups, reorganizations, liquidations, extraordinary cash dividends or other distributions of assets or issuances of rights or warrants to purchase securities, and similar events. In the event of any such transaction or event, the CMD Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each option right or SAR with an exercise price or base price greater than the consideration offered in connection with any such transaction or event, the CMD Committee may in its sole discretion elect to cancel such option right or SAR without any payment to the person holding such option right or SAR. The CMD Committee shall also make or provide for such adjustments in the number of shares available under the Amended Plan, including the individual participant limits described in the Amended Plan, as the CMD Committee may determine appropriate to reflect any transaction or event described above, except that any such adjustment will be made only to the extent that it would not cause any option right intended to qualify as an ISO to fail to so qualify. Additionally, Macy's may eliminate fractional shares or settle fractional shares in cash.
Withholding Taxes
To the extent that Macy's is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, and the amounts available to Macy's for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to Macy's for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of CMD Committee) may include relinquishment of a portion of such benefit. In certain circumstances, Macy's will withhold shares that are deliverable to a participant to settle tax withholding obligations. Participants may also generally elect to have common shares withheld by Macy's or may deliver other common shares to satisfy tax withholding obligations, but the value of any common shares withheld or delivered will not exceed the minimum amount of taxes required to be withheld.
Compliance with Section 409A of the Internal Revenue Code
To the extent applicable, it is intended that the Amended Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Amended Plan and any grants made under the Amended Plan shall be administered in a manner consistent with this intent.

Amendments
The Board may amend the Amended Plan from time to time without further approval by Macy's shareholders, except where:

•	the amendment would increase:

•	the maximum number of shares of Macy's common stock that may be issued under the Amended Plan;

•	the maximum number of shares of Macy's common stock that may be subject to option rights or SARs granted to any participant during any fiscal year of Macy's;

•
the maximum number of shares of Macy's common stock that may be granted as Qualified Performance-Based Awards of restricted stock or performance shares or with respect to Qualified Performance-Based Awards of RSUs during any fiscal year of Macy's; or

•	the maximum amount of any Incentive Award that may be awarded for any performance period;

•	the amendment would cause Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, to become inapplicable to the Amended Plan or awards granted under the Amended Plan; or

•	shareholder approval is required by applicable law or NYSE rules and regulations.
The Board may not amend the repricing provisions referred to above under "No Repricing" without further approval by Macy's shareholders.
If permitted by Section 409A of the Code and, in the case of a Qualified Performance-Based Award, Section 162(m) of the Code, in case of a termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a participant who holds an option right or SAR not immediately exercisable in full, or any restricted stock or RSUs as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Incentive Awards, performance shares or other stock-based awards that have not been fully earned, or who holds shares of Macy's common stock subject to any other transfer restriction imposed pursuant to the Amended Plan, the CMD Committee may, in its sole discretion, take such action as it deems equitable in the circumstances or in the best interests of Macy's, including waiving or modifying any vesting, performance or other period, any performance goals or any other requirement, condition, restriction or limitation applicable to any such award.
Recoupment and Restrictive Covenants
Any evidence of award may allow Macy's to recoup all or any portion of an award or any gain related to an award in the event of a restatement of Macy's financial results, and may include restrictive covenants that must be complied with during employment or within a specified period of time after termination of employment as a condition to receipt or retention of all or any portion of an award. In addition, all awards and benefits derived from an award may be subject to recovery pursuant to any policy adopted by Macy's to ensure compliance with any applicable law or rules and regulations promulgated by the SEC or any national securities exchange or national securities association on which Macy's common stock is traded to implement requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act. These recoupment policies do not apply after a Change in Control unless required by the evidence of award or applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which Macy's common stock is traded.
Termination
No grant will be made under the Amended Plan more than 10 years after the date on which the Amended Plan is first approved by Macy's shareholders, but all grants made on or prior to such 10-year anniversary of shareholder approval will continue in effect after such date subject to the terms thereof and of the Amended Plan. Upon approval of the Amended Plan by Macy's shareholders, no further grants will be made under the terms of the Original Plan, but all outstanding awards under the Original Plan (and the Prior Plans referred to therein) will continue to be in effect subject to the terms thereof.

Federal Income Tax Consequences
The following is a brief summary of some of the federal income tax consequences of certain transactions under the Amended Plan based on federal income tax laws in effect on January 1, 2014. This summary is not intended to be complete and does not describe federal taxes other than income taxes, or state, local or foreign tax consequences. It is not intended as tax guidance to participants in the Amended Plan.
Tax Consequences to Participants
Non-Qualified Option Rights. In general, (1) no income will be recognized by an optionee at the time a non-qualified option right is granted, (2) at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive Option Rights. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of Macy's common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If shares of Macy's common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Macy's common stock received on the exercise.
Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code, which Macy's refers to as the Restrictions. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an award of RSUs generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Macy's common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
Incentive Awards and Performance Shares. No income generally will be recognized upon the grant of performance shares. Upon payment in respect of the earn-out of Incentive Awards or performance shares, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Macy's common stock received.

Tax Consequences to Macy's or a Subsidiary
To the extent that a participant recognizes ordinary income in the circumstances described above, Macy's or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the Amended Plan, such as time-vested restricted stock and RSUs, cannot qualify as performance-based awards under Section 162(m), and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.
New Amended Plan Benefits
Because awards to be granted in the future under the Amended Plan are at the discretion of the CMD Committee, it is not possible to determine the benefits or the amounts to be received under the Amended Plan by Macy's directors, officers or employees.
For grants made during Macy's fiscal year 2013 to Macy's named executive officers, please see the 2013 Grants of Plan-Based Awards table on page 63.
Existing Plan Benefits
The aggregate numbers of shares underlying option rights granted to our executive officers, Non-Employee Directors and employees since the initial approval of the original plan in May, 2009 through the end of fiscal 2013 are as follows:

Name and Position, or Group	Number of Shares Underlying Option Rights
Terry J. Lundgren, Chairman and CEO	1,113,244
Karen M. Hoguet, CFO	198,570
Timothy M. Adams, Chief Private Brand Officer	198,570
Jeffrey Gennette, President	198,570
Peter R. Sachse, Chief Stores Officer	198,570
All current executive officers as a group	2,607,969
Non-Employee Directors	0
Nominees for Director	0
Each associate of directors, executive officers or nominees	0
Each other person who received 5% of option rights granted	0
All employees, including all current officers who are not executive officers	13,420,823
Equity Compensation Plan Information
For information about Macy's equity compensation plans (other than qualified employee benefits plans and plans available to shareholders on a pro rata basis) as of December 31, 2013 please see the table under "Stock Ownership - Securities Authorized for Issuance Under Equity Compensation Plans" and related disclosure on page 10.
Voting Recommendation
The Board unanimously recommends a vote "FOR" adoption of the Macy's, Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan.

COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis, referred to as the CD&A, describes our overall executive compensation policies and practices and specifically analyzes the total compensation for the following executives, referred to as the Named Executives (titles shown are positions held at the end of fiscal 2013):

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Terry J. Lundgren, Chairman, President and Chief Executive Officer. Mr. Lundgren has been with Macy's for over 32 years, and has served as our Chief Executive Officer for the last 11 years, making him one of the longest-tenured CEOs in the department stores industry. He is a Named Executive by reason of his position as our principal executive officer.

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Karen M. Hoguet, Chief Financial Officer. Mrs. Hoguet has been with Macy's for over 31 years, and has been our Chief Financial Officer for 16 years. She is a Named Executive by reason of her position as our principal financial officer.

•	Our three additional most highly compensated executive officers at the end of fiscal 2013, who are Named Executives by reason of their level of compensation:

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Timothy M. Adams, Chief Private Brand Officer. Mr. Adams has been with Macy's for over 30 years. He has been in his current position since February 2009. Some of his prior positions include Chairman and CEO of Macy's Home Store and Chairman of Macy's Florida.

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Jeffrey Gennette, Chief Merchandising Officer. Mr. Gennette has been with Macy's for over 30 years. He has been in his current position since February 2009 and assumed additional responsibility for overseeing marketing and macys.com in February 2012.

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Peter R. Sachse, Chief Stores Officer. Mr. Sachse has been with Macy's for over 30 years. He has been in his current position since February 2012. Prior to that time, he was Chief Marketing Officer and Chairman of macys.com.

These individuals, along with five other executives, made up our executive committee during fiscal 2013. The executive committee is responsible for developing and implementing our strategic plans and initiatives and overseeing the day-to-day operations of the Company. Each year, the Compensation and Management Development Committee of the Board, referred to as the CMD Committee, which is made up entirely of independent directors, recommends to the non-employee members of the full Board the compensation for Mr. Lundgren and determines the compensation for the other Named Executives. On March 31, 2014, the Company announced that Jeffrey Gennette had been elected by the Board of Directors as the Company's President, effective immediately, whereupon Mr. Lundgren ceased to serve as the Company's President. Mr. Lundgren continues to hold the titles of Chairman and Chief Executive Officer.

Executive Summary
Overview of the performance-based elements of our executive compensation program
The CMD Committee believes in a "pay-for-performance" approach to executive compensation that aligns executive compensation with shareholder interests. This means that a significant portion of an executive's compensation should be at risk and may vary from "targeted" compensation based upon the level of achievement of specified performance objectives and stock price performance.
Our executives are accountable for the performance of the Company and the functions they manage and are compensated based on that performance. Executives are rewarded when defined performance objectives are achieved and value is created for our shareholders. For example,

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The senior-most executives, including the Named Executives, are held most accountable to shareholders by varying the portion of variable, performance-based pay directly with each executive's level of responsibility:

•	87% of Mr. Lundgren's targeted total direct compensation for fiscal 2013 was tied to performance objectives and subject to forfeiture in the event the goals were not met.

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On average, 70% of the targeted total direct compensation for fiscal 2013 of the other Named Executives was tied to performance objectives and subject to forfeiture in the event the goals were not met.

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We emphasize equity-based long-term incentives to ensure that these executives are focused on longer-term operating and stock price performance in addition to shorter-term goals. The targeted value for long-term incentive awards for the Named Executives other than Mr. Lundgren is approximately twice the targeted value of their annual bonus awards and for Mr. Lundgren is approximately three times.

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The value received from our variable, performance-based pay, if any, is directly related to our performance and reflects a combination of internal financial measures of success, such as operating income (which represents earnings before interest and taxes, or EBIT), sales, cash flow, return on invested capital (ROIC) and external measurements of success, such as stock price performance on an absolute and relative-to-peers basis.

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To ensure that costs are affordable and reasonable in relation to our operating results, no payments are made under the annual bonus plan unless we have positive EBIT and achieve a net profit for the fiscal year.

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Equity-based long-term incentive awards are subject to multi-year vesting and/or performance requirements to link compensation to performance measured by achievement of financial, operational and strategic objectives as well as changes in absolute and relative shareholder value over time.

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To further reinforce the long-term alignment of executive interests with shareholders, we maintain policies that require executives to accumulate and hold substantial amounts of Macy's common stock and we prohibit executives from hedging the risk of such ownership or pledging such shares as collateral. We also maintain a robust clawback policy that enables the recapture of previously paid incentive compensation in the event of a financial restatement.

Overview of 2013 operating performance
Fiscal 2013 was another strong year for us, especially when considering the continued challenges in the macroeconomic environment and high level of unemployment. In 2008, we commenced a multi-year strategic re-engineering initiative that included the My Macy's localization initiative, omnichannel integration and customer engagement through MAGIC selling (training and developing our sales associates to better understand the needs of our customers, as well as provide options and advice). These initiatives were intended to improve the customer experience and our relationship with vendors. Due to the strength of our leadership team and their ability to successfully implement our reinvented business model we realized our fifth consecutive year of double-digit growth in earnings per share and our fourth consecutive year of comparable sales growth.
Highlights of our fiscal 2013 performance include:

•	Total sales for fiscal 2013 were $27.9 billion, up 0.9% from fiscal 2012 total sales of $27.7 billion. Fiscal 2013 includes 52 weeks and fiscal 2012 included 53 weeks.

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On a comparable basis, sales in fiscal 2013 were up 1.9%, the fourth consecutive year of comparable sales growth. We calculate comparable sales as sales from stores in operation throughout fiscal 2012 and fiscal 2013, all internet sales and adjust for the 53rd week in fiscal 2012.

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Comparable sales, together with sales of departments licensed to third parties, for fiscal 2013 were up 2.8% compared to fiscal 2012. See page 16 of the Company's Form 10-K for fiscal 2013 for a reconciliation of this non-GAAP financial measures to the most comparable GAAP financial measures and other important information. We believe that this supplemental information is a key metric in measuring our ability to generate sales growth on a comparable basis whether a selling department is operated by the Company or a third party.

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Fiscal 2013 earnings per diluted share were $4.00 per share, excluding impairments, store closing and other costs, up 16% from fiscal 2012 on a comparable basis. Fiscal 2012 earnings per diluted share were $3.46 per share, excluding impairments, store closing costs and the premium on early debt retirement. See pages 16 to 19 of the Company's Form 10-K for fiscal 2013 for a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures and other important information.

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EBIT (or operating income) for fiscal 2013 totaled $2.766 billion, or 9.9% of sales, excluding impairments, store closing and other costs, an increase of 3.8% and 30 basis points as a percent of sales over fiscal 2012 on a comparable basis. For fiscal 2012, EBIT totaled $2.666 billion, or 9.6% of sales, excluding impairments and store closing costs. Fiscal 2013 includes 52 weeks and fiscal 2012 included 53 weeks. See pages 16 to 19 of the Company's Form 10-K for fiscal 2013 for a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures and other important information.

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Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, excluding impairments, store closing and other costs) margin reached 13.6% in fiscal 2013, reflecting a steady improvement toward our goal of 14%, compared to an Adjusted EBITDA margin of 13.4% in fiscal 2012. See pages 16 to 19 of the Company's Form 10-K for fiscal 2013 for a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures and other important information.

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ROIC - a key measure of operating productivity - rose in fiscal 2013, the fifth consecutive year of improvement. ROIC reached 21.5% in fiscal 2013, compared to 21.2% in fiscal 2012. See pages 16 to 19 of the Company's Form 10-K for fiscal 2013 for a reconciliation of this non-GAAP financial measure to the most comparable GAAP financial measure and other important information.

•	Our common stock price at the end of fiscal 2013 was $53.20 per share, a 34.6% increase from the closing price of $39.51 per share at the end of fiscal 2012.

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Our one-year, three-year and five-year total shareholder return, or TSR, was 37.4%, 143.9% and 541.3%, respectively, which ranked in the 100th percentile, above the 98th percentile and above the 78th percentile, respectively, compared to the TSR of our 10-company fiscal 2013 executive compensation peer group for the same periods.

•	We returned approximately $1.9 billion to shareholders through dividends and share repurchases and increased our cash dividend by 25% in fiscal 2013, to an annualized $1.00 per share.
We believe that our pay-for-performance philosophy and the design of our executive compensation program strongly support an environment of continuous improvement in our financial and operational results.
Summary of 2013 compensation actions
In making decisions regarding the compensation opportunities and amounts earned by the Named Executives in fiscal 2013, the CMD Committee took into account the economic climate, our performance against our fiscal 2013 internal goals, and our strong relative performance against industry competitors as described above. The CMD Committee took the following specific actions with respect to the compensation of the Named Executives for fiscal 2013:

•	increased base salaries of the Named Executives other than Mr. Lundgren;

•	increased Mr. Lundgren's targeted annual bonus award opportunity from 150% to 170% of base salary, with corresponding changes to his threshold and maximum bonus award opportunities;

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made annual bonus award payments with respect to fiscal 2013 performance at 68% of the target performance level to the Named Executives based on achievement against pre-determined EBIT, Sales and Cash Flow goals;

•	granted performance-based restricted stock units and stock options to the Named Executives, with a mix of 60% performance-based restricted stock units and 40% stock options:

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performance-based restricted stock units will be earned based on performance relative to average EBITDA margin, average ROIC and relative TSR goals and measured over a three-year (fiscal 2013-2015) performance period, subject to attainment of a 3-year cumulative EBITDA threshold (if the cumulative EBITDA threshold is not met, the entire award is forfeited regardless of performance against the other metrics);

•	stock options will vest over a four-year period and may be exercisable for up to 10 years following the grant date; and

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determined that the Named Executives had earned 148.5% of the targeted number of performance-based restricted stock units granted in fiscal 2011, based on meeting the cumulative EBITDA threshold of $7.5 billion and the level of achievement against average EBITDA margin and average ROIC goals over the three-year (fiscal 2011-2013) performance period.

Shareholder approval of the executive compensation program
We conducted our third "say-on-pay" shareholder advisory vote in fiscal 2013. More than 98% of the votes cast at the 2013 annual meeting supported our executive compensation program. Given the very strong level of shareholder support and the fact that numerous changes had been made to the overall executive compensation program over the past five years to better align with market best practice and to support our evolving business strategy, the CMD Committee determined that our executive compensation program continues to provide a competitive pay package, effectively motivates our Named Executives to achieve our short- and long-term operating objectives and to create sustainable shareholder value over the long-term, and encourages long-term talent retention. The CMD Committee continued to apply the same effective pay-for-performance principles and philosophies that it applied in fiscal 2012 when making compensation decisions for the remainder of fiscal 2013 and in its initial planning for fiscal 2014 compensation.
Recent changes made to the executive compensation program
Over the last five years, the CMD Committee has made changes to the executive compensation program to further align incentive compensation with our financial objectives, intensify the focus of our senior-most executives on long-term value creation, enhance the efficiency of our executive compensation program and ensure consistency with executive compensation "best practices". These changes include:

•	moved to double-trigger vesting of equity grants following a change in control;

•	discontinued use of executive employment agreements;

•	replaced individual change-in-control agreements with a more limited and standardized change-in-control plan that does not provide for golden parachute tax gross-ups on severance benefits;

•	placed a cap on the amount that can be earned on the EBIT component in our annual bonus plan so that all metrics, including the sales and cash flow components, are limited;

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increased the weighting on the sales component under the annual bonus plan to support our sales growth initiative, which fuels top line growth and sustainable appreciation in earnings over the longer-term;

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replaced performance-based stock credit awards that were payable in cash with more financially efficient awards that are settled in shares, which we anticipate will be fully deductible under IRC Section 162(m) and subject to fixed rather than variable equity accounting standards. These awards are granted annually and earned based on performance relative to cumulative EBITDA, average EBITDA margin, average ROIC, and relative-to-peer total shareholder return goals, each as measured over a three-year performance period;

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further aligned our executives' interests with those of our shareholders by adding a relative-to-peer TSR component to the performance-based restricted stock units, as mentioned above, beginning with awards in fiscal 2012;

•	closed the Supplementary Executive Retirement Plan (SERP) to executives who would have first become eligible to participate in that plan on or after January 2, 2012;

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determined to transition all employees, including the Named Executives, to a defined contribution-only retirement program by discontinuing future accruals under the Company's defined benefit pension plan and the SERP on December 31, 2013 (other than with respect to benefits relating to service prior to that date);

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approved adoption of a new defined contribution plan, the Macy's, Inc. Deferred Compensation Plan, which became effective as of January 1, 2014, that will operate in a manner similar to the Company's 401(k) plan and provide for income deferral and company matching contribution opportunities with respect to compensation in excess of amounts eligible for such opportunities under the Company's 401(k) plan;

•	added a compensation recovery, or clawback, provision to the annual bonus and long-term incentive plans in the event of financial restatement coupled with executive fraud or intentional misconduct;

•	implemented an anti-hedging/pledging policy;

•	amended our change-in-control plan to eliminate the feature providing additional severance benefits based on assumed additional years of service; and

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eliminated most executive perquisites, including the additional discount available to executives on the purchase of company merchandise and the provision of company cars (except with respect to the Company car and driver benefit provided to Mr. Lundgren), company-paid life insurance and financial counseling, and placed a cap on the cost to the company of the personal use of company aircraft by the chief executive officer.

Objectives of Our Executive Compensation Program
Our overall compensation program is performance-driven and designed to support the needs of our business by:

•	Providing competitive and reasonable compensation opportunities;

•	Focusing on results and strategic objectives;

•	Fostering a pay-for-performance culture;

•	Attracting and retaining key executives; and

•	Balancing risk and reward and ensuring accountability to shareholders.

The Key Elements of the Executive Compensation Program
The Named Executives' fiscal 2013 compensation consisted principally of the following components:

Element	Description	Purpose
Base Salary	Fixed compensation component. Reviewed annually and adjusted if and when appropriate.
Market-driven base-line compensation is targeted at a level necessary to attract and retain high-quality talent and ensure a sustainable level of fixed costs; amount recognizes differences in positions and/or responsibilities as well as experience and individual performance over the long term. Generally, executives who are new in their roles are positioned lower in the competitive range, while those with more experience are positioned higher in the range to reflect their greater skill set relative to the external benchmark and sustained high performance over time.

Annual Bonus Awards	Variable compensation component. Performance-based cash award opportunity. Amounts actually earned will vary based on our performance.	Aligns compensation with business strategy and operating performance by rewarding achievement of short-term (annual) financial targets.

Long-Term Incentive Awards
Variable compensation component, generally granted annually as a combination of performance-based restricted stock units and stock options. Amounts actually earned will vary based on stock price appreciation and, in the case of performance-based restricted stock units, our financial performance and absolute and relative TSR.

Opportunities for ownership and financial reward in support of our longer-term financial goals and stock price growth; also supports retention and, consequently, succession planning. Provides a link between compensation and long-term shareholder interests as reflected in changes in stock price.

In addition to the Long-Term Incentive Awards described above, the CMD Committee may grant other types of awards, such as time-based restricted stock units, in special circumstances to support succession planning, shareholder alignment and retention objectives.

We also provide health and welfare plans and retirement plans that promote employee health and support employees in attaining financial security. The Named Executives may also participate in our philanthropic matching gift program, pursuant to which up to a total of $22,500 (commencing January 1, 2014, up to a total of $15,000) in gifts made by them to qualifying charities in any calendar year are matched. In addition, we provide severance benefits that provide the Named Executives with a reasonable range of income protection in the event employment is terminated without cause or following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change-in-control transactions. The Named Executives are also provided certain other benefits and limited perquisites. See the "Other Benefits and Programs Under the Executive Compensation Program" discussion later in this CD&A.
The Process for Setting Executive Compensation
The role of the CMD Committee, its consultant and management
CMD Committee.    The CMD Committee administers the executive compensation program for senior executives, which includes the Named Executives, the other members of our executive management team and other corporate officers and business unit principals. In addition to overseeing our annual bonus and long-term incentive plans, the CMD Committee also oversees our benefit plans and policies, and ensures that appropriate succession plans are in place for the chief executive officer and other key executive positions. When making decisions regarding our executive compensation program, the CMD Committee considers, among other things, our compensation philosophy, our financial and operating performance, compensation policies and practices for our employees generally, and practices and executive compensation levels within peer companies. The CMD Committee's primary goals are to support organizational objectives and shareholder interests, emphasize the pay-for-performance linkage of our executive compensation programs and ensure that our executive compensation programs are appropriately competitive. For a more complete description of the responsibilities of the CMD Committee, see "Further Information Concerning the Board of Directors - Committees of the Board" and the charter for the CMD Committee posted on our website at www.macysinc.com/for-investors/corporate-governance.
Compensation Consultant.    Since fiscal 2008, the CMD Committee has directly engaged an outside independent executive compensation consultant, Frederic W. Cook & Co., Inc., or Cook & Co., to assist it with executive compensation matters. Cook & Co. provides no services to the Company other than those provided directly to or on behalf of the CMD Committee and, as described on page 24, to or on behalf of the Nominating and Corporate Governance Committee. The CMD Committee has assessed the independence of Cook & Co. pursuant to the New York Stock Exchange listing standards and SEC rules and is not aware of any conflict of interest that would prevent Cook & Co. from providing independent advice to the CMD Committee concerning executive compensation matters.
Cook & Co. attends meetings of the CMD Committee at the request of the Committee, meets with the CMD Committee in executive session without the presence of management and frequently communicates with the chairman of the CMD Committee with regard to emerging issues.
Cook & Co. reviews CMD Committee meeting materials on behalf of the CMD Committee and provides guidance to the CMD Committee on compensation matters. The services provided by Cook & Co. include review and advice relating to:

•	the design of our annual bonus and long-term incentive plans, including the degree to which the incentive plans support our business strategy and balance risk-taking with potential reward;

•	the setting of performance objectives;

•	peer group pay and performance comparisons;

•	the competitiveness of compensation provided to our key executives;

•	changes to the Named Executives' compensation levels;

•	the design of other forms of key executive compensation and benefits programs; and

•	the preparation of public filings related to executive compensation, including this CD&A and the accompanying tables and footnotes.
Cook & Co. assisted the CMD Committee in its review of the Amended and Restated 2009 Omnibus Incentive Compensation Plan that is being submitted to shareholders for approval at the 2014 annual meeting. In addition, as part of the CMD Committee's responsibility to review the extent to which the overall compensation program may encourage employees to take risks that could have a material adverse impact on shareholder value, Cook & Co. conducted a comprehensive review of our overall compensation programs in fiscal 2010 and updated the analysis in each of fiscal 2011, fiscal 2012 and fiscal 2013. As described in "Compensation Risk Assessment" on page 15, Cook & Co. concluded that our compensation programs are well-designed and do not encourage behavior that could create material risk for the Company.
Management.    The CMD Committee also makes use of company resources, including senior executives in our human resources, legal and finance departments. These executives provide input and contribute to the development of proposals regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for the senior management group, including the Named Executives. These executives may also attend and contribute to CMD Committee meetings from time to time as requested by the CMD Committee or its chairman. Our human resources department engages a compensation consultant, Hay Group, to provide various calculations, comparator group data and general market data to be used by management in its compensation-related analyses.
Mr. Lundgren also participates in the executive compensation program process. At the beginning of a fiscal year, Mr. Lundgren meets with each of his direct reports, including the other Named Executives, to set their individual performance objectives for the fiscal year. Those objectives consist of matters such as meeting key financial and other business goals and effectively managing their business unit or corporate function. Following the end of the fiscal year, Mr. Lundgren reviews the performance of each of his direct reports against Company and individual performance objectives and the individual's contribution to our performance. Mr. Lundgren takes an active part in CMD Committee discussions of compensation involving his direct reports, including the other Named Executives. He provides input on such matters as individual performance and the size, scope and complexity of their positions and recommendations with respect to the amount and composition of their compensation opportunities. Human resources executives, with the assistance of Cook & Co., under the direction of the CMD Committee, provide the CMD Committee with data and analyses and annually prepare information to help the CMD Committee in its consideration of such recommendations. Mr. Lundgren does not participate in the portions of CMD Committee or Board meetings during which his compensation is discussed.

The compensation review process
With respect to the Named Executives, the CMD Committee annually reviews base salary, annual bonus payments and equity awards at its March meeting, at which time all financial and other performance results for the prior fiscal year are available and individual and Company performance against applicable targets can be measured.
The targeted total direct compensation of the Named Executives other than Mr. Lundgren is generally intended to approximate the median of the 10-company fiscal 2013 peer group of retailers listed below, which is the level that the CMD Committee has determined is aligned with the market. Actual positioning of targeted compensation may be above or below the median based on many factors, including the executive's skill set, experience and tenure. The Named Executives' targeted total direct compensation (base salary, target bonus and grant date value of long-term incentive awards) for fiscal 2013 approximates the median of the peer group practice. In evaluating the compensation of the Named Executives, the CMD Committee takes into account the executive's time in position, pay history and the value contributed by that position and the executive and reviews the compensation of other senior executives to ensure that the compensation is internally consistent and equitable.
The targeted total direct compensation for Mr. Lundgren is generally intended to approximate the 75th percentile of the peer group companies, and his fiscal 2013 targeted total direct compensation fell between the median and the 75th percentile. Mr. Lundgren's compensation is strongly tied to our performance, with 100% of his annual bonus and long-term incentive compensation delivered in the form of variable awards that are sensitive to our financial performance and changes in our stock price. The CMD Committee and the Board believe that Mr. Lundgren's compensation opportunity is supported by our size relative to the peers as measured primarily on annual revenue and market capitalization, both of which fall between the median and 75th percentile. The CMD Committee and the Board also believe that Mr. Lundgren's compensation positioning is supported by his experience and long tenure as a CEO, as well as his performance, leadership and expected future contributions to the Company. During Mr. Lundgren's tenure as CEO:

•	We have grown from being a $15 billion regional department store company to a national omnichannel retailer with over $27.9 billion in sales.

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We have successfully integrated the acquisition of the May Company, which doubled the number of stores operated by the Company. This included the conversion of all the regional store nameplates to Macy's, and the development of a highly successful strategy of omnichannel marketing through the integration of stores, online and mobile resources.

•	We have returned to profitability levels and credit metrics experienced prior to the recent recession and are well positioned to move forward to both grow and continue to improve profitability.

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We have successfully implemented the My Macy's business strategy, which commenced in 2008, to position the Company to be more competitive. Under the My Macy's transformation, we have concentrated more management talent in local markets and significantly increased the resources in the field to work with district planning and buying executives to better localize our merchandise offerings.

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We have become a customer-centric organization that embraces localization, a seamless omnichannel blend of stores, online and mobile, and more meaningful customer engagement on the selling floor and all other customer interactions.

These strategic initiatives have been highly successful, as indicated by the following financial results from fiscal 2009 through fiscal 2013:

•	Operating income has grown from $1.1 billion or 4.5% of sales in fiscal 2009 to $2.7 billion or 9.6% of sales in fiscal 2013, an increase of over 150% and up 510 basis points as a percent of sales.

•	Diluted EPS has increased from $0.78 in fiscal 2009 to $3.86 in fiscal 2013, an increase of over almost 400%.

•	Comparable store sales growth was 4.6% in fiscal 2010 (the first full year after the strategy change), 5.3% in fiscal 2011, 3.7% in fiscal 2012 and 1.9% in fiscal 2013.

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Comparable sales, together with sales of departments licensed to third parties, for fiscal 2013 were up 2.8% as compared to fiscal 2012, and were up 4.2% on a compound annual growth basis since fiscal 2009. See page 16 to 19 of the Company's Form 10-K for fiscal 2013 for a reconciliation of this non-GAAP financial measure to the most comparable GAAP financial measure and other important information.

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The stock price has reacted favorably during this time period on both an absolute and relative-to-peers basis, with total shareholder return over the 5-year period of 541.3%, which is above the 78th percentile versus our 10-company fiscal 2013 peer group over the same 5-year period.

As mentioned above, Mr. Lundgren's targeted total direct compensation for fiscal 2013 fell between the median and the 75th percentile of the fiscal 2013 peer group, and the details with regard to each element of compensation are discussed below. In March 2014, at the recommendation of the CMD Committee, the Board increased Mr. Lundgren's targeted long-term incentive award opportunity by 6% (from $7.75 million to $8.215 million) to maintain his targeted total direct compensation in the median to 75th percentile range of the executive compensation peer group and further ensure that increases in his compensation are directly linked to Company longer-term operating and stock price performance. No other changes were made to Mr. Lundgren's base salary or annual bonus award opportunity for fiscal 2014, and as a result, his targeted total direct compensation opportunity increased by approximately 4% for fiscal 2014. In addition, in connection with his March 2014 promotion to President and associated expansion of responsibilities, the CMD Committee increased Mr. Gennette's base salary from $875,000 to $950,000, increased his target bonus award opportunity from 75% to 100% of base salary (with corresponding changes to his threshold and maximum award opportunities) and increased his targeted long-term incentive award opportunity from $1.325 million to $1.8 million.

The use of market comparison data
With respect to fiscal 2013 compensation, the CMD Committee used comparative compensation data of a peer group of 10 publicly-traded retail companies to assess the competitiveness of our executive compensation levels and opportunities, and in determining the individual components of compensation, compensation practices, and the relative proportions of each component of compensation. In selecting this peer group, we looked at a variety of factors, including revenue, market capitalization, total assets, number of employees and whether the peer company competes with us with respect to product, customers and/or executive talent. We believe that looking at multiple factors is the best way to gauge the reasonableness of any one company being included in the peer group. The fiscal 2013 peer group companies are:

Dillard's	L Brands	TJX Companies
Gap	Nordstrom	Walmart Stores
J.C. Penney	Sears Holdings
Kohl's	Target

As of September 2013, our revenues, net income and number of employees were between the median and 75th percentile of the fiscal 2013 peer group companies. Our market cap approximated the median of the peer group companies and total assets approximated the 75th percentile of these peer group companies.

($ in millions)	Revenue (1)	Net Income (1)(2)	Market Cap (3)	Total Assets (4)	Number of Employees (5)
75th Percentile:	$35,522	$1,823	$34,962	$17,983	250,250
Median:	17,903	888	14,501	10,790	135,500
25th Percentile:	12,196	463	7,499	8,077	103,550

Macy's	$27,878	$1,373	$16,352	$20,431	175,700
Macy's Percentile Rank	70%	70%	50%	80%	60%
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Data Source: S&P's Research Insight
(1)    Most recent reported four quarters.
(2)    Before extraordinary items and discontinued operations.
(3)    As of September 30, 2013.
(4)    Most recently reported quarter.
(5)    Most recently reported fiscal year.
During fiscal 2013, the CMD Committee reviewed the executive compensation peer group to determine whether it continues to be reasonable from both size and business model perspectives. With input from Cook & Co., the CMD Committee determined that, taken as a whole, the 10-company peer group continues to be reasonable but that a larger number of companies would enhance statistical validity for competitive comparisons. In reviewing companies to potentially add to the peer group the CMD Committee looked at companies:

•	of similar size in revenues and market capitalization,

•	within the same Global Industry Classification Standard group as Macy's,

•	with an omnichannel business model,

•	with similar products and customers, and

•	that compete with Macy's for executive talent and/or investor capital.

In addition to the above, the CMD Committee also considered whether the companies consider Macy's to be a peer for compensation purposes as well as the peer frames used by certain proxy advisory services that provide voting recommendations to institutional investors on compensation-related proposals. Following this review, the CMD Committee approved a 12-company executive compensation peer group commencing with fiscal 2014 which consists of the original 10 companies and adds Bed, Bath & Beyond and Ross Stores.

Competitive Analyses.    As part of the fiscal 2013 compensation planning process, the CMD Committee asked Cook & Co. to review the design of our incentive plans and prepare a competitive analysis of the compensation of the Named Executives. The materials prepared by Cook & Co. included (i) an analysis of the design of our annual bonus and long-term incentive programs in relation to our financial and strategic priorities, human resources objectives and market practice to determine whether changes were appropriate, (ii) a competitive analysis of the targeted total direct compensation for the Named Executives, including base salary, annual bonus and long-term incentives, and (iii) a competitive assessment of our long-term incentive grant practices, including a review of share usage (shares granted in equity plans as a percentage of weighted-average outstanding shares) and potential dilution relative to peer group practice and a fair value transfer analysis that measured the aggregate cost of long-term incentives as a percent of market capitalization and revenue.
Based on this review, the CMD Committee determined that no material changes to the design of the annual bonus program for fiscal 2013 were required. However, the CMD Committee revised the long-term incentive program to provide that executives desiring to take advantage of retirement vesting provisions in stock option and performance-based restricted stock unit award agreements must comply with non-compete, non-solicitation and non-disclosure covenants. These provisions provide that awards may be forfeited if, within two years following retirement, the Named Executives render personal services to a competitor or solicit or entice an employee to resign from the Company, or, at any time following retirement, the Named Executives disclose confidential information of the Company to a third party. With regard to changes to targeted pay levels, the CMD Committee approved base salary increases in the range of 1.8% to 2.9% for the Named Executives other than Mr. Lundgren. These salary changes were intended to maintain pace with market standards and recognize increased responsibilities or high performance. See the "Base Salary" discussion later in this CD&A. The Board increased Mr. Lundgren's target award opportunity under our annual bonus plan from 150% to 170% of base salary, with corresponding changes to his threshold and maximum bonus award opportunities. No other changes were made to Mr. Lundgren's base salary or long-term incentive award opportunity for fiscal 2013. There were no changes to target bonus award or long-term incentive opportunities for fiscal 2013 for the other Named Executives.
Pay-for-performance compensation mix
In recognition of the ability of executive officers to directly influence our overall performance, and consistent with our philosophy of linking pay to performance, the largest portion of the Named Executives' compensation is variable, at-risk pay. The actual amounts realized may vary from "targeted" compensation based upon the level of achievement of specific corporate objectives, stock price performance and the Company's TSR relative to the peer companies. Total compensation and the amount of each element are driven by the design of our executive compensation program, the executive's years of experience, the scope of his or her duties and internal comparability.
The CMD Committee has established guidelines for annual performance-based bonus awards and for long-term performance-based equity incentive awards. Based on the combination of the annual bonus and long-term award guidelines:

•
87% of Mr. Lundgren's targeted total direct compensation (salary, annual bonus and grant date value of long-term incentive awards) for fiscal 2013 was tied to financial performance, corporate objectives and/or stock price performance and subject to forfeiture in the event the performance goals were not met; and

•
for the other Named Executives, on average, approximately 70% of targeted total direct compensation for fiscal 2013 was tied to financial performance, corporate objectives and/or stock price performance and subject to forfeiture in the event the performance goals were not met.

Equity-based long-term incentive awards, which for fiscal 2013 consisted of performance-based restricted stock units (60% of the long-term opportunity) and stock options (40% of the long-term opportunity), represent the largest element of pay for the Named Executives. These percentages are consistent with our compensation philosophy of focusing on sustained financial results and strategic initiatives and fostering a pay-for-performance culture.
The targeted total direct compensation mix we used for fiscal 2013 for Mr. Lundgren and the other Named Executives is illustrated below. Targeted fixed compensation consists of base salary. Targeted variable (i.e., not fixed) performance-based compensation consists of the annual bonus and the long-term incentive awards. This mix of short- and long-term incentives provides sufficient rewards to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive shareholder value.

	Fixed Compensation	Variable / At Risk Performance-Based Compensation
	13%	87%

CEO	Base Salary	Target Annual Bonus	Target Performance Restricted Stock Units	Stock Options
	13%	23%	38%	26%

	Fixed Compensation	Variable / At Risk Performance-Based Compensation
	30%	70%

Other Named Executives (average)	Base Salary	Target Annual Bonus	Target Performance Restricted Stock Units	Stock Options
	30%	23%	28%	19%
Fiscal 2013 Compensation and Analysis
Base Salary
Members of senior management earn a base salary that is competitive and consistent with their position, skill level, experience, knowledge and length of service with the Company. Base salary is intended to aid in the attraction and retention of talent in a competitive market and is generally aligned with market median, although actual salaries may be higher or lower as a result of various factors, including those referred to above as well as internal pay equity and attributes and circumstances that are specific to particular individuals. Base salaries of senior management are reviewed by the CMD Committee in March of each year, as well as at the time of promotion or significant changes in responsibility.
Following the conclusion of fiscal 2012, management, with input from Cook & Co. and Mr. Lundgren, prepared for the CMD Committee a summary of the total compensation package then in effect for each Named Executive and a proposed total compensation package for fiscal 2013 for each Named Executive. The proposed fiscal 2013 compensation packages for the Named Executives other than Mr. Lundgren reflected the increases in base salaries shown in the table below. Based on the recommendation of Cook & Co., the CMD Committee approved the salary increases, effective as of April 1, 2013. The increases reflect the CMD Committee's assessment of the current economic environment, our performance relative to our peers, the general movement of salaries in the marketplace, our stock price performance in recent years and the salaries of the Named Executives relative to that of Mr. Lundgren and to each other.
2013 Base Salary Increases

Name	FY 2012 Salary (000s)	FY 2013 Salary (000s)	% Increase
Lundgren	$1,600	$1,600	n/a
Hoguet	$850	$875	2.9%
Adams	$830	$845	1.8%
Gennette	$850	$875	2.9%
Sachse	$850	$875	2.9%

Annual Bonus
The Named Executives participated in the Senior Executive Incentive Compensation Plan, referred to as the Bonus Plan, in fiscal 2013. The Bonus Plan aligns executive compensation with our business strategy and operating performance objectives and is designed to motivate executives to meet or exceed annual corporate financial goals that are established by the CMD Committee and approved by the full Board of Directors.
The CMD Committee approved the annual performance goals for the fiscal 2013 bonus in March 2013 after the Board approved our fiscal 2013 business objectives and strategies. When setting fiscal 2013 goals, the CMD Committee considered the current economic conditions, potential events that could impact future sales and earnings levels and our performance relative to the performance of the peer companies. As discussed below, the CMD Committee set goals that were challenging yet reasonable, and would increase shareholder value if achieved.

Maximum Bonus Opportunity.    The Named Executives become eligible for a maximum bonus award based on a percentage of EBIT achieved for the fiscal year. The maximum potential award for Mr. Lundgren for fiscal 2013 is equal to 0.45% of EBIT and the maximum potential award for each of the other Named Executives is equal to 0.25% of EBIT. No bonus, however, can exceed the Bonus Plan's per-person maximum of $7 million.
For purposes of determining performance results, EBIT is adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. If EBIT is positive, a portion of each dollar of EBIT is used to determine the participant's maximum award. If EBIT is negative, no bonuses are paid.
The CMD Committee selected EBIT as the performance metric to ensure that the maximum potential payout is determined as a percentage of controllable profit. Excluding interest and taxes ensures that profit is defined based on operating results that the Named Executives can directly influence. The CMD Committee set the percentages of EBIT for the Named Executives at a level sufficient to enable reasonable award levels under all possible scenarios.
Reduction of Maximum Bonus Award.    In determining actual bonus awards made under the Bonus Plan, the CMD Committee has the discretion to, and has in the past, paid actual bonuses which are lower than the maximum awards described above. The CMD Committee may reduce the maximum bonus awards based on a "targeted" annual bonus opportunity established for each Named Executive under the Bonus Plan and our overall performance during the fiscal year measured against pre-established financial goals or on such alternative or additional factors, if any, as it may deem appropriate.
The targeted annual bonus opportunities for the Named Executives are expressed as a percent of year-end base salary and actual awards may range from 0% to 260% of the "target" award, not to exceed the maximum as determined under the above-referenced EBIT formula, depending upon actual performance relative to the pre-determined goals, as shown in the chart below (and on such alternative or additional factors, if any, as the CMD Committee deems appropriate). The calculation of performance results may be adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. The targeted annual bonus opportunities are interpolated for performance results falling between "threshold" and "target" and between "target" and "outstanding".

		Annual Bonus as a % of Base Salary
Position	Component	Threshold	Target	Outstanding
Chief Executive Officer	EBIT $	18.1%	90.7%	272.1%
	Sales $	18.1%	56.7%	124.7%
	Cash Flow $	9.1%	22.6%	45.2%
	Total	45.3%	170.0%	442.0%

Other Named Executives	EBIT $	8.0%	40.0%	120.0%
	Sales $	8.0%	25.0%	55.0%
	Cash Flow $	4.0%	10.0%	20.0%
	Total	20.0%	75.0%	195.0%

The CMD Committee selected the following levels of EBIT, Sales and Cash Flow as the financial goals for fiscal 2013 under the Bonus Plan for purposes of the targeted annual bonus opportunity for the Named Executives:

		Performance Range ($ in millions)
Performance Metric	Weight	Threshold	Target	Outstanding
EBIT	53.3%	85% of Target	$2,845.1	120% of Target
Sales	33.3%	98% of Target	$27,705.1	101% of Target
Cash Flow	13.3%	$50 below Target	$1,488.8	$150 above Target
Reasons for Selecting These Metrics.    The Bonus Plan financial metrics focus executives on maximizing growth, operating profit dollars and cash flow.

•
The EBIT measure focuses the executives on maximizing operating income and is a good indicator of how effectively our annual business objectives and strategies, which focus on growth in profits, are being executed.

•
Sales, a priority for retailers, are a measure of growth and provide opportunities for the achievement of various other financial measures, including EBIT and cash flow. The Sales target under the Bonus Plan excludes certain items that are included in externally reported sales under GAAP, including, without limitation, licensed department income, shipping and handling fees and sales to third party retailers.

•	Cash Flow is indicative of the manner in which our operating activities, together with our investing activities, actually generate cash.
The heavier weighting for the EBIT and Sales objectives reflects our emphasis on profitable growth. The performance levels of EBIT, Sales and Cash Flow are determined annually, consistent with the economic environment at the time our annual business objectives and strategies are finalized and are set to help the Company achieve its longer term average EBITDA and average ROIC objectives under the long-term incentive program discussed below. These performance levels are intended to be aggressive but realistic, such that achieving targeted levels would represent outstanding performance. The targeted Sales objective is based to a significant degree on an assumption regarding sales growth relative to projected General Merchandise, Apparel and Home Furnishings (GAF) growth. The sales growth assumption is based on recent history and is adjusted for the risks and opportunities that are embedded in our merchandising strategies. Because gaining market share with respect to sales is an important objective of ours, we attempt to ensure that the Sales target will maximize our opportunities to do so. We then plan EBIT/EBITDA and cash flow consistent with aiming for a 14% EBITDA rate target, our stated credit ratios and our desire to be an investment grade company.
Fiscal 2013 Annual Bonus Awards.    At its March 28, 2014 meeting the CMD Committee determined the actual bonuses to be paid to the Named Executives for fiscal 2013 performance.
Based on our financial results for fiscal 2013, the CMD Committee determined that we achieved positive EBIT (adjusted as described below) of $2.766 billion. This resulted in a maximum potential bonus of $12.446 million for Mr. Lundgren (0.45% of EBIT) and $6.915 million for each of the other Named Executives (0.25% of EBIT), in all instances subject to the Bonus Plan's per-person maximum of $7 million.

Consistent with the design of the annual bonus program described above, the CMD Committee exercised its discretion to reduce the maximum potential bonuses, based on the level of achievement of the EBIT, Sales and Cash Flow metrics, as adjusted as described below in relation to amounts reported in our audited financial statements. The CMD Committee adjusted EBIT for costs associated with unplanned store closings, asset impairment charges and for costs associated with a profit improvement plan. The CMD Committee adjusted Sales to account for unplanned store closings. These actions resulted in the following annual bonus payout percentages for the Named Executives for fiscal 2013:

	2013 Performance ($ in millions)		Bonus Payout as a % of Base Salary
Bonus Component	Results	Achievement Level	Lundgren	Other Named Executives
EBIT $	$2,765.8	Between Threshold and Target	70.44%	31.07%
Sales $	$27,065.2	Below Threshold	0.00%	0.00%
Cash Flow $	$1,826.2	Outstanding	45.20%	20.00%

Total			115.64%	51.07%
These payout percentages resulted in the following bonus payments to the Named Executives with respect to fiscal 2013 performance, which are reflected in the "Non-Equity Incentive Plan Compensation" column of the 2013 Summary Compensation Table:

Lundgren	$1,850,200
Hoguet	$446,900
Adams	$431,500
Gennette	$446,900
Sachse	$446,900
Long-term equity compensation
The equity compensation awards made to the Named Executives in fiscal 2013 consisted of performance-based restricted stock units and stock options. A description of each type of award, with relevant definitions, begins on page 63. The long-term incentive program is designed to align the interests of the Company and its executives with those of its shareholders.
How Awards are Determined.    The CMD Committee, taking into account the recommendations of Cook & Co., established a target dollar amount for total long-term compensation for the performance period beginning with fiscal 2013 for each Named Executive. The target amounts are consistent with median (75th percentile for Mr. Lundgren) long-term incentive opportunities provided by our peer group companies, and also take into account prior-year opportunities. The CMD Committee determined that the target 2013 long-term compensation for the Named Executives would be allocated as follows:

•	60% in performance-based restricted stock units that vest after a three-year performance period only if we meet predetermined financial performance and relative TSR goals; and

•	40% in stock options that vest in installments over a four-year period and have value only if our stock price increases over the grant price of the options.
The value given to the equity compensation awards by the CMD Committee are estimates, and are not intended to be predictive of the actual value that the Named Executives might realize from the awards. The amount they ultimately realize will be based on our financial performance, relative TSR and stock price performance.
Reasons for This Mix of Long-term Awards.    The CMD Committee established this mix of equity awards to support several important objectives, including focusing key employees, including the Named Executives, on the following items:

•	establishing a direct link between compensation and the achievement of our long-term financial objectives and returns to shareholders on both absolute and relative basis;

•
the achievement of longer-term goals related to our three key strategies (the My Macy's localization initiative, driving the omnichannel business and embracing customer centricity, including engaging customers on the selling floor through the MAGIC selling program); and

•	enhancing retention by mitigating the impact of fluctuations in the price of the common stock with the use of performance-based restricted stock units in combination with stock options.
The CMD Committee believes this mix provides a reasonable balance between stock price performance and longer-term operating and strategic performance.

Performance-Based Restricted Stock Units.    The CMD Committee determines the number of performance-based restricted stock units required to deliver the targeted award value (60% of the fiscal 2013 long-term incentive award opportunity) to the Named Executives by dividing the targeted award dollar value by the closing price of Macy's common stock on the date of the grant.
Maximum Award Opportunity.    A maximum award of 150% of the target award of performance-based restricted stock units is funded following the end of the three-year (fiscal 2013-2015) performance period if cumulative EBITDA earned over the performance period is at least $8.25 billion. In determining the actual number of units to be paid, the CMD Committee has the discretion to adjust the maximum award based on our performance against pre-established performance objectives, as explained below.

Determination of Actual Award.    Subject to the attainment of the $8.25 billion cumulative EBITDA threshold over the three-year (fiscal 2013-2015) performance period, the awards granted in fiscal 2013 may pay out from 0% to 150% of the target award opportunity based on our performance against average EBITDA Margin, average ROIC, and relative TSR objectives over the three-year performance period (as such calculations are described beginning on page 65), as follows:

	EBITDA Margin (50% weight)		ROIC (30% weight)		Relative TSR (20% weight)
Performance Level*	3-Year Average	Vesting %	3-Year Average	Vesting %	3-Year TSR vs. Peers	Vesting %
Outstanding	≥ 14.6%	150%	≥ 24.0%	150%	≥ 75.0%	150%
Target	14.3%	100%	23.6%	100%	50.0%	100%
Threshold	13.6%	50%	22.0%	50%	35.0%	50%
Below Threshold	< 13.6%	0%	< 22.0%	0%	< 35.0%	0%
_____________

*	Straight-line interpolation will apply to performance levels between the ones shown.
If the $8.25 billion cumulative EBITDA threshold is not attained, no awards are payable regardless of our performance against the average EBITDA Margin, average ROIC and relative TSR metrics. Performance levels for each metric are based on our long-term business objectives and strategies and historic performance of key business competitors.
Reasons for Selecting These Metrics.    The CMD Committee selected these performance metrics because they are closely monitored by investors and are the key drivers of long-term sustainable shareholder value creation. In addition, the average EBITDA Margin and average ROIC metrics complement the EBIT, Sales and Cash Flow measures used in the annual bonus plan by focusing executives on efficient use of assets and profitable growth.

•
With respect to EBITDA Margin, the Company has stated to investors that its objective is to achieve an EBITDA Margin rate in the 14% range, consistent with historic peak profit levels for the Company and above that of our key competitors. The achievement of this objective, assuming that it occurs, will be the result of a sustained focus on developing and executing multi-year strategies over a significant period of time.

•
ROIC is a measure of investment productivity and the efficiency in which assets are employed in the operation of the business. It is a very important measure of our performance over time because capital decisions need to be evaluated over an extended period. That is why we include it in our long-term incentive plan and not in our annual bonus plan.

•
Relative TSR is a good measure of shareholder value creation, especially when measured on a consistent basis over extended periods of time. In addition, peer-to-peer measurement is viewed as an executive compensation "best practice" by many proxy advisory firms and corporate governance experts. The CMD Committee determined that TSR should be measured against that of the compensation peer group since that group includes our primary competitors for business, talent and investor capital and results in a consistent group being used internally for pay and performance comparisons. The 20% weighting given to the relative TSR metric ensures that a meaningful amount of the grant is subject to relative TSR results.

Stock Options.    The CMD Committee determines the number of stock options required to deliver the targeted value (40% of the fiscal 2013 long-term incentive award opportunity) by dividing the targeted award dollar value by the Black-Scholes value for the common stock on the grant date. Stock options are granted at the closing price of Macy's common stock on the date of the grant, vest 25% on each of the four anniversaries following the grant date and have a term of ten years.
Fiscal 2013 Equity Awards.
Awards Granted in 2013.    At its March 19, 2013 meeting the CMD Committee granted the number of stock options and target number of performance-based restricted stock units to the Named Executives that are reflected in the 2013 Grants of Plan-Based Awards table on page 63.
Awards Earned in 2013.    The three-year (fiscal 2011-2013) performance period for the performance-based restricted stock units granted to the Named Executives in fiscal 2011 expired as of the end of fiscal 2013. In February 2014, the CMD Committee determined that cumulative EBITDA earned over the performance period exceeded the applicable $7.5 billion threshold, resulting in the maximum award of 150% of the target award being funded. The CMD Committee exercised its discretion to then determine the number of performance-based restricted stock units that would be paid based on our average EBITDA Margin and average ROIC performance objectives over the three-year performance period, as follows:

	EBITDA Margin (70%)		ROIC (30%)
Performance Level*	3-Year Average	Vesting %	3-Year Average	Vesting %
Outstanding	≥ 13.4%	150%	≥ 20.9%	150%
Target	12.9%	100%	19.9%	100%
Threshold	12.4%	50%	18.9%	50%
Below Threshold	< 12.4%	0%	< 18.9%	0%
_____________

* Straight-line interpolation applies to performance levels between the ones shown.
Our average EBITDA Margin was 13.8% and our average ROIC was 20.8% over the three year (fiscal 2011-2013) performance period, which resulted in 148.5% of the targeted number of the units being paid. See the 2013 Option Exercises and Stock Vested table on page 69.

Other Benefits and Programs Under the Executive Compensation Program
Benefits
We provide certain limited executive benefits to senior executives, including the Named Executives, to fulfill particular business purposes. In general, these benefits make up a very small percentage of total compensation for the Named Executives.
Supplementary Executive Retirement Plan.    During fiscal 2013, we provided a supplementary retirement benefit, described under "Compensation of the Named Executives for 2013 - Post Retirement Compensation." The supplementary executive retirement plan supplements the pension benefits provided to the Named Executives under our cash account pension plan, and takes into account compensation that the tax rules do not permit the cash account pension plan to take into account. In February 2012, the CMD Committee amended the supplementary executive retirement plan to close the plan to any executives who would have first become eligible to participate in the plan on or after January 2, 2012. In January 2013, the CMD Committee determined to replace the supplementary executive retirement plan, effective January 1, 2014, with a new defined contribution plan, the Macy's, Inc. Deferred Compensation Plan, that will operate in a manner similar to our 401(k) plan and provide for income deferral and Company matching contribution opportunities with respect to compensation in excess of amounts eligible for such opportunities under our 401(k) plan.

Deferred Compensation Plan.    During fiscal 2013, we provided executives the opportunity to defer receiving income under the Executive Deferred Compensation Plan, generally until after they terminate their employment. This benefit offered tax advantages to eligible executives, permitting them to defer payment of their compensation and defer taxation on that compensation until the deferred amounts are paid to the executives. The plan is described under the heading "Compensation of the Named Executives for 2013 - Post Retirement Compensation - Non-qualified Deferred Compensation Plan."
Car and Driver Program.    Pursuant to a recommendation resulting from an independent third-party security study, we provide Mr. Lundgren with the services of a car and driver for commuting in New York City, for certain business travel and for personal use. This benefit is to ensure the personal safety of Mr. Lundgren, who maintains a significant public role as the leader of Macy's. The benefit also allows Mr. Lundgren to work productively during his commute.
Business Club.    The Named Executives are offered Company-paid membership at business clubs for the purpose of conducting business on behalf of Macy's. This benefit provides the Named Executives with access to appropriate settings for business networking and other business functions and meetings. Any meal or other expenses incurred at the club that are not business-related are the responsibility of the Named Executives.
Company Airplane.    Except as described below, Company-owned aircraft are generally used for Company business only. Mr. Lundgren travels extensively on Company business while overseeing our operations, which include approximately 840 stores in 45 states, the District of Columbia, Guam and Puerto Rico. In addition to the use of Company-owned aircraft for business, we encourage Mr. Lundgren to use Company-owned aircraft for personal flights as well. This ensures the safety and security of Mr. Lundgren and his family and enables him to conduct business more efficiently and securely before, during and after flights. As a result of the enhanced safety and efficiency associated with personal use of the aircraft, the CMD Committee believes that the value accrued to the Company more than offsets the incremental costs that Macy's incurs to make the aircraft available for Mr. Lundgren's personal use and therefore is an efficient form of compensation for him. Mr. Lundgren is required to reimburse the Company to the extent that the calculated costs associated with his personal usage of Company-owned aircraft in a fiscal year exceeds $75,000 in the aggregate.
Severance Benefits
Executive Severance Plan and Change-in-Control Plan.    To enable us to offer competitive total compensation packages to key executives, as well as to ensure the ongoing retention of these individuals when considering potential takeovers that may create uncertainty as to their future employment with the Company, the CMD Committee (and the Non-Employee Directors with respect to Mr. Lundgren) approved an executive severance plan and a change-in-control plan, referred to as the CIC Plan, in October 2009.
Based on information provided by Cook & Co., the CMD Committee believes that these plans provide payouts that are within a percentage of our market capitalization that is consistent with commonly accepted practice and provide a level of benefits that are estimated to be within a reasonable range of severance protection based on competitive practices with respect to comparable positions. The CMD Committee believes that the benefits provided under these plans are appropriate and are consistent with our objective of attracting and retaining highly-qualified executives.
In addition, the CMD Committee believes that the CIC Plan provides us with certain protections, specifically to retain key executives prior to or following a change in control and to ensure key executives keep in mind the best interests of the shareholders when making decisions during a potential or actual change-in-control transaction. In setting the severance benefit level under the CIC Plan, the CMD Committee does not consider the wealth accumulated by the Named Executives under prior compensation awards or benefit plans. The CMD Committee does not believe that it is appropriate to base routine salary and incentive compensation decisions on the potential effect they may have under change-in-control arrangements that may never be triggered.
For a detailed description of the benefits provided under these plans, see the discussion of the executive severance plan on page 73 and the discussion of the CIC Plan that begins on page 73.
Other change-in-control provisions.    Our equity programs and deferred compensation programs provide for accelerated benefits in the event of a change in control, which affect all participants in those programs, as well as the Named Executives. If a change in control were to occur, stock options and restricted stock granted prior to 2010 would immediately vest for all holders and deferred compensation plan stock credit units and cash account balances would immediately become payable. This reassures executives that they will receive previously deferred compensation and that these prior equity grants will be honored because decisions as to whether to provide these amounts are not left to the management and directors in place following a change in control.
Beginning with fiscal 2010, all equity awards granted in 2010 and thereafter are subject to "double trigger" vesting in the event of a change in control, consistent with current corporate governance "best practices". Under a "double trigger" approach, vesting accelerates only if a participant's employment terminates without cause or for good reason within a set period of months following a change in control. However, if such awards are not assumed or replaced on an equitable basis by the successor employer, they will immediately vest upon the effectiveness of the change in control.

Significant Policies and Additional Information Regarding the Executive Compensation Program
Recovery of prior compensation
The CMD Committee has the discretion to require a participant

(i)	in the Bonus Plan, including the Named Executives, to repay income, if any, derived from the annual bonus, and

(ii)	in the long-term incentive compensation program, including the Named Executives, to repay income derived from performance restricted stock units or stock options, if any, in the event of a restatement of our financial results within three years after any such payments to correct a material error that is determined by the CMD Committee to be the result of executive fraud or intentional misconduct. The CMD Committee will review these provisions to ensure compliance with any rules or regulations adopted by the SEC or NYSE during 2014 to implement Section 10D of the Securities Exchange Act, added by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Stock ownership guidelines
During fiscal 2006, the Board of Directors adopted stock ownership guidelines for certain executives of Macy's, including the Named Executives. During 2010, the Board adopted revised guidelines that reflect the new management structure put in place to implement the My Macy's localization initiatives. The revised guidelines also increased the required ownership level for the chief executive officer to 6x base salary from 5x base salary. Under the revised guidelines, specified executives are required to own Macy's stock, as follows:

Position	Ownership Guideline
Chief Executive Officer (CEO)	6 x base salary
Executive Committee (other than the CEO)	3 x base salary
Executive Vice President - Corporate Officer (other than the Controller) and Business Unit Principal	1 x base salary
Shares counted toward the ownership requirement consist of:

•	Macy's stock beneficially owned (directly or indirectly) by the executive or owned jointly with any immediate family member of the executive;

•	Any stock credits or other stock units credited to an executive's account through deferrals under our deferred compensation program or otherwise;

•	Time-based restricted stock or restricted stock units granted to the executive, whether lapsed or unlapsed;

•	Time-based stock credits during the performance and holding periods under our stock credit plans;

•	Performance-based stock credits during the holding periods that follow the performance periods under the stock credit plans; and

•	The executive's proportionate share of the Macy's stock fund under our 401(k) plan.

Macy's common stock subject to unvested or unexercised stock options does not count toward the ownership requirement. Performance-based restricted stock or performance-based restricted stock units do not count toward the ownership requirement during the performance period. Executives must comply with the guideline that applied to them prior to the 2010 revisions by the later of August 1, 2011 or within five years from the date first becoming subject to the guideline. An executive must comply with the revised guidelines by the later of February 1, 2016 or within five years from the date the executive is employed in one of the positions listed above. Stock ownership is measured as of the beginning of the fiscal year. As of the 2013 measurement date, each Named Executive had complied with the guideline that applied to him or her prior to the 2010 revisions.
Timing of equity awards
The CMD Committee generally approves annual equity-based grants at its March meeting, which is generally scheduled at least two years in advance of the meeting. The March meeting occurs after financial results for the Company are available - at least three weeks after we release our year-end earnings. In addition to the annual grants, the CMD Committee may approve equity-based grants on a limited basis on other dates in special circumstances, such as to newly hired executives, or to executives promoted into positions eligible for such grants or to retain executives important to the success of the Company.
Hedging/pledging policy
We have adopted a policy which prohibits directors and participants in our long-term incentive plan from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in borrowing transactions. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk of owning Macy's common stock. In addition, these individuals may not pledge shares of our common stock as collateral for a loan, including, without limitation, in a margin account.
Tax considerations
The CMD Committee considers the deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code in the design of our compensation programs. Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to the Named Executives (other than the Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements defined by the IRS. Annual bonuses, stock option awards and performance-based restricted stock and performance-based restricted stock unit awards generally are performance-based compensation meeting those requirements and, as such, are expected to be fully deductible. The CMD Committee balances the desirability to qualify for such deductibility with the Company's need to maintain flexibility in compensating executive officers in a manner designed to promote its corporate goals and compensation objectives. As a result, the CMD Committee may elect to provide compensation that is not deductible in order to achieve these goals and objectives. Consequently, portions of the total compensation program may not be deductible under Section 162(m), including the portion of base salary of some of the Named Executives in excess of $1 million and any time-based restricted stock or time-based restricted stock units.

Accounting
In our financial statements, we record salaries and performance-based cash compensation incentives as expenses in the amount paid, or to be paid, to the Named Executives. Accounting rules also require us to record an expense in our financial statements for equity-based awards, even though equity awards are not paid as cash to employees. We expense all equity-based awards in accordance with ASC Topic 718. In evaluating the design of our variable incentive plans, the CMD Committee considers the accounting costs attributable to alternative approaches to ensure that financial efficiency is maximized.

COMPENSATION COMMITTEE REPORT
The Compensation and Management Development (CMD) Committee has reviewed and discussed the Compensation Discussion & Analysis with Macy's management. Based on the review and discussions referred to above, the CMD Committee recommended to the Board that the Compensation Discussion & Analysis be included in Macy's Annual Report on Form 10-K and proxy statement.
The foregoing report was submitted by the CMD Committee and shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
Respectfully submitted,
Meyer Feldberg, Chairperson
Deirdre P. Connelly
Sara Levinson
Joseph Neubauer
Paul C. Varga
Craig E. Weatherup

COMPENSATION OF THE NAMED EXECUTIVES FOR 2013
The following table summarizes the compensation of our principal executive officer, principal financial officer and our three other most highly compensated executive officers, collectively referred to as the "Named Executives." In accordance with SEC disclosure requirements, the amounts in the "Stock Awards" and "Option Awards" columns reflect the grant date values of equity awards. Titles shown in the table are the positions held throughout fiscal 2013.
2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)

Terry J. Lundgren	2013	1,600,000	4,762,258	3,100,000	1,850,200	620,250	98,263	12,030,971
Chairman, President and Chief Executive Officer (5)	2012	1,591,667	4,630,824	3,099,994	1,907,200	2,534,767	76,079	13,840,531
	2011	1,541,667	4,649,988	3,099,998	5,105,100	3,175,024	78,925	17,650,702

Karen M. Hoguet	2013	870,833	814,173	529,995	446,900	128,865	1,250	2,792,016
Chief Financial Officer	2012	844,167	791,695	529,994	506,600	837,196	1,225	3,510,877
	2011	812,500	794,980	529,999	1,342,100	860,135	3,276	4,342,990

Timothy M. Adams	2013	842,500	814,173	529,995	431,500	166,117	1,250	2,785,535
Chief Private Brand Officer	2012	827,500	791,695	529,994	494,700	828,698	1,225	3,473,812
	2011	812,500	794,980	529,999	1,342,100	862,793	1,225	4,343,597

Jeffrey Gennette	2013	870,833	814,173	529,995	446,900	389,935	1,250	3,053,086
Chief Merchandising Officer (5)	2012	838,333	1,791,679	529,994	506,600	965,583	1,225	4,633,414

Peter R. Sachse	2013	870,833	814,173	529,995	446,900	248,728	1,250	2,911,879
Chief Stores Officer	2012	841,667	1,791,679	529,994	506,600	773,769	57,054	4,500,763
_____________

(1)
The amounts in this column for fiscal 2013 include the fair value for performance-based restricted stock units awarded in fiscal 2013 determined by using a weighted average grant date price for the common stock of approximately $42.68 per share, assuming the "target" number of units is earned. Assuming that the "maximum" number of units is earned, the grant date fair value amounts for the performance-based restricted stock units would be $7,143,386 for Mr. Lundgren and $1,221,259 for each of the other Named Executives. See footnote (4) to the 2013 Grants of Plan-Based Awards table.

(2)
The amounts in this column reflect the grant date value of stock options determined using the Black-Scholes option pricing model in accordance with ASC Topic 718. See footnote (4) to the 2013 Grants of Plan-Based Awards table for the assumptions used in making this determination.

(3)
We did not pay above-market interest under our executive deferred compensation plan in 2013, therefore, the amounts reflected in this column relate to pension benefits only. The amounts reflected for fiscal 2013 in this column represent the change in fiscal 2013 in the actuarial present value of accumulated pension benefits under our cash balance pension plan and supplementary executive retirement plan. The assumptions used in determining the present value of benefits are the same assumptions used for financial reporting purposes. The present value of benefits was determined using a unit credit cost method, a 4.5% discount rate and generational mortality rates under the RP2000CH table projected using scale AA. Scale AA defines how future mortality improvements are incorporated into the projected mortality tables and is based on a blend of Federal Civil Service and Social Security experiences from 1977 through 1993. The assumed retirement age used for these calculations was the normal retirement age of 65, as defined by the plans, and each Named Executive was assumed to live to and retire at the normal retirement age.

(4)    Included in “All Other Compensation” for fiscal 2013 is the incremental cost to Macy's of the following perquisites made available to the Named Executives:

Name	Aircraft Usage (a) ($)	Car Programs (b) ($)	Tax Reimburse-ment (c) ($)	401(k) Matching Contribution ($)	Total ($)

Lundgren	67,355	8,088	21,570	1,250	98,263
Hoguet	0	0	0	1,250	1,250
Adams	0	0	0	1,250	1,250
Gennette	0	0	0	1,250	1,250
Sachse	0	0	0	1,250	1,250

(a)
Mr. Lundgren is the only Named Executive who is permitted to make personal use of company aircraft. The amount shown for aircraft usage is calculated based on the cost of fuel and other variable costs associated with the particular personal flights. Mr. Lundgren's wife and/or other guests accompany him on some flights. There are no additional incremental costs associated with their travel on those flights. Mr. Lundgren is required to reimburse the Company to the extent that the calculated incremental costs associated with his personal usage of Company aircraft exceed $75,000 in the aggregate. For purposes of calculating the incremental costs associated with Mr. Lundgren's personal usage of Company aircraft:

•	Flights were deemed business or personal based on whether there was a business purpose for the flight.

•	If a trip was deemed personal, ferry flights, if any, were included as personal.

•
If a trip included both business and personal destinations, we included as personal the excess, if any, of the aggregate expenses for the trip over the costs of flying to and from the originating airport to the business destination or destinations.

(b)
The amount shown reflects the costs relating to personal use by Mr. Lundgren of a dedicated car and driver that the Company makes available to him for safety reasons pursuant to the recommendation of a third-party security study. Prior to fiscal 2011, we used the services of a third party service to provide this benefit. Beginning with fiscal 2011, we determined that it was more cost effective to hire drivers who could provide business and personal transportation to Mr. Lundgren (and business transportation to other executives when not needed by Mr. Lundgren) rather than obtain these services through the third party provider. The incremental cost calculation for personal use of the car and driver includes driver overtime, tolls, gratuities, lodging for the drivers, maintenance and fuel costs incurred in connection with such personal use.

(c)
The amount shown includes reimbursement payments to Mr. Lundgren in calendar year 2013 for imputed income associated with travel by Mr. and Mrs. Lundgren on some of his flights on company aircraft that were deemed personal for tax reporting purposes, but which the Company determined had a business purpose.

(5)
On March 31, 2014, the Company announced that Jeffrey Gennette had been elected as the Company's President, effective immediately, whereupon Mr. Lundgren ceased to serve as the Company's President. Mr. Lundgren continues to hold the titles of Chairman and Chief Executive Officer.

Plan-Based Awards
The following table sets forth certain information regarding the annual bonus plan and stock options and other equity awards granted during fiscal 2013 to each of the Named Executives.
2013 GRANTS OF PLAN-BASED AWARDS

Name	Award Type	Grant Date for Equity-Based Awards	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards; Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)(2)	Maximum (#)
Lundgren	Annual Bonus	n/a	724,800	2,720,000
	PRSUs	3/19/2013					111,591				4,762,258
	Stock Options	3/19/2013							255,144	41.67	3,100,000

Hoguet	Annual Bonus	n/a	175,000	656,250
	PRSUs	3/19/2013					19,078				814,173
	Stock Options	3/19/2013							43,621	41.67	529,995

Adams	Annual Bonus	n/a	169,000	633,750
	PRSUs	3/19/2013					19,078				814,173
	Stock Options	3/19/2013							43,621	41.67	529,995

Gennette	Annual Bonus	n/a	175,000	656,250
	PRSUs	3/19/2013					19,078				814,173
	Stock Options	3/19/2013							43,621	41.67	529,995

Sachse	Annual Bonus	n/a	175,000	656,250
	PRSUs	3/19/2013					19,078				814,173
	Stock Options	3/19/2013							43,621	41.67	529,995
_____________

(1)
The Named Executives are eligible for an annual cash bonus incentive award under our Bonus Plan, which is deemed a "non-equity incentive plan" under SEC rules. The plan provides that the Named Executives are eligible for a bonus award only if EBIT is positive. EBIT is defined to exclude the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable. Under the plan, the maximum award a Named Executive may receive for fiscal 2013 is 0.45% of EBIT, or $12.446 million, for Mr. Lundgren and 0.25% of EBIT, or $6.915 million, for each of the other Named Executives, subject in all instances to the Bonus Plan's per-person maximum of $7 million. The CMD Committee may exercise negative discretion to reduce the maximum awards based on the annual bonus award opportunity established for each Named Executive under the Bonus Plan. For a more detailed discussion of the Bonus Plan, see the "Annual Bonus" discussion in "Compensation Discussion & Analysis - Fiscal 2013 Compensation and Analysis."

(2)
The Named Executives received a grant of performance-based restricted stock units ("PRSU") on March 19, 2013. The PRSUs vest over a three-year performance period covering fiscal years 2013-2015. The number of PRSUs earned may range from 0% to 150% of the Target award opportunity based on performance against average EBITDA Margin, average ROIC and relative TSR objectives, and subject to attainment of a minimum cumulative EBITDA of $8.25 billion over the three-year performance period. PRSUs that are earned will be paid out as shares of Macy's common stock. Dividends, if any, paid on the Company's common stock will be credited to the Named Executives' PRSU accounts as additional restricted stock units and will be paid out as shares of Macy's common stock at the end of the three-year performance period only to the extent that the underlying PRSUs to which the dividends relate are earned. See the "Performance-Based Restricted Stock Units" discussion in "Compensation Discussion & Analysis - Fiscal 2013 Compensation and Analysis - Long-term equity compensation" and the "Restricted Stock and Restricted Stock Units" discussion in the narrative below.

(3)	The numbers reflected in this column represent the number of stock options granted to the Named Executives in fiscal 2013.

(4)	Stock options were valued as of the grant date using the Black-Scholes option pricing model in accordance with ASC Topic 718, using the following assumptions:

3/19/13 Grant

Dividend yield:	2.8%
Expected volatility:	41.3%
Risk-free interest rate:	0.8%
Expected life:	5.7 years
Black-Scholes value:	$12.15
PRSUs were valued by using a weighted average grant date price for the common stock of approximately $42.68 per share, assuming the "target" number of units is earned. The weighted average grant date price was calculated as follows: (i) $41.67 per share for the portion of the grant subject to average EBITDA Margin and average ROIC performance metrics, by using the grant date closing price for the common stock and (ii) $46.70 per share for the portion of the grant subject to a relative TSR metric, by using a Monte Carlo simulation analysis to estimate TSR ranking of the Company among a 10-company executive compensation peer group over the remaining performance period.
Stock Options.    Prior to May 15, 2009, the CMD Committee granted stock options from the 1995 Equity Plan and the 1994 Stock Plan, each of which has been approved by Macy's shareholders. After shareholders approved the 2009 Omnibus Plan at the 2009 annual meeting, stock options may no longer be granted under the 1995 Equity Plan or the 1994 Stock Plan.
Under the 2009 Omnibus Plan, the exercise price of stock options may not be less than the market price of the underlying Macy's common stock on the grant date (which is defined in the 2009 Omnibus Plan as the closing price of Macy's common stock on the NYSE on the grant date). Stock options vest over time, typically in 25% installments on the first through fourth anniversaries of the grant date, and have ten year terms. Our plans do not provide for the granting of "reload" options and prohibit the repricing of previously granted options.
The stock option agreements for options granted under the 2009 Omnibus Plan provide for accelerated or continued vesting and exercisability under certain circumstances, including as follows:

Event	Accelerated or Continued Vesting	Exercisability
Retirement at age 55-61, with at least 10 years of service.	n/a	Vested options may be exercised until the end of their term.

Retirement at age 62 or over, with at least 10 years of service.	Unvested options continue to vest following retirement.	Options may be exercised until the end of their term.

Death of active employee under age 55 or who has less than 10 years of service.	Unvested options immediately vest.	Options may be exercised until the earlier of the third anniversary of such death or the end of their term.

Death of active employee age 55-61, with at least 10 years of service.	Unvested options immediately vest.
Options that were vested prior to such death may be exercised until the end of their term. Options that vested upon such death may be exercised until the earlier of the third anniversary of such death or the end of their term.

Death of active employee age 62 or over, with at least 10 years of service.	Unvested options immediately vest.	Options may be exercised until the end of their term.

Permanent and total disability of active employee.	Unvested options immediately vest.	Options may be exercised until the end of their term.

Termination of employment within a specified period following a change in control.	Unvested options immediately vest.	Options assumed or replaced by the acquiring company may be exercised for up to 90 days following termination if not retirement eligible. If retirement eligible, retirement provisions apply.

The stock option agreements for options granted after May 19, 2006 and prior to fiscal 2010 under the 1995 Equity Plan and the 1994 Stock Plan provide that options become immediately exercisable in full, and remain exercisable until the end of their term, in the event of (i) a change in control of the Company, (ii) the executive's permanent and total disability, or (iii) the executive's death following retirement under a Company-sponsored IRS qualified retirement plan at or after attaining age 62 with a minimum of 10 years of service. Unvested options become immediately exercisable in full, and remain exercisable until the earlier of the third anniversary of death or the end of their term if an executive dies while actively employed. Option shares continue to become exercisable following retirement if the executive retires under a Company-sponsored IRS qualified retirement plan at or after attaining the age of 62 with a minimum of 10 years of service.
Restricted Stock and Restricted Stock Units.    The CMD Committee grants shares of restricted stock or restricted stock units, referred to as RSUs, from time to time for retention and performance reasons. RSUs represent the right to receive a payment upon or after vesting equal to the market value per share of Macy's common stock as of the grant date, the vesting date or such other date as determined by the CMD Committee on the date the RSUs are granted. Since May 15, 2009, all restricted stock and RSUs are granted under the 2009 Omnibus Plan.
Restricted stock and RSU grants can be either time-based or performance-based. Time-based restricted stock or RSUs will generally be forfeited by the executive if the executive's employment with us ends prior to the vesting date. Shares and/or units may vest 100% on the third anniversary of the grant date or in installments over a number of years following the first anniversary of the grant date. Time-based restricted stock or RSUs may not fully vest in less than three years. Performance-based restricted stock or RSUs are subject to forfeiture if performance criteria applicable to the shares and/or units are not satisfied and/or if the executive's employment with us ends prior to the vesting date. Performance-based restricted stock or RSUs may not fully vest in less than one year. Depending upon satisfaction of the performance criteria, shares and/or units may vest up to 100% on the first anniversary of the grant date or in installments over a number of years following the first anniversary of the grant date. To the extent performance criteria are not satisfied, shares and/or units are forfeited.
Fiscal 2012 Grant. The performance-based RSUs, referred to as Performance RSUs, granted to the Named Executives in fiscal 2012 that are earned at the end of the three-year (fiscal 2012-2014) performance period will be paid to the Named Executives as shares of Macy's common stock within 2 1/2 months following the end of the performance period. Subject to achievement of a minimum cumulative EBITDA of $8.0 billion over the three-year (fiscal 2012-2014) performance period, the number of Performance RSUs that a Named Executive will earn at the end of the performance period may vary from 0% to 150% of the target award based upon consideration of our three-year performance relative to average EBITDA Margin, average ROIC and relative TSR goals shown below.

Performance Level*	EBITDA Margin (50%)		ROIC (30%)		Relative TSR (20%)
	3-Year Average	Vesting %	3-Year Average	Vesting %	3-year TSR vs. Peers	Vesting %
Outstanding	≥14.4%	150%	≥ 23.4%	150%	≥75.0%	150%
Target	14.0%	100%	22.6%	100%	50.0%	100%
Threshold	13.5%	50%	21.6%	50%	35.0%	50%
Below Threshold	< 13.5%	0%	< 21.6%	0%	<35.0%	0%
_____________

*	Straight-line interpolation will apply to performance levels between the ones shown.
Fiscal 2013 Grant. The Performance RSUs granted to the Named Executives in fiscal 2013 that are earned at the end of the three-year (fiscal 2013-2015) performance period will be paid to the Named Executives as shares of Macy's common stock within 2 1/2 months following the end of the performance period. Subject to achievement of a predetermined minimum required three-year cumulative EBITDA goal, the number of Performance RSUs that a Named Executive will earn at the end of this performance period may vary from 0% to 150% of the target award, based upon consideration of our three-year performance relative to average EBITDA Margin, average ROIC and relative TSR goals. See the "Performance-Based Restricted Stock Units" discussion in "Compensation Discussion & Analysis - Fiscal 2013 Compensation and Analysis - Long-term equity compensation."

For purposes of the Performance RSUs, EBITDA, EBITDA Margin, ROIC and TSR are defined as follows:

•
EBITDA is defined as earnings before interest, taxes, depreciation and amortization, which is equal to the sum of operating income and depreciation and amortization as reported in our audited financial statements, adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable.

•
EBITDA Margin is defined as EBITDA divided by Net Sales (with net sales being adjusted to exclude certain items that are included in externally reported sales under GAAP, including licensed department income, shipping and handling fees and sales to third party retailers, and to account for unplanned store closings).

•
ROIC is defined as EBITDAR divided by Total Average Gross Investment. EBITDAR is equal to the sum of EBITDA plus net rent expense (rent expense as reported in our audited financial statements less the deferred rent amortization related to contributions received from landlords). Total Average Gross Investment is equal to the sum of gross property, plant and equipment, capitalized value of non-capitalized leases, working capital - which includes receivables, merchandise inventories, prepaid expenses and other current assets - offset by merchandise accounts payable and accounts payable and accrued liabilities, and other assets (each as reported in our audited or unaudited financial statements).

•
TSR is defined as the change in the value of our common stock over the three-year performance period, taking into account both stock price appreciation and the reinvestment of dividends. The beginning and ending stock prices will be calculated based on a 20-day average stock price. Relative TSR is the percentile rank of our TSR compared to the TSR of our executive compensation peer group over the performance period. For Performance RSUs granted in fiscal 2012 and fiscal 2013, the executive compensation peer group consisted of the following 10 companies: Dillard's, Gap, J.C. Penney, Kohl's, L Brands, Nordstrom, Sears Holdings, Target, TJX Companies and Walmart.

Dividends, if any, paid on our common stock will be credited to the Named Executives' Performance RSU accounts as additional restricted stock units and will be paid out as shares of common stock only to the extent that the underlying Performance RSUs are earned.
In the event of a change in control of the Company, the Performance RSUs will be converted to shares of time-based restricted stock vesting on the third anniversary of the grant date. If the change in control occurs prior to the 24-month anniversary of the start of the performance period, the conversion will be based on the target award opportunity. If the change in control occurs after such 24-month anniversary, the conversion will be based on performance through the date of the change in control. Unvested time-based restricted shares will vest if the Named Executive is terminated by us or the continuing entity without "cause" (as defined in our Change-in-Control Plan) or if the Named Executive voluntarily terminates employment for "good reason" (as defined in our Change-in-Control Plan) within the 24-month period following the change in control, or if the continuing entity does not assume or replace the awards.

Outstanding Equity Interests
The following table sets forth certain information regarding the total number and aggregate value of options and restricted stock units held by each of the Named Executives at February 1, 2014. The dollar amount shown for restricted stock units is calculated by multiplying the number of restricted stock units by the closing price of Macy's common stock $53.20 on the last trading day of fiscal 2013.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Lundgren	3/25/2005	550,000	0	30.5350	3/25/2015
	3/24/2006	177,352	0	36.2600	3/24/2016
	3/1/2007	500,000	0	44.6700	3/1/2017
	10/26/2007	134,000	0	46.1500	3/23/2017
	3/21/2008	307,261	0	24.8500	3/21/2018
	3/20/2009	582,608	0	8.7600	3/20/2019
	3/19/2010	126,769	42,256	20.8900	3/19/2020
	3/25/2011	217,697	217,696	23.4300	3/25/2021
	3/23/2012	63,421	190,261	39.8400	3/23/2022
	3/19/2013	0	255,144	41.6700	3/19/2023
								116,716(2)	6,209,291
								111,591(3)	5,936,641
Hoguet	3/25/2005	27,500	0	30.5350	3/25/2015
	3/24/2006	38,970	0	36.2600	3/24/2016
	7/11/2006	125,000	0	36.5100	7/11/2016
	3/23/2007	29,444	0	46.1500	3/23/2017
	3/21/2008	67,515	0	24.8500	3/21/2018
	3/19/2010	27,855	9,285	20.8900	3/19/2020
	3/25/2011	37,219	37,219	23.4300	3/25/2021
	3/23/2012	10,843	32,528	39.8400	3/23/2022
	3/19/2013	0	43,621	41.6700	3/19/2023
								19,954(2)	1,061,553
								19,078(3)	1,014,950

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Adams	3/24/2006	18,014	0	36.2600	3/24/2016
	3/23/2007	26,389	0	46.1500	3/23/2017
	3/21/2008	45,859	0	24.8500	3/21/2018
	3/20/2009	46,019	0	8.7600	3/20/2019
	3/19/2010	27,855	9,285	20.8900	3/19/2020
	3/25/2011	37,219	37,219	23.4300	3/25/2021
	3/23/2012	10,843	32,528	39.8400	3/23/2022
	3/19/2013	0	43,621	41.6700	3/19/2023
								19,954(2)	1,061,553
								19,078(3)	1,014,950
Gennette	3/23/2007	19,722	0	46.1500	3/23/2017
	3/19/2010	0	9,285	20.8900	3/19/2020
	3/25/2011	0	37,219	23.4300	3/25/2021
	3/23/2012	10,843	32,528	39.8400	3/23/2022
	3/19/2013	0	43,621	41.6700	3/19/2023
								19,954(2)	1,061,553
								19,078(3)	1,014,950
								25,100(4)	1,335,320
Sachse	3/24/2006	18,014	0	36.2600	3/24/2016
	3/23/2007	19,722	0	46.1500	3/23/2017
	3/19/2010	27,855	9,285	20.8900	3/19/2020
	3/25/2011	37,219	37,219	23.4300	3/25/2021
	3/23/2012	10,843	32,528	39.8400	3/23/2022
	3/19/2013	0	43,621	41.6700	3/19/2023
								19,954(2)	1,061,553
								19,078(3)	1,014,950
								25,100(4)	1,335,320
_____________

(1)    Options vest/vested as follows, with full vesting of options granted prior to 2010 upon a change in control of the Company:

Grant Date	Vesting Schedule
3/25/2005	25% on each of 3/25/06, 3/25/07, 3/25/08 and 3/25/09.
3/24/2006	25% on each of 3/24/07, 3/24/08, 3/24/09 and 3/24/10.
7/11/2006	100% on 7/11/09.
3/1/2007	100% on 2/28/11.
3/23/2007	25% on each of 3/23/08, 3/23/09, 3/23/10 and 3/23/11.
10/26/2007	25% on each of 3/23/08, 3/23/09, 3/23/10 and 3/23/11.
3/21/2008	25% on each of 3/21/09, 3/21/10, 3/21/11 and 3/21/12.
3/20/2009	25% on each of 3/20/10, 3/20/11, 3/20/12 and 3/20/13.
3/19/2010	25% on each of 3/19/11, 3/19/12, 3/19/13 and 3/19/14.
3/25/2011	25% on each of 3/25/12, 3/25/13, 3/25/14 and 3/25/15.
3/23/2012	25% on each of 3/23/13, 3/23/14, 3/23/15 and 3/23/16.
3/19/2013	25% on each of 3/19/14, 3/19/15, 3/19/16 and 3/19/17.

(2)
Target number of Performance RSUs that vest following the conclusion of the three-year (fiscal 2012-2014) performance period, subject to the satisfaction of performance criteria. See the “Restricted Stock and Restricted Stock Units” discussion in the narrative following the 2013 Grants of Plan-Based Awards table.

(3)
Target number of Performance RSUs that vest following the conclusion of the three-year (fiscal 2013-2015) performance period, subject to the satisfaction of performance criteria. See the “Restricted Stock and Restricted Stock Units” discussion in the narrative following the 2013 Grants of Plan-Based Awards table and the “Performance-Based Restricted Stock Units” discussion in “Compensation Discussion & Analysis - Fiscal 2013 Compensation and Analysis - Long-term equity compensation.”

(4)	Time-based restricted stock units that vest on March 23, 2015 following a three-year vesting period.
The following table sets forth certain information regarding the value realized by each of the Named Executives during fiscal 2013 upon the exercise of stock options and the vesting of Performance RSUs.
2013 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Lundgren	275,000	7,069,013	294,718	17,052,383
Hoguet	146,519	4,017,925	50,386	2,915,334
Adams	70,000	1,743,194	50,386	2,915,334
Gennette	166,607	4,313,651	50,386	2,915,334
Sachse	183,343	5,436,358	50,386	2,915,334
_____________

(1)
The amounts “realized” from option exercises reflect the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the Named Executives may keep the shares they acquire upon the exercise of the option (or sell them at different prices), these amounts do not necessarily reflect cash actually realized upon the exercise of those options.

(2)
The value of the stock awards are presented as of the date of the certification of related performance results, and not as of the date the awards were granted. The Performance RSUs were valued at $57.86 per share, which was the closing price of our common stock on February 28, 2014, the date that the CMD Committee certified the performance results for the Performance RSUs. This closing price reflects the 147% increase in our stock price experienced by our shareholders during the three-year performance period for the Performance RSUs over their March 25, 2011 grant date price of $23.43 per share.

The Named Executives received the following shares of Macy's common stock with respect to dividend equivalents accrued on the earned Performance RSUs during the three-year (fiscal 2011-2013) performance period: Mr. Lundgren, 15,667 shares, and the other Named Executives, 2,678 shares.

Post Retirement Compensation
Retirement Plans
Our retirement program, referred to as the Retirement Program, consists of defined benefit plans and a defined contribution plan. As of January 1, 2014, approximately 95,370 active employees, including the Named Executives, participated in the Retirement Program. See "Changes to Retirement Program" below for a discussion of changes to the Retirement Program that went into effect at the end of 2013 and beginning of 2014.

Defined Benefit Plans.    Through fiscal 2013, we provided two defined benefit plans covering the Named Executives - a cash balance pension plan, referred to as the CAPP, and a supplementary executive retirement plan, referred to as the SERP. The following table shows the actuarial present value of each of the Named Executive's accumulated benefit under each plan, calculated as of the end of fiscal 2013. We determined the present value using the same assumptions used for financial reporting purposes - a unit credit cost method, a 4.5% discount interest rate, and a normal retirement age of 65 (as defined by the plans).
2013 PENSION BENEFITS

Name	Plan Name	Number of years of credited service (1) (#)	Present Value of Accumulated Benefit ($)
Lundgren	CAPP	32	343,020
	SERP	30	19,529,936
Hoguet	CAPP	31	418,239
	SERP	30	5,027,017
Adams	CAPP	31	404,837
	SERP	30	6,076,122
Gennette	CAPP	30	369,653
	SERP	30	3,700,594
Sachse	CAPP	30	363,701
	SERP	30	4,724,017
_____________
(1) The SERP uses a maximum of 30 years of service for calculating SERP benefits.
Cash Account Pension Plan.    Employees who became eligible for participation or reinstatement prior to January 1, 2012 are eligible to participate in the CAPP. Under the CAPP, a participant retiring at a normal retirement age is eligible to receive the amount credited to his or her pension account or monthly benefit payments determined actuarially based on the amount credited to his or her pension account. Amounts credited to a participant's account consist of:

•
an opening cash balance for participants in the plan at December 31, 1996, equal to the lump sum present value, using stated actuarial assumptions, of the participant's accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan;

•	pay credits (credited annually, a percentage of eligible compensation generally based on length of service); and

•	interest credits (credited quarterly, based on the 30-Year Treasury Bond rate for the November prior to each calendar year, with a guaranteed minimum rate of 5.25% annually).
In addition, if a participant had attained at least age 55 and had completed 10 or more years of vesting service by December 31, 2001, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996 had that predecessor plan continued.
Approximately 23,000 active employees participate in the May Retirement Plan component of the CAPP. These participants have their accrued benefit determined under a "career average" pension formula.
As discussed below, effective as of December 31, 2013, future pension service credits under the CAPP were discontinued.

Supplementary Executive Retirement Plan.    In January, 1984, we adopted the SERP, which is a nonqualified unfunded plan. All benefits under the SERP are payable out of our general corporate assets. The SERP provides retirement benefits to eligible executives based on all eligible compensation, including compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under our Executive Deferred Compensation Plan, referred to as the EDCP, in each case employing a formula that is based on the participant's years of vesting service and final average compensation, taking into consideration the participant's balance in the CAPP, the participant's Prior Plan Credits (defined below) and Social Security benefits. Eligible compensation for this purpose includes amounts reflected in the 2013 Summary Compensation Table under the headings "Salary" and "Non-Equity Incentive Plan Compensation" but excludes amounts reflected in other columns of the table and excludes bonus amounts that exceed 100% (228% for Mr. Lundgren) of salary.
As of January 1, 2014, approximately 385 employees were eligible to receive benefits under the terms of the SERP. We have reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Retirement Program, in accordance with applicable law. Approximately 68 executives who participate in the May Retirement Plan component of the CAPP have their supplementary retirement benefit determined under a different formula that uses different offsets. At a meeting in February 2012, the CMD Committee amended the SERP to close the SERP to any executives who would have first become eligible to participate in the SERP on or after January 2, 2012.
As discussed below, effective as of December 31, 2013 (January 31, 2014 with respect to the May Supplementary Retirement Plan component of the SERP), future pension service credits under the SERP were discontinued.
Defined Contribution Plan.    Our Retirement Program also includes a defined contribution plan, the Macy's 401(k) Retirement Investment Plan (the "401(k) Plan"). The 401(k) Plan permits executives to contribute up to 8% of eligible compensation (up to maximum amounts established from time to time by the Internal Revenue Code) each year, of which we match specified portions. We match contributions of up to 5% of eligible compensation each year. In December 2011, we amended the 401(k) Plan to provide (i) that the matching rate for calendar 2012 and thereafter for participants currently participating or who become eligible to participate in the 401(k) Plan prior to January 1, 2012 will be 10% of matchable contributions and (ii) that the matching rate for calendar 2012 and thereafter for employees who first become eligible for participation or reinstatement in the 401(k) Plan on or after January 1, 2012 (all of whom are not eligible to participate in the CAPP) will be 50% of matchable contributions. As discussed below, a redesigned and amended 401(k) Plan became effective on January 1, 2014.
An executive may choose any of several investment funds for investment of the executive's balances, and may change those elections daily. Benefits may be paid out at termination of employment. Executives may borrow portions of their investment balances while employed. Company contributions to the Named Executives under the 401(k) Plan are reported in the "All Other Compensation" column of the 2013 Summary Compensation Table.
Prior to the adoption of the 401(k) Plan, our primary means of providing retirement benefits to employees was through defined contribution profit sharing plans. An employee's accumulated retirement profit sharing interests in the profit sharing plans (the "Prior Plan Credits") which accrued prior to the adoption of the 401(k) Plan continue to be maintained and invested as a part of the 401(k) Plan until retirement, at which time they are distributed.

Changes to Retirement Program.    In January 2013, we announced that we were transitioning to a new Retirement Program and discontinuing future pension service credits under the CAPP and SERP programs effective as of December 31, 2013 (January 31, 2014 with respect to the May Supplementary Retirement Plan component of the SERP). CAPP benefits earned through the applicable effective date will continue to be held in a trust on behalf of participants, but we will discontinue pay credits after the 2013 pay credits are allocated to participants (we will, however, continue to allocate interest credits to participants). With respect to the SERP, we will determine a gross monthly benefit (payable at age 65) for each participant as of the applicable effective date.
The transition to the new Retirement Program was effective January 1, 2014. On that date, a redesigned and amended 401(k) Plan became effective that provides for an enhanced level of matching contributions. Participant deferrals up to 1% of eligible compensation will be matched at 100%; participant deferrals from 2% to 6% of eligible compensation will be matched at 50%. A participant who defers 6% of eligible compensation will, therefore, be entitled to a matching contribution equal to 3.5% of eligible compensation. In conjunction with enhancing the Company matching contribution and other features of the 401(k) Plan, we amended certain 401(k) Plan provisions to meet IRS safe harbor requirements, thus reducing some of the regulatory compliance requirements of the 401(k) Plan. Related changes to the deferred compensation program are described below.

Non-qualified Deferred Compensation Plan
During fiscal 2013, we provided the opportunity for executives to defer compensation through the Executive Deferred Compensation Plan, referred to as the EDCP. Under the EDCP, eligible executives may elect to defer a portion of their compensation each year as either stock credits or cash credits. Stock credit accounts reflect common stock equivalents and dividend equivalents. Common stock equivalents are the number of full shares of Macy's common stock for each calendar quarter that could be purchased based on the dollars deferred, and dividend equivalents are determined by multiplying the dividends payable upon a share of common stock to a shareholder of record during such calendar quarter by the number of stock equivalents in the participant's stock credit account at the beginning of each quarter, less the number of shares distributable or withdrawn during each quarter in which the credit is being made. Total value of the stock credits is determined at the end of each quarter based on the closing price of our common stock as of the last day of the quarter. Cash credit accounts reflect dollars deferred plus interest equivalents determined by applying to 100% of such participant's cash credits at the beginning of each quarter, less amounts distributable or withdrawn during such quarter, an interest rate equal to one quarter of the interest rate payable on U.S. 5-year Treasury Notes as of the last day of each quarter. Deferred compensation distributions generally begin in the fiscal year following the fiscal year in which termination of employment occurs.
Changes to Deferred Compensation Program.    In addition to the changes described above with respect to the Retirement Program, we introduced on January 1, 2014 a new non-qualified deferred compensation plan, called the Macy's Inc. Deferred Compensation Plan ("DCP"), with features similar to the 401(k) Plan. The DCP replaces the EDCP. Amounts that participants have deferred under the EDCP will continue to earn dividend and/or interest equivalents, but participants may no longer defer compensation under that plan. Eligible participants in the DCP may defer compensation earned in excess of IRS compensation limits and select from among several reference investment funds where such compensation may be invested. We will match such deferrals at a rate similar to that of the 401(k) Plan. Accounts will be credited with earnings (losses) based on the performance of the applicable reference investment funds selected by the participants.
2013 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in last FY (1) ($)	Registrant Contributions in last FY ($)	Aggregate Earnings in last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Lundgren	EDCP	0	0	0	0	0
	DCP	20,000	0	0	0	20,000
Hoguet	EDCP	0	0	0	0	0
	DCP	5,104	0	0	0	5,104
Adams	EDCP	0	0	21,311	0	1,387,806
	DCP	5,633	0	0	0	5,633
Gennette	EDCP	0	0	583	0	36,817
	DCP	5,833	0	0	0	5,833
Sachse	EDCP	0	0	0	0	0
	DCP	5,833	0	0	0	5,833
_____________

(1)	Deferrals under the DCP commenced as of January 1, 2014. The amounts listed are reported as compensation for fiscal 2013 in the Salary column of the Summary Compensation Table.

(2)	These amounts are not included in the 2013 Summary Compensation Table.

(3)
A portion of the compensation deferred by Mr. Adams and Mr. Gennette under the EDCP is deferred as stock credits and a portion is deferred as cash credits. The portion of the aggregate balance that is attributable to their contributions under the EDCP was deferred in years prior to those reported in the 2013 Summary Compensation Table. The portion of the aggregate balance attributable to compensation deferred by the Named Executives under the DCP are reported as compensation for fiscal 2013 in the Salary column of the 2013 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control
Termination Payments under Executive Severance Plan
On October 23, 2009, the CMD Committee (and the Non-Employee Directors with respect to Mr. Lundgren) approved the Executive Severance Plan, referred to as the ESP. The ESP replaced individual employment agreements with the Named Executives. Each of the Named Executives has elected to participate in the ESP.
To be eligible to participate in the ESP, generally a person must be an employee of the Company or one of its subsidiaries, divisions or controlled affiliates with a position at, equivalent to or above General Merchandise Manager or Senior Vice President and must sign a non-compete, non-solicitation and confidential information agreement (the "restrictive covenant agreement"). Pursuant to the restrictive covenant agreement, the executive would agree, among other things, not to engage in specified activities in competition with us following termination of employment. The non-competition period would extend for a period of two years if the executive voluntarily terminates his or her employment or is involuntarily terminated by us for cause (as defined in the ESP). Except as described below with respect to Mr. Lundgren, the non-competition period would not apply if the executive is involuntarily terminated without cause. Mr. Lundgren has elected to sign a restrictive covenant agreement that provides that the non-competition period would apply to him even if he is involuntarily terminated by us without cause. In addition to the non-competition requirement, the restrictive covenant agreement provides that participants will not solicit our employees for two years following termination of employment and will preserve the confidentiality of our confidential information. Eligible executives who elect not to participate in the ESP will be covered by our basic severance plan.
Mr. Lundgren.    Under the ESP, upon (a) a voluntary termination of his employment if we fail to name him as our Chief Executive Officer or (b) an involuntary termination of his employment by us for reasons other than for cause (as defined in the ESP), Mr. Lundgren would be entitled to receive a lump sum severance payment equal to 54 months of base salary.
Other Named Executives.    Under the ESP, upon involuntary termination of their employment for reasons other than a termination by us for cause, each of Mrs. Hoguet, Mr. Adams, Mr. Gennette and Mr. Sachse would be entitled to receive a lump sum severance payment equal to 24 months of base salary.

Termination Payments under Change-in-Control Plan
Effective November 1, 2009, we adopted a Change-in-Control Plan, referred to as the CIC Plan, covering, among other participants, each of the Named Executives. The CIC Plan replaced our individual change-in-control agreements, which expired as of November 1, 2009.
Under the CIC Plan, each of the Named Executives could be entitled to certain severance benefits following a change in control of Macy's. If, within the two years following a change in control, the Named Executive is terminated for any reason, other than death, permanent and total disability or for cause, or if the Named Executive terminates his or her employment for "good reason," then the Named Executive is entitled to:

•	a cash severance payment (generally paid in the form of a lump sum) that will be equal to two times the sum of:

•	his or her base pay (at the higher of the rate in effect at the change in control or the rate in effect at termination) and

•	the average annual bonus (if any) received for the three full fiscal years preceding the change in control; plus

•	a lump sum payment of an annual bonus for the year of termination, at target, prorated to the date of termination (this feature applies to all executives in the Bonus Plan); plus

•	release of any restrictions on restricted stock or restricted stock units, including performance-based awards, upon termination following the change in control; plus

•
acceleration of any unvested stock options upon termination following the change in control (this feature applies to all participants with stock options granted under the 2009 Omnibus Plan in fiscal 2010 and thereafter) or upon the change in control (this feature applies to all participants with stock options granted under the 1995 Equity Plan or the 1994 Stock Plan prior to fiscal 2010); plus

•	a lump sum payment of all deferred compensation (this feature applies to all participants in the deferred compensation plan); plus

•
payment of all retirement, supplementary retirement and 401(k) benefits upon termination or retirement in accordance with any previously selected distribution schedule (this feature applies to all participants in the retirement, supplementary retirement and 401(k) plans); plus

•	a retiree discount for life if at least 55 years of age with 15 years of vesting service at termination (this feature applies generally to all associates).
If the Named Executive does not engage in specified activities in competition with the Company during the first year following termination, he or she would be entitled to an additional "noncompetition" severance benefit at the end of the one-year period equal to a lump sum payment equal to one times (i) his or her base pay (at the higher of the rate in effect at the change in control or the rate in effect at termination), and (ii) the average annual bonus (if any) received for the three full fiscal years preceding the change in control.
All of the above severance benefits would be paid to the executive in accordance with, and at times permitted by Section 409A of the Internal Revenue Code.
A "change in control" occurs in any of the following events:

•	a person has become the beneficial owner of securities representing 30% or more of our combined voting power; or

•
individuals who, on the effective date of the CIC Plan, constitute our directors or whose election as a director after such effective date was approved by at least two-thirds of the directors as of the effective date cease for any reason to constitute at least a majority of the Board; or

•
consummation of a reorganization, merger or consolidate or sale or other disposition of all or substantially all of our assets and, as a result of or immediately following such merger, consolidation, reorganization, sale or transfer, less than a majority of the voting power of the other corporation immediately after the transaction is held in the aggregate by the holders of the voting stock of Macy's immediately prior to the transaction; or

•	shareholders approve a complete liquidation or dissolution of the Company.
A change in control will not occur under the first bullet point above if the acquisition of stock is directly from us and has been approved by the Board or if we, an entity controlled by us or an employee benefit plan of ours discloses that it beneficially owns securities, whether more than 30% or otherwise.
"Good reason" under the CIC Plan means:

•	a material diminution in the executive's base compensation; or

•	a material diminution in the executive's authority, duties or responsibilities; or

•	a material change in the geographic location at which the executive must perform services to the Company; or

•	any other action or inaction that constitutes a material breach by us of an agreement under which the executive provides services.
The cash severance benefit payable under the CIC Plan would be reduced by all amounts actually paid by us to the executive pursuant to any other employment or severance agreement or plan to which the executive and Macy's are parties or in which the executive is a participant. In addition, the severance benefits under the CIC Plan are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.
The following tables summarize the amounts payable to the Named Executives upon termination under certain circumstances, assuming that:

•	the executive's employment terminated February 1, 2014;

•	the executive's salary continues as it existed on February 1, 2014;

•	the CIC Plan applies; and

•	the stock price for our common stock is $53.20 per share (the closing price on the last business day of fiscal 2013).

Payments and Benefits upon Termination as of the end of Fiscal 2013 ($)

Lundgren	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	11,376,467	0	0
Additional cash severance for non-compete (1 x salary plus bonus calculated under CIC Plan)	0	0	0	5,688,233	0	0
ESP cash severance benefit	0	7,200,000	0	0	0	0
Equity based incentive awards
a. Vesting of unvested stock options	0	0	0	13,329,799	13,329,799	13,329,799
b. Vesting of Performance RSUs	0	0	0	12,145,932	6,118,408	6,118,408
Total of severance and accelerated benefits:	0	7,200,000	0	42,540,431	19,448,207	19,448,207

Previously vested equity and benefits
Previously vested stock options	66,705,792	66,705,792	0	66,705,792	66,705,792	66,705,792
Non-equity based incentive award (2013 bonus)	0	1,850,200	0	1,850,200	1,850,200	1,850,200
Vested CAPP benefit	343,020	343,020	343,020	343,020	343,020	343,020
Vested 401(k) plan balance	550,648	550,648	550,648	550,648	550,648	550,648
Vested SERP benefit	19,529,936	19,529,936	19,529,936	19,529,936	19,529,936	19,529,936
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance previously vested	20,000	20,000	20,000	20,000	20,000	20,000
Total of previously vested equity and benefits:	87,149,396	88,999,596	20,443,604	88,999,596	88,999,596	88,999,596
Full "Walk-Away" Value:	87,149,396	96,199,596	20,443,604	131,540,027	108,447,803	108,447,803

Hoguet	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	3,916,200	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,958,100	0	0
ESP cash severance benefit	0	1,750,000	0	0	0	0
Equity based incentive awards
a. Vesting of unvested stock options	0	0	0	2,345,532	2,345,532	2,345,532
b. Vesting of Performance RSUs	0	0	0	2,076,502	1,046,018	1,046,018
Total of severance and accelerated benefits:	0	1,750,000	0	10,296,334	3,391,550	3,391,550

Previously vested equity and benefits
Previously vested stock options	7,644,187	7,644,187	0	7,644,187	7,644,187	7,644,187
Non-equity based incentive award (2013 bonus)	0	446,900	0	446,900	446,900	446,900
Vested CAPP benefit	418,239	418,239	418,239	418,239	418,239	418,239
Vested 401(k) plan balance	964,289	964,289	964,289	964,289	964,289	964,289
Vested SERP benefit	5,027,017	5,027,017	5,027,017	5,027,017	5,027,017	5,027,017
Post-retirement medical/life benefits	185,422	185,422	185,422	185,422	185,422	185,422
Deferred compensation balance previously vested	5,104	5,104	5,104	5,104	5,104	5,104
Total of previously vested equity and benefits:	14,244,258	14,691,158	6,600,071	14,691,158	14,691,158	14,691,158
Full "Walk-Away" Value:	14,244,258	16,441,158	6,600,071	24,987,492	18,082,708	18,082,708

Adams	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	3,848,267	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,924,133	0	0
ESP cash severance benefit	0	1,690,000	0	0	0	0
Equity based incentive awards
a. Vesting of unvested stock options	0	0	0	2,345,532	2,345,532	2,345,532
b. Vesting of Performance RSUs	0	0	0	2,076,502	1,046,018	1,046,018
Total of severance and accelerated benefits:	0	1,690,000	0	10,194,434	3,391,550	3,391,550

Previously vested equity and benefits
Previously vested stock options	5,989,254	5,989,254	0	5,989,254	5,989,254	5,989,254
Non-equity based incentive award (2013 bonus)	0	431,500	0	431,500	431,500	431,500
Vested CAPP benefit	404,837	404,837	404,837	404,837	404,837	404,837
Vested 401(k) plan balance	720,111	720,111	720,111	720,111	720,111	720,111
Vested SERP benefit	6,076,122	6,076,122	6,076,122	6,076,122	6,076,122	6,076,122
Post-retirement medical/life benefits	180,881	180,881	180,881	180,881	180,881	180,881
Deferred compensation balance previously vested	1,393,439	1,393,439	1,393,439	1,393,439	1,393,439	1,393,439
Total of previously vested equity and benefits:	14,764,644	15,196,144	8,775,390	15,196,144	15,196,144	15,196,144
Full "Walk-Away" Value:	14,764,644	16,886,144	8,775,390	25,390,578	18,587,694	18,587,694

Gennette	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	3,819,467	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,909,733	0	0
ESP cash severance benefit	0	1,750,000	0	0	0	0
Equity based incentive awards
a. Vesting of unvested stock options	0	0	0	2,345,532	2,345,532	2,345,532
b. Vesting of time-based RSUs	0	0	0	1,335,320	1,335,320	1,335,320
c. Vesting of Performance RSUs	0	0	0	2,076,502	1,046,018	1,046,018
Total of severance and accelerated benefits:	0	1,750,000	0	11,486,554	4,726,870	4,726,870

Previously vested equity and benefits
Previously vested stock options	283,903	283,903	0	283,903	283,903	283,903
Non-equity based incentive award (2013 bonus)	0	446,900	0	446,900	446,900	446,900
Vested CAPP benefit	369,653	369,653	369,653	369,653	369,653	369,653
Vested 401(k) plan balance	488,779	488,779	488,779	488,779	488,779	488,779
Vested SERP benefit	3,700,594	3,700,594	3,700,594	3,700,594	3,700,594	3,700,594
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance, previously vested	42,651	42,651	42,651	42,651	42,651	42,651
Total of previously vested equity and benefits:	4,885,580	5,332,480	4,601,677	5,332,480	5,332,480	5,332,480
Full "Walk-Away" Value:	4,885,580	7,082,480	4,601,677	16,819,034	10,059,350	10,059,350

Sachse	Voluntary	Involuntary Without Cause	Involuntary With Cause	After Change in Control	Death	Disability
Severance and accelerated benefits
Cash severance benefit (2 x salary plus bonus calculated per the CIC Plan)	0	0	0	3,870,600	0	0
Additional cash severance for non-compete (1x salary plus bonus calculated per CIC Plan)	0	0	0	1,935,300	0	0
ESP cash severance benefit	0	1,750,000	0	0	0	0
Equity based incentive awards
a. Vesting of unvested stock options	0	0	0	2,345,532	2,345,532	2,345,532
b. Vesting of time-based RSUs	0	0	0	1,335,320	1,335,320	1,335,320
c. Vesting of Performance RSUs	0	0	0	2,076,502	1,046,018	1,046,018
Total of severance and accelerated benefits:	0	1,750,000	0	11,563,254	4,726,870	4,726,870

Previously vested equity and benefits
Previously vested stock options	2,597,064	2,597,064	0	2,597,064	2,597,064	2,597,064
Non-equity based incentive award (2013 bonus)	0	446,900	0	446,900	446,900	446,900
Vested CAPP benefit	363,701	363,701	363,701	363,701	363,701	363,701
Vested 401(k) plan balance	671,070	671,070	671,070	671,070	671,070	671,070
Vested SERP benefit	4,724,017	4,724,017	4,724,017	4,724,017	4,724,017	4,724,017
Post-retirement medical/life benefits	189,071	189,071	189,071	189,071	189,071	189,071
Deferred compensation balance previously vested	5,833	5,833	5,833	5,833	5,833	5,833
Total of previously vested equity and benefits:	8,550,756	8,997,656	5,953,692	8,997,656	8,997,656	8,997,656
Full "Walk-Away" Value:	8,550,756	10,747,656	5,953,692	20,560,910	13,724,526	13,724,526

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our directors and executive officers, and certain persons who beneficially own more than 10% of our common stock outstanding, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
To our knowledge, based solely on a review of the copies of reports furnished to us and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of common stock during fiscal 2013, all reports required by Section 16(a) of the Exchange Act to be filed by the directors and executive officers and all beneficial owners of more than 10% of the common stock outstanding to report transactions in securities were timely filed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None.

POLICY ON RELATED PERSON TRANSACTIONS
The Board of Directors has adopted a written policy for approval of transactions in which Macy's was or is to be a participant, in which the amount involved exceeds $120,000 and in which any Director, executive officer or 5% or greater shareholder (or any immediate family member of any such person) has a direct or indirect material interest ("Related Person Transaction"). In addition to the requirements described above, the policy includes a list of categories of transactions identified by the Board as having no significant potential for actual or apparent conflict of interest or improper benefit to a person, and thus are not subject to review by the NCG Committee. These excluded transactions include, among other items, ordinary course transactions with other entities and charitable contributions that do not exceed certain dollar thresholds. A copy of this policy is available on our website at www.macysinc.com/for-investors/corporate-governance. In addition, Directors and executive officers annually complete, sign and submit a Directors' and Officers' Questionnaire that is designed to identify Related Person Transactions and both actual and potential conflicts of interest. We also make appropriate inquiries as to the nature and extent of business that we conduct with other companies for whom any of these individuals also serve as directors or executive officers. See "Further Information Concerning the Board of Directors - Director Independence." Our general counsel reviews any identified transactions and determines, based on the facts and circumstances, whether the Director or executive officer has a direct or indirect material interest in the transaction. If he determines that the individual has a direct or indirect material interest in a transaction he brings the matter to the attention of the NCG Committee for further review. Based upon records available to us, there were no Related Person Transactions in fiscal 2013.
In addition, under our Non-Employee Director Code of Business Conduct and Ethics and our Code of Conduct, we require all employees, including our officers and Non-Employee Directors, to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion, including by having a financial interest in suppliers. Any circumstances that may compromise their ability to perform independently must be disclosed to the general counsel, or in the case of the Named Executives and the Non-Employee Directors, must be disclosed to the chair of the NCG Committee.

REPORT OF THE AUDIT COMMITTEE
The Board has adopted a written Audit Committee Charter. All members of the Audit Committee are independent, as defined in Sections 303A.06 and 303A.07 of the NYSE's listing standards.
The Audit Committee has reviewed and discussed with Macy's management and KPMG LLP the audited financial statements of Macy's contained in Macy's Annual Report to shareholders for fiscal 2013. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to SAS No. 61, as amended (AICPA Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Macy's Annual Report on Form 10-K for fiscal 2013 filed with the United States Securities and Exchange Commission.
Respectfully submitted,
Joseph Neubauer, Chairperson
Stephen F. Bollenbach
Joyce M. Roché
Marna C. Whittington

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS
Proposals for the 2015 Annual Meeting.    You may submit proposals on matters appropriate for shareholder action at Macy's annual shareholders' meetings in accordance with Rule 14a-8 promulgated under the Exchange Act ("Rule 14a-8"). For such proposals to be included in our proxy materials relating to the 2015 annual meeting of shareholders, you must satisfy all applicable requirements of Rule 14a-8 and we must receive such proposals no later than December 3, 2014.
Except in the case of proposals made in accordance with Rule 14a-8, our By-Laws require that shareholders intending to bring any business before an annual meeting of shareholders deliver written notice thereof to the Secretary of Macy's not less than 60 days prior to the meeting. However, in the event that the date of the meeting is not publicly announced by us by inclusion in a report filed with the SEC or furnished to shareholders, or by mail, press release or otherwise at least 75 days prior to the meeting, notice by the shareholder to be timely must be delivered to the Secretary of Macy's not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the shareholder set forth a description of the business to be brought before the meeting and certain information concerning the shareholder proposing such business, including such shareholder's name and address, the class and number of shares of our capital stock that are owned beneficially by such shareholder and any material interest of such shareholder in the business proposed to be brought before the meeting. The chairman of the meeting may refuse to permit to be brought before the meeting any shareholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to shareholders desiring to nominate candidates for election as directors. See "Further Information Concerning the Board of Directors - Director Nominations by Shareholders."

OTHER MATTERS
The Board knows of no other business that will be presented for consideration at the annual meeting other than that described in this proxy statement. However, if any business shall properly come before the annual meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.
The cost of preparing, assembling and mailing the proxy material will be borne by us. Our Annual Report for fiscal 2013, which is being mailed to the shareholders with this proxy statement, is not to be regarded as proxy soliciting material. We may solicit proxies otherwise than by the use of the mail, in that certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, we have engaged the firm of Georgeson, Inc., of New York City, to assist in the solicitation of proxies on behalf of the Board. Georgeson will solicit proxies with respect to common stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to us will not substantially exceed $9,000.
April 2, 2014

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED
PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE
ENCLOSED PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE
ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES.

Appendix A
POLICY AND PROCEDURES FOR PRE-APPROVAL OF NON-AUDIT
SERVICES BY OUTSIDE AUDITORS

I.	Authority to Approve Non-Audit Services
Except as noted below, the Audit Committee (the "Committee") will approve in advance all permitted non-audit services1 (the "Permitted NAS").
A.  The Committee may delegate to the Chair of the Committee the authority to pre-approve Permitted NAS; provided that any such pre-approval of Permitted NAS granted by any such delegee must be presented to the Committee at its meeting next following the approval.
B.  Pre-approval is not required for any Permitted NAS if:
1.  the aggregate amount of any such Permitted NAS constitutes no more than five percent (5%) of the total revenues paid by Macy's to its auditors during the fiscal year in which the Permitted NAS are provided;
2.  the Permitted NAS were not recognized at the time of the auditor's engagement to be a Permitted NAS (i.e., either a service indicated as an audit service at the time of the engagement evolves over the course of the engagement to become a non-audit service, or a non-audit service not contemplated at all at the time of the engagement is performed by the outside auditor after the engagement is approved); and
3.  the Permitted NAS are promptly brought to the attention of the Committee (or its delegee) by management and approved prior to the completion of the audit.

II.	Disclosure of Permitted Non-Audit Services in Outside Auditor's Engagement Letter
A.  The Committee is to receive an itemization in the outside auditor's engagement letter of Permitted NAS that the outside auditors propose to deliver to Macy's during the course of the year covered by the engagement and contemplated at the time of the engagement.
1.  In its submissions to management covering its proposed engagement the outside auditors are to include a statement that the delivery of Permitted NAS will not impair the independence of the outside auditors.
B.  Whether a Permitted NAS is set out in the auditor engagement letter or proposed by the outside auditors subsequent to the time the engagement letter is submitted, the Committee (or its delegee as described above) is to consider, with input from management, whether delivery of the Permitted NAS impairs independence of the outside auditors.
1.  The Committee is to evaluate, in making such consideration, the non-audit factors and other related principles (the "Qualifying Factors") set out below.

•	Whether the service is being performed principally for the Audit Committee;

•	The effects of the service, if any, on audit effectiveness or on the quality and timeliness of Macy's financial reporting process;

•	Whether the service would be performed by specialists (e.g., technology specialists) who ordinarily also provide recurring audit support;

•	Whether the service would be performed by outside audit personnel and, if so, whether it will enhance their knowledge of Macy's business and operations;

•	Whether the role of those performing the service (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted) would be inconsistent with the outside auditor's role;

•	Whether the outside audit firm's personnel would be assuming a management role or creating a mutuality of interest with Macy's management;

A-1

•	Whether the outside auditors, in effect, would be auditing their own numbers;

•	Whether the project must be started and completed very quickly;

•	Whether the outside audit firm has unique expertise in the service;

•	Whether the service entails the outside auditor serving in an advocacy role for Macy's; and

•	The size of the fee(s) for the non-audit service(s).

III.	Annual Assessment of Policy
The Committee will determine on an annual basis whether to amend this policy.

1 The nine categories of prohibited non-audit services are: (i) bookkeeping or other services related to the accounting records or financial statements of the audit client; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

A-2

Appendix B
MACY’S, INC.
AMENDED AND RESTATED 2009 OMNIBUS INCENTIVE COMPENSATION PLAN
Macy’s, Inc., a Delaware corporation (the “Company”), originally adopted the 2009 Omnibus Incentive Compensation Plan (the “Original Plan”), effective as of May 15, 2009 and hereby amends and restates the Original Plan in the form of this Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “Plan”), effective as of the date on which the Plan is approved by the Company’s stockholders (the “Effective Date”).
1. Purpose. The purpose of this Plan is to attract and retain directors, officers and other key executives and employees of the Company and its Subsidiaries and consultants and advisors to the Company and its Subsidiaries, and to provide to such persons incentives for performance.
2. Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

(a)	“Appreciation Right” means a right granted pursuant to Section 6 of the Plan and will include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(b)	“Award” means a grant of an Incentive Award, an Option Right, an Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Performance Share or an Other Award pursuant to the terms of the Plan.

(c)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change in Control” means a Change in Control of the Company as defined in Section 12(a) of the Plan.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)
“Common Shares” means shares of common stock of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 14 of the Plan.

(h)
“Compensation Committee” means a committee appointed by the Board in accordance with the by-laws of the Company consisting of at least three directors who qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 and “outside directors” within the meaning of Section 162(m) of the Code, and who satisfy any applicable standards of independence under the federal securities and tax laws and the listing standards of the New York Stock Exchange (“NYSE”) or any other national securities exchange on which the Common Shares are listed as in effect from time to time.

(i)
“Covered Employee” means a Participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(j)
“Date of Grant” means the date specified by the Compensation Committee on which an Award becomes effective, which may be on or after (but not before) the date on which the Compensation Committee takes action with respect thereto.

(k)	“Director” means a member of the Board.

(l)
“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Compensation Committee that sets forth the terms and conditions of the Award or Awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Compensation Committee, need not be signed by a representative of the Company or a Participant.

(m)	“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 6 of the Plan that is not granted in tandem with an Option Right.

(n)	“Immediate Family” has the meaning ascribed thereto in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(o)	“Incentive Award” means a cash award granted pursuant to Section 9 of the Plan that is based on Performance Criteria and that has a Performance Period of more than one year.

(p)	“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(q)
“Market Value per Share” means as of any particular date the closing sale price of a Common Share as reported on the NYSE or, if not listed on the NYSE, on any other national securities exchange on which the Common Shares are listed. If there is a regular public trading market for the Common Shares but the Common Shares are not traded as of any given date, the Market Value per Share means the closing price for a Common Share on the principal exchange on which the Common Shares are traded for the immediately preceding date on which the Common Shares were traded. If there is no regular public trading market for the Common Shares, the Market Value per Share of the Common Shares shall be the fair market value of a Common Share as determined in good faith by the Compensation Committee. The Compensation Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r)	“Non-Employee Director” means a Director who is not an employee of the Company.

(s)	“Nonqualified Stock Options” means Option Rights other than Incentive Stock Options.

(t)	“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u)	“Option Price” means the purchase price payable on exercise of an Option Right.

(v)	“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 5 of the Plan.

(w)	“Other Award” means an award granted pursuant to Section 10 of the Plan.

(x)	“Participant” means a person described in Section 4(a) of the Plan who is approved by the Compensation Committee pursuant to Section 4(b) of the Plan to receive an Award or Awards under the Plan.

(y)
“Performance Criteria” means the measurable performance objective or objectives established pursuant to the Plan in relation to grants of Awards pursuant to the Plan. Performance Criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Company’s Subsidiaries, divisions, segments, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Performance Criteria may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Compensation Committee may grant Awards subject to Performance Criteria that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards.

(z)
“Performance Goal” means, for a Performance Period, the level of performance, whether absolute or relative, established by the Compensation Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained with respect to one or more Performance Criteria.

Performance Goal(s) designated by the Compensation Committee may be expressed with respect to the Company’s performance or the performance of one or more of the Company’s Subsidiaries, divisions, segments, departments, regions, functions or other organizational units within the Company or its Subsidiaries, and may be expressed in terms of dollars or rates, dollars or growth, absolute levels or percentages or ratios expressing relationships between two or more of the Performance Criteria, period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies or one or more indices.
Unless otherwise provided for in an applicable Evidence of Award, if the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria and/or Performance Goal(s) unsuitable, the Compensation Committee may in its discretion modify such Performance Criteria and/or Performance Goal(s), in whole or in part, as the Compensation Committee deems appropriate and equitable, including to exclude the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as applicable. Performance Criteria and Performance Goal(s) may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(aa)
“Performance Period” means one or more periods of time as the Compensation Committee may designate over which the attainment of one or more Performance Criteria and Performance Goal(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award with respect thereto. A Performance Period may overlap with prior and subsequent Performance Periods, and the commencement or conclusion of a Performance Period may coincide with the commencement or conclusion of another Performance Period.

(bb)	“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 9 of the Plan.

(cc)
“Prior Plans” means both the Company’s 1995 Executive Equity Incentive Plan (As Amended and Restated as of June 1, 2007) (the “1995 Plan”) and the Company’s 1994 Stock Incentive Plan (As Amended and Restated as of June 1, 2007) (the “1994 Plan”).

(dd)
“Qualified Performance-Based Award” means any Award or portion of an Award to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(ee)
“Restricted Stock” means Common Shares granted or sold pursuant to Section 7 of the Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in Section 7 of the Plan has expired.

(ff)	“Restricted Stock Unit” means an award made pursuant to Section 8 of the Plan.

(gg)	“Restriction Period” means the period of time during which Restricted Stock or Restricted Stock Units may be subject to restrictions, as provided in Section 7 and Section 8 of the Plan.

(hh)	“Rule 16b-3” means Rule 16b-3 (or any successor rule substantially to the same effect) promulgated under the Exchange Act, as in effect from time to time.

(ii)
“Spread” means the excess of the Market Value per Share of the Common Shares on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(jj)	“Subsidiary” has the meaning specified in Rule 405 promulgated under the Securities Act of 1933, as amended (or in any successor rule substantially to the same effect).

(kk)	“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 6 of the Plan that is granted in tandem with an Option Right.
3. Shares and Cash Available Under the Plan.

(a)	Maximum Shares Available Under the Plan.

(i)	Subject to adjustment as provided in Section 14 of the Plan, a total of 51,000,000 Common Shares shall be authorized for grant under the Plan less one Common Share for every one Common Share that was subject to an option or stock appreciation right granted after January 31, 2009 under the Prior Plans and 1.75 Common Shares for every one Common Share that was subject to an award other than an option or stock appreciation right granted after January 31, 2009 under the Prior Plans. Any Common Shares that are subject to Option Rights or Appreciation Rights shall be counted against this limit as one Common Share for every one Common Share subject to such Option Rights or Appreciation Rights, and any Common Shares that are subject to Awards other than Option Rights or Appreciation Rights shall be counted against this limit as 1.75 Common Shares for every one Common Share subject to such other Awards. Common Shares issued under this Plan may be shares of original issuance, treasury shares, other shares or a combination of the foregoing. No Awards have been granted or will be granted under the Prior Plans after the May 15, 2009 effective date of the Original Plan.

(ii)
If (A) any Common Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (B) after January 31, 2009, any Common Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the Common Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3(a)(iv) of the Plan. Notwithstanding anything to the contrary contained herein, the following Common Shares shall not be added to the Common Shares authorized for grant under Section 3(a)(i) of the Plan: (X) Common Shares tendered by the Participant or withheld by the Company in payment of the Option Price or the purchase price of an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to Awards or awards granted under the Prior Plans, (Y) Common Shares subject to an Appreciation Right or a stock appreciation right granted under the Prior Plans that are not issued or transferred in connection with its stock settlement on exercise thereof and (Z) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights or options granted under the Prior Plans.

(iii)
Common Shares issued or transferred under Awards granted in connection with the assumption of or substitution or exchange for previously granted awards made by an entity acquired by the Company pursuant to a merger, acquisition or similar transaction (“Substitute Awards”) shall not reduce the Common Shares authorized for grant under the Plan, nor shall Common Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in Section 3(a)(ii) of the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, to reflect the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or combination.

(iv)
Each Common Share that again becomes available for grant pursuant to this Section 3 shall be added back as (A) one Common Share if such Common Share was subject to an Option Right or Appreciation Right granted under the Plan or an option or stock appreciation right granted under the Prior Plans, and (B) as 1.75 Common Shares if such Common Share was subject to an Award other than an Option Right or Appreciation Right granted under the Plan or an award other than an option or stock appreciation right granted under the Prior Plans.

(v)
Subject to adjustment as provided in Section 14 of the Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 30,000,000 Common Shares.

(b)	Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in the Plan, to the contrary, and subject to adjustment as provided in Section 14 of the Plan:

(i)	No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 2,000,000 Common Shares during any fiscal year of the Company;

(ii)
No Participant will be awarded Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Other Awards, in the aggregate, for more than 1,000,000 Common Shares during any fiscal year of the Company;

(iii)	No Participant will, for any Performance Period, receive a Qualified Performance-Based Award that is an Incentive Award having an aggregate maximum value in excess of $6,000,000; and

(iv)
Notwithstanding any provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the Date of Grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director under this Plan during any single fiscal year of the Company shall not exceed $350,000. However, such limit shall not apply to any Award granted pursuant to a Non-Employee Director’s voluntary election to receive Common Shares in lieu of cash fees.

4. Participants. Participants shall be determined as follows:

(a)
The individuals who are eligible to receive Awards hereunder shall be limited to officers, executives, or other employees of the Company or any one or more of its Subsidiaries, persons who have agreed to commence serving in any of such capacities, Non-Employee Directors of the Company and consultants and advisors who provide services to the Company or any one or more of its Subsidiaries (provided that such consultants and advisors satisfy the Securities and Exchange Commission (“SEC”) Form S-8 requirements for consultants and advisors).

(b)
From time to time, the Compensation Committee shall, in its sole discretion, but subject to all of the provisions of the Plan, determine which of the persons described in Section 4(a) of the Plan are approved to receive an Award or Awards under the Plan, as well as the size, terms, conditions and/or restrictions of such Award or Awards.

(c)
The Compensation Committee may approve the grant of Awards subject to differing terms, conditions and/or restrictions to any person described in Section 4(a) of the Plan in any year. The Compensation Committee’s decision to approve the grant of an Award to a Participant in any year shall not require the Compensation Committee to approve the grant of an Award to that person in any other year or to any other person in any year; nor shall the Compensation Committee’s decision with respect to the size, terms, conditions and/or restrictions of any Award to be made to a Participant in any year require the Compensation Committee to approve the grant of an Award of the same size or with the same terms, conditions and/or restrictions to such person in any other year or to any other person in any year. The Compensation Committee shall not be precluded from approving the grant of an Award to any person described in Section 4(a) of the Plan solely because such person may previously have been granted an Award.

5. Option Rights. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant to Participants of options to purchase Common Shares in accordance with the following provisions:

(a)
Each grant of Option Rights will specify the number of Common Shares to which it pertains, subject to the limitations set forth in Section 3 of the Plan, and the term during which the Option Rights will exist, which shall not exceed ten years from the Date of Grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option Right, other than an Incentive Stock Option, (i) the exercise of the Option Right is prohibited by applicable law or (ii) Common Shares may not be purchased or sold by certain employees or Directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, in each case to the extent any extension would not constitute the extension of a stock right under Section 409A of the Code.

(b)	Except with respect to Substitute Awards, each grant will specify an Option Price per share, which may not be less than the Market Value per Share as of the Date of Grant.

(c)
Each grant will specify whether the Option Price is payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares already owned by the Optionee having a value as of the time of exercise as determined by the Compensation Committee or in accordance with the applicable Evidence of Award, equal to the total Option Price, (iii) by a combination of such methods of payment, (iv) through broker facilitated cashless exercise procedures acceptable to the Compensation Committee or (v) by such other methods as may be approved by the Compensation Committee.

(d)
To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)	Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)
Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of the retirement, death or disability of an Optionee, a Change in Control, or a hardship or other special circumstances affecting an Optionee.

(g)
Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Nonqualified Stock Options, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who are “employees” (under Section 3401(c) of the Code) of the Company or a subsidiary of the Company (under Section 424 of the Code).

(h)
Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to the Plan and shall contain such terms and provisions as the Compensation Committee may approve, except that in no event will any such Evidence of Award include any provision prohibited by the terms of the Plan.

(i)	No grant of Option Rights may provide for dividends, dividend equivalents or other similar distributions to be paid on such Option Rights.
6. Appreciation Rights.

(a)
The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Compensation Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b)	Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)
Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may retain for the Compensation Committee the right to elect among those alternatives.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Compensation Committee at the Date of Grant.

(iii)
Any grant may specify waiting periods before exercise and permissible exercise dates or periods and may provide for the earlier exercise of such Appreciation Rights in the event of the retirement, death or disability of a Participant, a Change in Control, or a hardship or other special circumstances affecting a Participant.

(iv)
Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Compensation Committee may approve, except that in no event will any such Evidence of Award include any provision prohibited by the terms of the Plan.

(v)	No grant of Appreciation Rights may provide for dividends, dividend equivalents or other similar distributions to be paid on such Appreciation Rights.

(c)
Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

(d)	Regarding Free-Standing Appreciation Rights only:

(i)
Except with respect to Substitute Awards, each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which will be equal to or greater than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)
No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Appreciation Right, (i) the exercise of the Appreciation Right is prohibited by applicable law or (ii) Common Shares may not be purchased or sold by certain employees or Directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, in each case to the extent any extension would not constitute the extension of a stock right under Section 409A of the Code.

7. Restricted Stock. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the grant or sale of Restricted Stock to Participants in accordance with the following provisions:

(a)
Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture, restrictions on transfer and other provisions provided below.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant.

(c)
If the Compensation Committee has designated the Common Shares covered by a grant of Restricted Stock as “Performance Restricted Stock” (“Performance Restricted Stock”), then the Compensation Committee shall establish, at the Date of Grant, the Performance Period, Performance Goal(s) and Performance Criteria that would determine the extent to which restrictions set forth in Section 7(a) of the Plan shall lapse on any specified date; provided, however, that except with respect to grants to Non-Employee Directors, restrictions relating to Performance Restricted Stock may not terminate sooner than one year from the Date of Grant.

(d)
Each such grant or sale will provide that the Restricted Stock covered thereby that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a Restriction Period to be determined by the Compensation Committee at the Date of Grant or upon achievement of Performance Goal(s) referred to in Section 7(c) of the Plan. If the elimination of restrictions is based only on the passage of time rather than the achievement of Performance Goal(s), the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as determined by the Compensation Committee at the Date of Grant; provided, however, that the provisions of this sentence will not apply to grants to Non-Employee Directors.

(e)
Each such grant or sale will provide that during the Restriction Period, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed in or pursuant to the Evidence of Award (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(f)
Notwithstanding anything to the contrary contained in this Plan, any grant of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the retirement, death or disability of a Participant, or Change in Control, or a hardship or other special circumstances affecting a Participant.

(g)
Any grant of Restricted Stock may require that any or all dividends or other distributions paid on such Restricted Stock during the Restriction Period be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying Award; provided, however, that dividends or other distributions on Performance Restricted Stock shall be deferred and held in escrow or reinvested in additional shares of Performance Restricted Stock until the achievement of the applicable Performance Goal(s).

(h)
Any grant of Restricted Stock made to a newly hired Participant to replace forfeited awards granted by such Participant’s prior employer and grants of Restricted Stock that are a form of payment of earned performance awards or other incentive compensation may provide for a minimum vesting period of one year.

(i)
Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with the Plan, as the Compensation Committee may approve, except that in no event will any such Evidence of Award include any provision prohibited by the terms of the Plan. Restricted Stock may be evidenced in such manner as the Compensation Committee shall determine. Unless otherwise directed by the Compensation Committee, (i) certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Stock, and (ii) uncertificated shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

8. Restricted Stock Units. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the granting of Restricted Stock Units to Participants in accordance with the following provisions:

(a)
Each Restricted Stock Unit shall represent the right of the Participant to receive a payment upon or after vesting of the Restricted Stock Unit equal to the Market Value per Share of a Common Share as of the Date of Grant, the vesting date or such other date subsequent to the Date of Grant as determined by the Compensation Committee at the Date of Grant. The Compensation Committee may, at the Date of Grant, provide a limitation on the amount payable in respect of each Restricted Stock Unit. The Compensation Committee may provide for the settlement of Restricted Stock Units in cash, in Common Shares, or in any combination thereof.

(b)	Each such grant may be made without additional consideration.

(c)
If the Compensation Committee has designated a Restricted Stock Unit as a “Performance Restricted Stock Unit” (a “Performance Restricted Stock Unit”), then the Compensation Committee shall establish, at the Date of Grant, the Performance Period, Performance Goal(s) and Performance Criteria that would determine the extent to which restrictions set forth in Section 8(a) of the Plan shall lapse on any specified date; provided, however, that except with respect to grants to Non-Employee Directors, restrictions relating to Performance Restricted Stock Units may not terminate sooner than one year from the Date of Grant.

(d)
Each such grant will provide that the Restricted Stock Unit covered thereby will be subject to one or more vesting conditions for a Restriction Period to be determined by the Compensation Committee at the Date of Grant or upon achievement of Performance Goal(s) referred to in Section 8(c) of the Plan. If the elimination of restrictions is based only on the passage of time rather than the achievement of Performance Goal(s), the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as determined by the Compensation Committee at the Date of Grant; provided, however, that the provisions of this sentence will not apply to grants to Non-Employee Directors.

(e)
Each such grant will provide that the transferability of the Restricted Stock Units will be prohibited during the Restriction Period. During the Restriction Period, the Participant shall not have any rights of ownership in the Common Shares subject to the Restricted Stock Units, and shall not have any right to vote such Common Shares. The Compensation Committee may, on or after the Date of Grant, authorize the payment of dividend equivalents on such Common Shares in cash or additional Common Shares on a current, deferred or contingent basis; provided, however, that dividend equivalents on Performance Restricted Stock Units shall be deferred and held in escrow or deemed reinvested in additional Performance Restricted Stock Units until the achievement of the applicable Performance Goal(s).

(f)
Any grant of Restricted Stock Units made to a newly hired Participant to replace forfeited awards granted by such Participant’s prior employer and grants of Restricted Stock Units that are a form of payment of earned performance awards or other incentive compensation may provide for a minimum vesting period of one year.

(g)
Notwithstanding anything to the contrary contained in the Plan, any grant of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability of a Participant, a Change in Control, or a hardship or other special circumstances affecting a Participant.

(h)
Each issuance or transfer of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with the Plan, as the Compensation Committee may approve, except that in no event will any such Evidence of Award include any provision prohibited by the terms of the Plan.

9. Incentive Awards and Performance Shares. The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the granting of Incentive Awards and Performance Shares that will become payable to a Participant upon achievement of specified Performance Goal(s) during the Performance Period in accordance with the following provisions:

(a)
Each grant will specify either the number of Common Shares, or amount of cash, payable with respect to Incentive Awards or Performance Shares to which it pertains, which number or amount payable may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award of Incentive Awards or Performance Shares (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the Qualified Performance-Based Award under Code Section 162(m).

(b)
The Performance Period with respect to each Incentive Award or Performance Share will be such period of time (not less than one year unless otherwise determined by the Compensation Committee in the case of Performance Shares) as will be determined by the Compensation Committee at the time of grant, which Performance Period may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant, a Change in Control, or a hardship or other special circumstances affecting a Participant.

(c)
Any grant of Incentive Awards or Performance Shares will specify Performance Criteria and Performance Goal(s) that, if achieved, will result in payment or early payment of the Award and may set forth a formula for determining the number of Common Shares, or amount of cash, payable with respect to Incentive

Awards or Performance Shares that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Performance Goal(s).

(d)
Each grant will specify the time and manner of payment of Incentive Awards or Performance Shares that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and will retain in the Compensation Committee the right to elect among those alternatives.

(e)
Any grant of Incentive Awards or Performance Shares may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Compensation Committee at the Date of Grant.

(f)
The Compensation Committee may at the Date of Grant of Performance Shares provide for the payment of dividend equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents on Performance Shares shall be deferred and held in escrow or reinvested in additional Performance Shares until the achievement of the applicable Performance Goal(s).

(g)
Each grant of Incentive Awards and Performance Shares will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with the Plan, as the Compensation Committee may approve, except that in no event will any such Evidence of Award include any provision prohibited by the terms of the Plan.

10. Other Awards.

(a)
The Compensation Committee may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of, specified Subsidiaries or affiliates or other business units of the Company. The Compensation Committee shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Compensation Committee shall determine.

(b)	Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.

(c)
The Compensation Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

(d)	Share-based awards pursuant to this Section 10 are not required to be subject to any minimum vesting period.

(e)
The Compensation Committee may at the Date of Grant of share-based other awards provide for the payment of dividend equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents on share-based other awards subject to the achievement of Performance Goal(s) shall be deferred and held in escrow or reinvested until the achievement of the applicable Performance Goal(s).

11. Qualified Performance-Based Award

(a)
The Compensation Committee may determine, at the time of grant of any Award, to designate such Award as a Qualified Performance-Based Award (except such designation may not be required for Option Rights and Appreciation Rights that otherwise qualify for exemption under Code Section 162(m)). When such Qualified Performance-Based Awards are granted, the Compensation Committee shall establish in writing (i) the Performance Criteria, (ii) the Performance Period, (iii) the Performance Goal(s) for determining the attainment of the Performance Criteria for the Performance Period, and (iv) any other conditions that the Compensation Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code.

(b)
The Performance Goals applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following Performance Criteria (including ratios or other relationships between one or more, or a combination, of the following Performance Criteria):

(i)	sales;

(ii)	comparable sales;

(iii)	sales per square foot;

(iv)	owned sales plus licensed sales or comparable owned sales plus licensed sales;

(v)	pre-tax income;

(vi)	gross margin;

(vii)	operating or other expenses;

(viii)	earnings before interest and taxes (EBIT);

(ix)	earnings before interest, taxes, depreciation and amortization (EBITDA);

(x)	EBITDA Margin;

(xi)	net income;

(xii)	earnings per share (either basic or diluted);

(xiii)	cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof);

(xiv)
return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity, including return on net assets, return on sales, return on equity and return on invested capital);

(xv)	stock price (appreciation, fair market value);

(xvi)	operating income;

(xvii)	revenue;

(xviii)	total shareowner return;

(xix)	customer satisfaction;

(xx)	gross margin return on investment;

(xxi)	gross margin return on inventory;

(xxii)	inventory turn;

(xxiii)	market share;

(xxiv)	leverage ratio;

(xxv)	coverage ratio;

(xxvi)	employee engagement;

(xxvii)	employee turnover;

(xxviii)	strategic business objectives; and

(xxix)	strategic plan implementation.

(c)
Prior to settlement of a Qualified Performance-Based Award, the Compensation Committee shall certify, by resolution or other appropriate action in writing, the level of attainment of the Performance Goals.

12. Change in Control Provisions.

(a)	Change in Control. Except as otherwise provided in the applicable Evidence of Award, a “Change in Control” of the Company means the occurrence of any of the following events:

(i)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-

outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Stock”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change of Control:

(A)	any acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board (as defined in subsection (ii) below);

(B)	any acquisition of Voting Stock by any entity in which the Company, directly or indirectly, beneficially owns 50% or more ownership or other equity interest (a “CIC Subsidiary”);

(C)	any acquisition of Voting Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any CIC Subsidiary; or

(D)	any acquisition of Voting Stock by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below;

provided further, that:

(X)
if any Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a transaction described in clause (A) of this subsection (i), and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than in an acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control; and

(Y)
a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions approved by a majority of the Incumbent Board unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; or

(ii)
Individuals who, on the Effective Date, constitute the Board of Directors of the Company (as modified by this subsection (ii), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board on the Effective Date, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination,

(A)
all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock,

(B)
no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Company or any CIC Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination, and

(C)
at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Code Section 409A, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such Award unless such event would also constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets of” the Company under Code Section 409A.

For the avoidance of doubt, except with respect to Section 12(a)(iv), any definition of “change in control” in an Evidence of Award shall provide that a change in control does not occur until consummation or effectiveness of a change in control of the Company and shall not provide that a change in control occurs upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company.

(b)	Impact on Certain Awards. Unless otherwise provided in an Evidence of Award, the Compensation Committee shall have the right to provide that in the event of a Change in Control:

(i)
Option Rights and Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Market Value per Share as of the date of the Change in Control is less than the per Share Option Price or Base Price, and

(ii)	All Incentive Awards, Performance Shares and other performance-based Awards (collectively, “Performance Awards”) shall be

(A)
considered to be earned and payable based on achievement of Performance Goals or based on target performance (either in full or pro rata based on the portion of the Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed, or

(B)
converted into Restricted Stock or Restricted Stock Unit Awards based on achievement of Performance Goals or based on target performance (either in full or pro rata based on the portion of the Performance Period completed as of the date of the Change in Control) that are subject to Section 12(c).

(c)	Assumption or Substitution of Certain Awards.

(i)
Unless otherwise provided in an Evidence of Award, in the event of a Change in Control that is a Business Combination in which the successor company assumes or substitutes for an Option Right, Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Business Combination (or such other period set forth in the Evidence of Award, including prior thereto if applicable) and under the circumstances specified in the Evidence of Award:

(A)
Option Rights and Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for the period of time set forth in the Evidence of Award, but in no event beyond the end of the regularly scheduled term of such Option Rights or Appreciation Rights, unless the extension of the term provided for in Sections 5(a) and 6(d)(iii) applies,

(B)
the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and

(C)
the restrictions, limitations and other conditions applicable to any Other Awards shall lapse, and such Other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

For purposes of this Section 12(c)(i), an Option Right, Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Common Share-based Other Award shall be considered assumed or substituted for if following the Business Combination the Award confers the right to purchase or receive, for each Common Share subject to the Option Right, Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Common Share-based Other Award immediately prior to the Business Combination, the consideration (whether stock, cash or other securities or property) received in the transaction constituting the Business Combination by holders of Common Shares for each Common Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Common Shares); provided, however, that if such consideration received in the transaction constituting a Business Combination is not solely common stock of the successor company, the Compensation Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option Right, Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Common Share-based Other Award, for each Common Share subject thereto, will be solely common stock of the successor company with a fair market value substantially equal to the per Share consideration received by holders of Common Shares in the transaction constituting a Business Combination. The determination of whether fair market value is substantially equal shall be made by the Compensation Committee in its sole discretion and its determination shall be conclusive and binding.

(ii)
Unless otherwise provided in an Evidence of Award, in the event of a Change in Control that is a Business Combination in which the successor company does not assume or substitute for an Option Right, Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Business Combination:

(A)
those Option Rights and Appreciation Rights outstanding as of the date of the Business Combination that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable,

(B)
restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and

(C)
the restrictions, other limitations and other conditions applicable to any Common Share-based Other Awards or any other Awards that are not assumed or substituted for (or continued) shall lapse, and such Common Share-based Other Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

13. Transferability.

(a)
Except as otherwise determined by the Compensation Committee, no Award granted, issued, or transferred under the Plan will be transferable by the Participant otherwise than (i) upon death, by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, as that term is defined in the Code or the rules thereunder or in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules thereunder, or (iii) to a fully revocable trust of which the Participant is treated as the owner for federal income tax purposes, and in no event will any such Award granted under the Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Compensation Committee deems appropriate, to include any permitted transferee to whom the Award is transferred.

(b)
Notwithstanding the provisions of Section 13(a) of the Plan, Awards will be transferable by a Participant who at the time of such transfer is eligible to earn “Long-Term Incentive (LTI) Awards” (“LTI Awards”) under the Company’s 1992 Incentive Bonus Plan, as amended (or any successor plan thereto) or the Senior Executive Incentive Compensation Plan (or any successor plan thereto), or to earn other long-term awards under another plan or program that limits eligibility to the same group as those who would otherwise have been eligible for such LTI Awards, or is a Non-Employee Director, without payment of consideration therefor by the transferee, to any one or more members of the Participant’s Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Participant’s Immediate Family or to one or more partnerships in which the only partners are members of the Participant’s Immediate Family); provided, however, that (i) no such transfer will be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Compensation Committee, (ii) any such transferee will be subject to the same terms and conditions hereunder as the Participant and (iii) in no event will any Award granted under the Plan be transferred for value.

(c)
The Compensation Committee may specify at the Date of Grant that part or all of the Common Shares that are to be issued by the Company upon the exercise of Option Rights or Appreciation Rights, that are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of the Plan, or that are to be issued by the Company upon payment under any grant of Restricted Stock Units, Performance Shares or Other Awards, will be subject to further restrictions on transfer.

14. Adjustments. The Compensation Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Other Awards granted hereunder, in the Option Price and Base Price applicable to outstanding Option Rights or Appreciation Rights, and in the kind of shares covered thereby and in Incentive Awards, as the Compensation Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, extraordinary cash dividend or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing; provided, however, that any adjustment which by reason of this Section 14 is not required to be made currently will be carried forward and taken into account in any subsequent adjustment. Moreover, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event, the Compensation Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Compensation Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of the Plan as the Compensation Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 14; provided, however, that any such adjustment to the number specified in Section 3(a)(v) of the Plan regarding Incentive Stock Options will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail so to qualify.

15. Fractional Shares. The Company will not be required to issue any fractional Common Shares pursuant to the Plan. The Compensation Committee may provide for the elimination of fractions and for the settlement of fractions in cash.
16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, the Company shall, unless otherwise determined by the Compensation Committee, withhold such Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect (unless otherwise determined by the Compensation Committee), or the Compensation Committee may require the Participant, to satisfy the obligation, in whole or in part, by electing to have withheld, from the Common Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld, or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Shares on the date the benefit is to be included in the Participant’s income. In no event will the fair market value of the Common Shares to be withheld or delivered pursuant to this Section 16 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.
17. Administration of the Plan.

(a)
This Plan will be administered by the Compensation Committee, except with respect to such matters that are required to be administered by the Board pursuant to the Company’s constituent documents (including the charter of the Compensation Committee), in which case, to the extent appropriate, references in the Plan to the Compensation Committee will be deemed to be references to the Board. The Compensation Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in the Plan to the Compensation Committee will be deemed to be references to such subcommittee.

(b)
The Compensation Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Compensation Committee or any person to whom duties or powers have been delegated as aforesaid may employ one or more persons to render advice with respect to any responsibility the Compensation Committee or such person may have under the Plan. The Compensation Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Compensation Committee: (i) designate individuals to be recipients of Awards under this Plan or (ii) determine the size of any such Awards; provided, however, that (A) the Compensation Committee shall not delegate such responsibilities to any such officer for Awards granted to an individual who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares or aggregate amount of Incentive Awards such officer(s) may grant; and (C) the officer(s) shall report periodically to the Compensation Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

(c)
The Compensation Committee will take such actions as are required to be taken by it hereunder, may take the actions permitted to be taken by it hereunder, and will have the authority from time to time to interpret this Plan and to adopt, amend, and rescind rules and regulations for implementing and administering this Plan. All such actions will be in the sole discretion of the Compensation Committee, and when taken, will be final, conclusive, and binding. Without limiting the generality or effect of the foregoing, the interpretation and construction by the Compensation Committee of any provision of this Plan or of any Evidence of Award or other agreement, notification or document evidencing the grant of any Award and any determination by the Compensation Committee pursuant to any provision of this Plan or of any such

Evidence of Award or other agreement, notification or document will be final and conclusive. Without limiting the generality or effect of any provision of the certificate of incorporation of the Company, no member of the Compensation Committee will be liable for any such action or determination made in good faith.

(d)
The provisions of Sections 5, 6, 7, 8, 9 and 10 of the Plan will be interpreted as authorizing the Compensation Committee, in taking any action under or pursuant to this Plan, to take any action it determines in its sole discretion to be appropriate subject only to the express limitations therein contained and no authorization in any such Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Compensation Committee.

(e)
The existence of this Plan or any right granted or other action taken pursuant hereto will not affect the authority of the Compensation Committee or the Company to take any other action, including in respect of the grant or award of any option, security, or other right or benefit, whether or not authorized by this Plan, subject only to limitations imposed by applicable law as from time to time applicable thereto.

18. Compliance with Section 409A of the Code.

(a)
To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)
Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c)
If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)
Notwithstanding any provision of the Plan or any Evidence of Award to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Compensation Committee reserves the right to make amendments to the Plan and any Evidence of Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19. Amendments, Etc. This Plan may be amended from time to time by the Board, but without further approval by the Company’s stockholders or such other approval as may be required by Rule 16b-3, no such amendment will (i) increase the maximum numbers of Common Shares issuable pursuant to Section 3(a) of the Plan or the maximum number of Common Shares that may be subject to Option Rights or Appreciation Rights granted to any Participant during any fiscal year of the Company, or the maximum number of Common Shares that may be granted as Qualified Performance-Based Awards of Restricted Stock or Performance Shares, or with respect to Qualified Performance-Based Awards of Restricted

Stock Units during any fiscal year of the Company, or the maximum amount of any Incentive Award that may be awarded for any Performance Period pursuant to Section 3(b) of the Plan (except that adjustments and additions authorized by this Plan will not be limited by this provision) or (ii) cause Rule 16b-3 to become inapplicable to this Plan or to Awards granted, issued, or transferred hereunder during any period in which the Company has any class of equity securities registered pursuant to Section 13 or 15 of the Exchange Act. Further, if an amendment to the Plan must be approved by the Company’s stockholders in order to comply with applicable law or the rules of the NYSE or, if the Common Shares are not traded on the NYSE, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.
20. Repricing Prohibited. Except in connection with a corporate transaction or event described in Section 14 of the Plan, the terms of outstanding Awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, and no outstanding Option Rights or Appreciation Rights may be cancelled in exchange for other Awards, or cancelled in exchange for Option Rights or Appreciation Rights with an Option Price or Base Price that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, or cancelled in exchange for cash, without stockholder approval. This Section 20 is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 14 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 20 may not be amended without approval by the Company’s stockholders.
21. Recoupment. Any Evidence of Award may: (i) provide for recoupment by the Company of all or any portion of an Award or any gain related to an Award in the event of a restatement of the Company’s financial results; or (ii) include restrictive covenants, including, without limitation, non-competition, non-solicitation, non-disparagement and confidentiality conditions or restrictions, that the Participant must comply with during employment by the Company and/or within a specified period after termination as a condition to the Participant’s receipt or retention of all or any portion of an Award. In addition, all Awards and all benefits derived by a Participant from an Award shall be subject to recovery by the Company in such circumstances and on such terms and conditions as may be prescribed by the Compensation Committee at any time or from time to time pursuant to any policy adopted by the Company to ensure, or otherwise to ensure, compliance with any applicable law or rules and regulations promulgated by the SEC or any national securities exchange or national securities association on which the Common Shares may be traded to implement Section 10D of the Securities Exchange Act, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. This Section 21 shall not be the Company’s exclusive remedy with respect to such matters. This Section 21 shall not apply after a Change in Control, unless otherwise specifically provided in the Evidence of Award or required by law or any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Common Shares may be traded.
22. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under the Plan, the Compensation Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.
23. Miscellaneous.

(a)	Subject to applicable provisions of this Plan with respect to grants of Awards under the Plan, the Compensation Committee may grant Substitute Awards as described in Section 3(a)(iii) of the Plan.

(b)
The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)
Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any Common Shares covered by any Award until the date as of which he or she is actually recorded as the holder of such Common Shares upon the stock records of the Company.

(d)
Except with respect to Section 23(f), to the extent that any provision of the Plan or any Evidence of Award would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of the Plan or any Evidence of Award.

(e)
No Award under the Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Compensation Committee, contrary to law or the regulations of any duly constituted authority having jurisdiction over the Plan.

(f)
Absence or leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of the Plan or Awards granted hereunder.

(g)
The Compensation Committee may condition the grant of any Award or combination of Awards authorized under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)
If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Compensation Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(i)
This Plan will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. If any provision of this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

(j)
If permitted by Section 409A of the Code and, in the case of a Qualified Performance-Based Award, Section 162(m) of the Code, in case of termination of employment by reason of death, disability, or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock or Restricted Stock Units as to which the substantial risk of forfeiture or the prohibition or restriction on transfer or Restriction Period has not lapsed, or any Incentive Awards, Performance Shares or Other Awards that have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 13(c) of the Plan, the Compensation Committee may, in its sole discretion, take such action as it deems equitable in the circumstances or in the best interests of the Company, including without limitation waiving or modifying any other limitation or requirement under any such Award.

24. Effectiveness. This Plan is effective as of the Effective Date. However, outstanding awards granted under the Original Plan or any Prior Plan prior to the Effective Date will continue unaffected following the Effective Date. No grant will be made under this Plan more than 10 years after the Effective Date, but all grants made on or prior to the date that is 10 years after the Effective Date will continue in effect thereafter subject to the terms thereof and of either the Original Plan or this Plan, as applicable.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2014. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Macy’s, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Macy’s, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received prior to 11:59 P.M. Eastern Time on May 15, 2014.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M68962-P49600 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MACY’S, INC.
The Board of Directors Recommends a Vote “For” the Following Nominees:

1.	ELECTION OF DIRECTORS	For	Against	Abstain		For	Against	Abstain
The Board of Directors Recommends a Vote “For” Item 2.
	1a. Stephen F. Bollenbach 1b. Deirdre P. Connelly 1c. Meyer Feldberg 1d. Sara Levinson	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	2. The proposed ratification of the appointment of KPMG LLP as Macy’s independent registered public accounting firm for the fiscal year ending January 31, 2015.	☐	☐	☐
	1e. Terry J. Lundgren	☐	☐	☐	The Board of Directors Recommends a Vote “For” Item 3.
	1f. Joseph Neubauer 1g. Joyce M. Rochè	☐ ☐	☐ ☐	☐ ☐	3. Advisory vote to approve named executive officer compensation. The Board of Directors Recommends a Vote “For” Item 4.	☐	☐	☐
	1h. Paul C. Varga 1i. Craig E. Weatherup 1j. Marna C. Whittington	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
4. Approval of Macy’s Amended and Restated 2009 Omnibus Incentive Compensation Plan.
5. In their discretion, upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.
						☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, and this proxy is returned, this proxy will be voted FOR Items 1, 2, 3 and 4. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
For purposes of the 2014 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the box to the left and provides comments where indicated on the reverse side. This proxy is governed by the laws of the State of Delaware.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

M68963-P49600

MACY’S, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 16, 2014

The undersigned Stockholder(s) hereby appoint(s) Meyer Feldberg and Marna C. Whittington, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Macy’s, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on May 16, 2014, at the Macy’s, Inc. corporate offices located at 7 West 7th Street, Cincinnati, Ohio 45202, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 ON THE REVERSE SIDE AND “FOR” ITEMS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: _____________________________________________________________________________________________________________________________________________________________

_______________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2014. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Macy’s, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Macy’s, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received prior to 11:59 P.M. Eastern Time on May 14, 2014.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M68964-P49600 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MACY’S, INC.
The Board of Directors Recommends a Vote “For” the Following Nominees:

1.	ELECTION OF DIRECTORS	For	Against	Abstain		For	Against	Abstain
The Board of Directors Recommends a Vote “For” Item 2.
	1a. Stephen F. Bollenbach 1b. Deirdre P. Connelly 1c. Meyer Feldberg 1d. Sara Levinson	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	2. The proposed ratification of the appointment of KPMG LLP as Macy’s independent registered public accounting firm for the fiscal year ending January 31, 2015.	☐	☐	☐
	1e. Terry J. Lundgren	☐	☐	☐	The Board of Directors Recommends a Vote “For” Item 3.
	1f. Joseph Neubauer 1g. Joyce M. Rochè	☐ ☐	☐ ☐	☐ ☐	3. Advisory vote to approve named executive officer compensation. The Board of Directors Recommends a Vote “For” Item 4.	☐	☐	☐
	1h. Paul C. Varga 1i. Craig E. Weatherup 1j. Marna C. Whittington	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
4. Approval of Macy’s Amended and Restated 2009 Omnibus Incentive Compensation Plan.
5. In their discretion, upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.
						☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, and this proxy is returned, this proxy will be voted FOR Items 1, 2, 3 and 4. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
For purposes of the 2014 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the box to the left and provides comments where indicated on the reverse side. This proxy is governed by the laws of the State of Delaware.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

M68965-P49600

MACY’S, INC.

To: J.P. Morgan Chase Bank, as Trustee for the Macy’s, Inc. 401(k) Retirement Investment Plan.

ANNUAL MEETING OF STOCKHOLDERS

May 16, 2014

I acknowledge receipt of the Letter to Stockholders, the Notice of Annual Meeting of Stockholders of Macy’s, Inc. to be held on May 16, 2014, and the related Proxy Instructions.

As to my proportional interest in any stock of Macy’s, Inc. registered in your name, you are directed as indicated on the reverse side as to the matters listed in the form of Proxy solicited by the Board of Directors of Macy’s, Inc. I understand that if I sign this instruction card on the other side and return it without otherwise indicating my voting instructions, it will be understood that I wish my proportional interest in the shares to be voted by you in accordance with the recommendations of the Board of Directors of Macy’s, Inc. as to Items 1, 2, 3 and 4. If my voting instructions are not received by 11:59 p.m. Eastern Time on May 14, 2014, I understand that you will vote my proportional interest in the same ratio as you vote the proportional interest for which you receive instructions from other plan participants.

If any such stock is registered in the name of your nominee, the authority and directions herein shall extend to such nominee.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 ON THE REVERSE SIDE AND “FOR” ITEMS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: _______________________________________________
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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE